Exhibit 2.1

**Certain information in this exhibit has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K. Such information is both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential. [***] indicates that information has been redacted.**

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

CORTEVA, INC.,

VYLOR INC.

and

solely for purposes of Sections 3.2 and 3.7, EIDP, INC.

Dated as of [ ]

i

Exhibits
Exhibit A	Steps Plan
Exhibit B	Industrial Real Property Restrictions

INDEX OF DEFINED TERMS

Term	Section
AAA	Section 10.1(c)
Acceptable Alternative Arrangement	Section 2.2(d)(i)
Accessible DWDP Insurance Policy	Section 1.1(3)
Action	Section 1.1(4)
Affiliate	Section 1.1(5)
Agent	Section 1.1(6)
Agreement	Preamble
Allocated	Section 1.1(8)
Allocation Action	Section 8.6(a)
Ancillary Agreements	Section 1.1(10)
Animal Health Field	Section 5.6(k)(iii)(A)
Animal Nutrition Field	Section 5.6(k)(iv)(C)
Applicable Percentage	Section 1.1(12)
Applicable RemainCo Percentage	Section 1.1(13)
Applicable SpinCo Percentage	Section 1.1(14)
Appropriate Remediation Standard	Section 8.10(d)
Arbitral Tribunal	Section 10.1(c)(i)
Assets	Section 1.1(17)
Audited Party	Section 5.1(c)
Biofuels Field	Section 5.6(k)(iv)(A)
Biologicals Field	Section 5.6(k)(iii)(B)
Board	Recitals
Business	Section 1.1(20)
Business Day	Section 1.1(21)
Cash and Cash Equivalents	Section 1.1(22)
Change of Control	Section 1.1(23)
Chemours SDA	Section 1.1(24)
Code	Section 1.1(25)
Collective Benefit Services	Section 9.7(a)
Commercially Reasonable Expenditures	Section 8.10(f)(ii)
Commission	Section 1.1(28)
Confidential Information	Section 1.1(29)
Consents	Section 1.1(30)
Continuing Arrangements	Section 1.1(31)
Contract	Section 1.1(32)
Controller	Section 1.1(33)
Conveyancing and Allocation Instruments	Section 1.1(34)
Copyrights	Section 1.1(35)
Corporate Trade Payables	Section 1.1(192)(xii)(a)
Corrective Action Performing Party	Section 8.10(f)(i)
Corteva Counsel	Section 9.8
Credit Support Instruments	Section 1.1(39)
Crop Protection Field	Section 5.6(k)(iii)(C)
Damages	Section 1.1(40)
Data Protection Laws	Section 1.1(41)
Data Subject	Section 1.1(42)
Decision on Interim Relief	Section 10.1(c)(ix)
Demolition Party	Section 8.11(a)
Designated Ancillary Agreements	Section 1.1(45)
Determination	Section 1.1(46)
Discontinued Buildings and Related Improvements	Section 8.11(a)

Discontinued Business Liabilities	Section 1.1(48)
Discontinued Businesses	Section 1.1(49)
Discontinued Closely Linked Product	Section 1.1(50)
Dispute	Section 10.1(a)
Dispute Notice	Section 1.1(52)
Distribution	Recitals
Distribution Date	Section 1.1(54)
Distribution Disclosure Documents	Section 1.1(55)
Distribution Ratio	Section 1.1(56)
Distribution Record Date	Section 1.1(57)
DWDP EMA	Section 1.1(58)
DWDP Letter Agreement	Section 1.1(59)
DWDP Liabilities	Section 1.1(60)
DWDP PFAS MOU	Section 1.1(61)
DWDP RemainCo Liabilities	Section 1.1(62)
DWDP SDA	Section 1.1(63)
DWDP SpinCo Liabilities	Section 1.1(64)
DWDP TMA	Section 1.1(65)
Effective Time	Section 4.5
EIDP	Preamble
EIDP Distribution	Recitals
Emergency Arbitrator	Section 1.1(69)
Employee Matters Agreement	Section 1.1(70)
Employee Records	Section 1.1(71)
Employee Related Liabilities	Section 1.1(122)
[***]	Section 5.6(k)(i)
Engineering Models and Databases	Section 1.1(73)
Environmental Laws	Section 1.1(74)
Environmental Liabilities	Section 1.1(75)
Environmental Permit	Section 1.1(76)
Exchange Act	Section 1.1(77)
Financial Advisory Firm	Section 4.4(d)
Financing Disclosure Documents	Section 1.1(78)
First Non-Compete Discussion Period	Section 5.6(i)
Force Majeure Event	Section 1.1(81)
Form 10	Section 1.1(82)
GAAP	Section 1.1(83)
GDPR	Section 1.1(41)
General Dispute Notice	Section 10.1(b)(i)
General Negotiation Period	Section 10.1(b)(i)
Governmental Entity	Section 1.1(87)
Ground Leases	Section 1.1(88)
Group	Section 1.1(89)
Guaranty Release	Section 2.10(b)
Hazardous Substances	Section 1.1(91)
In Planta	Section 5.6(k)(ii)
Indebtedness	Section 1.1(92)
Indemnifiable Loss	Section 1.1(93)
Indemnifiable Losses	Section 1.1(93)
Indemnification Notice	Section 1.1(94)
Indemnifying Party	Section 8.4(a)
Indemnitee	Section 8.4(a)
Indemnity Payment	Section 1.1(97)

v

Industrial Biosciences Field	Section 5.6(k)(iii)(D)
Industrial Purpose	Section 1.1(98)
Industrial Real Property Restrictions	Section 2.7(b)
Information	Section 1.1(100)
Information Statement	Section 1.1(101)
Insurance Policies	Section 1.1(102)
Insurance Proceeds	Section 1.1(103)
Insurer	Section 1.1(104)
Intellectual Property	Section 1.1(105)
Intended Tax Treatment	Section 1.1(106)
Intergroup Accounts	Section 2.3
Intergroup Leases	Section 1.1(108)
Interim Relief	Section 10.1(c)(ix)
Internal Control Audit and Management Assessments	Section 5.1(b)
Internal Reorganization	Section 1.1(111)
Inventor Remuneration	Section 1.1(112)
IP Matters Agreement	Section 1.1(113)
IT Assets	Section 1.1(114)
Joint IP	Section 1.1(115)
Joint Studies	Section 1.1(116)
Know-How	Section 1.1(117)
Law	Section 1.1(118)
Legacy Liabilities	Section 1.1(119)
Legacy Liability Action	Section 7.6(a)
Liabilities	Section 1.1(122)
Liable Party	Section 2.9(b)
Litigation Hold	Section 9.1(b)
Mixed Contract	Section 1.1(125)
Negotiation Period	Section 1.1(126)
Non-Assumable Third Party Claims	Section 8.4(b)
Non-Compete Dispute Notice	Section 5.6(i)
Non-Compete Escalation Notice	Section 5.6(i)
Non-Compete Period	Section 5.6(a)
Non-Performing Impacted Party	Section 8.10(c)(i)
Non-Performing Site Controller	Section 8.10(c)(ii)
Non-Shared Contract	Section 1.1(133)
Non-Transferred Permit	Section 5.5(a)
Notice Recipient	Section 2.2(d)(vi)
Notifying Party	Section 2.2(d)(vi)
NYSE	Section 1.1(137)
Off-Site Environmental Liabilities	Section 1.1(138)
Other Party	Section 2.9(a)
Other Party’s Auditors	Section 5.1(a)
Other Shared Liabilities	Section 1.1(141)
Other Surviving Intergroup Accounts	Section 2.3
Partial Assignment	Section 2.2(d)(i)
Parties	Preamble
Party	Preamble
Patent	Section 1.1(145)
Performing Party	Section 8.10(b)(iv)
Permit Transferee	Section 1.1(147)
Permit Transferor	Section 1.1(148)
Permits	Section 1.1(149)

Permitted Courts	Section 10.1(d)
Person	Section 1.1(151)
Personal Data	Section 1.1(152)
Personal Data Breach	Section 1.1(153)
Plant Genetics Field	Section 5.6(k)(iv)(B)
Plant Operating Documents	Section 1.1(154)
Policies	Section 1.1(155)
Pre-Acquisition RemainCo Business	Section 5.6(b)(i)
Pre-Acquisition RemainCo Entities	Section 5.6(c)
Pre-Acquisition SpinCo Business	Section 5.6(e)(i)
Pre-Acquisition SpinCo Entities	Section 5.6(f)
Prior AgCo Claim	Section 6.4(a)(ii)
Prior Transaction Agreement Notice Recipient	Section 6.2(d)
Prior Transaction Agreement Notifying Party	Section 6.2(d)
Prior Transaction Agreements	Section 1.1(163)
Privilege	Section 9.7(a)
Privilege Waiver Dispute	Section 9.7(c)(iii)
Privilege Waiver Negotiation Period	Section 9.7(c)(iv)
Privilege Waiver Request	Section 9.7(c)
Privileged Information	Section 9.7(a)
Processing	Section 1.1(169)
Public Reports	Section 5.1(d)
Record Holders	Recitals
Records	Section 1.1(172)
Registrations	Section 1.1(173)
Regulatory Data	Section 1.1(174)
Related	Section 1.1(175)
Release	Section 1.1(176)
Relevant Site Party	Section 1.1(177)
RemainCo	Preamble
RemainCo Accounts	Section 2.11(a)
RemainCo Ancillary Real Property	Section 1.1(181)(xiii)(a)
RemainCo Assets	Section 1.1(181)
RemainCo Business	Section 1.1(182)
RemainCo Closing 8-K	Section 1.1(183)
RemainCo Common Stock	Section 1.1(184)
RemainCo Contracts	Section 1.1(185)
RemainCo CSIs	Section 2.10(d)
RemainCo Discontinued Businesses	Section 1.1(187)
RemainCo Environmental Liabilities	Section 1.1(188)
RemainCo Fields	Section 5.6(k)(iii)
RemainCo Group	Section 1.1(189)
RemainCo Indemnitees	Section 1.1(190)
RemainCo Inventory	Section 1.1(191)
RemainCo Liabilities	Section 1.1(192)
RemainCo Managed Shared Liabilities	Section 1.1(141)(ii)(d)
RemainCo Non-Compete Acquirers	Section 5.6(c)
RemainCo Non-Compete Target	Section 5.6(b)(i)
RemainCo Prohibited Activities	Section 5.6(a)
RemainCo Real Property	Section 1.1(181)(xiii)(a)
RemainCo Shared Contracts	Section 1.1(198)
RemainCo Specified Corporate Contracts	Section 1.1(185)(ii)
RemainCo Specified Leased Real Property	Section 1.1(181)(iv)

RemainCo Specified Leases	Section 1.1(181)(iv)
RemainCo Specified Owned Real Property	Section 1.1(181)(iv)
RemainCo Specified Permitted Activities	Section 1.1(203)
RemainCo Specified Prior Transaction Agreements	Section 1.1(204)
RemainCo Specified Transaction Expenses	Section 1.1(205)
RemainCo Tax Opinion	Section 1.1(206)
Response Action	Section 8.10(b)(i)
Rules	Section 10.1(c)
SAT Field	Section 5.6(k)(iii)(E)
Second Non-Compete Discussion Period	Section 5.6(i)
Security Interest	Section 1.1(210)
Separation Disclosure Related Liabilities	Section 1.1(211)
Severable Prior Transaction Agreements	Section 1.1(212)
Shared Contract	Section 1.1(213)
Shared Discontinued Business Liabilities	Section 1.1(214)
Shared Liabilities	Section 1.1(215)
Shared Liability Manager	Section 8.4(b)
Shared Permit	Section 5.5(a)
Shared Prior Transaction Agreements	Section 1.1(218)
Shared Specified Transaction Expenses	Section 1.1(219)
Shared Third Party Real Property	Section 1.1(220)
Shared Third Party Real Property Liabilities	Section 1.1(221)
Shared Transaction Expenses	Section 1.1(222)
Site Services Agreements	Section 1.1(223)
SOFR	Section 1.1(224)
Software	Section 1.1(225)
Sole Benefit Services	Section 9.7(a)
Space Leases	Section 1.1(227)
Specified RemainCo Assets	Section 1.1(181)
Specified RemainCo Liabilities	Section 1.1(192)
Specified SpinCo Assets	Section 1.1(235)
Specified SpinCo Liabilities	Section 1.1(250)
SpinCo	Preamble
SpinCo Accounts	Section 2.11(a)
SpinCo Ancillary Real Property	Section 1.1(235)(xiii)(a)
SpinCo Assets	Section 1.1(235)
SpinCo Business	Section 1.1(236)
SpinCo Cash Distribution	Section 1.1(237)
SpinCo Closing 8-K	Section 1.1(238)
SpinCo Common Stock	Recitals
SpinCo Contracts	Section 1.1(240)
SpinCo Contribution	Section 1.1(241)
SpinCo CSIs	Section 2.10(d)
SpinCo Discontinued Businesses	Section 1.1(243)
SpinCo Environmental Liabilities	Section 1.1(244)
SpinCo Fields	Section 5.6(k)(iv)
SpinCo Financing Arrangements	Section 1.1(245)
SpinCo Group	Section 1.1(246)
SpinCo Indemnitees	Section 1.1(247)
SpinCo Inventory	Section 1.1(248)
SpinCo Issuance	Recitals
SpinCo Liabilities	Section 1.1(250)
SpinCo Non-Compete Acquirers	Section 5.6(f)

SpinCo Non-Compete Target	Section 5.6(e)(i)
SpinCo Prohibited Activities	Section 5.6(d)
SpinCo Real Property	Section 1.1(235)(xiii)(a)
SpinCo Shared Contracts	Section 1.1(255)
SpinCo Specified Corporate Contracts	Section 1.1(240)(ii)
SpinCo Specified Leased Real Property	Section 1.1(235)(iv)
SpinCo Specified Leases	Section 1.1(235)(iv)
SpinCo Specified Owned Real Property	Section 1.1(235)(iv)
SpinCo Specified Permitted Activities	Section 1.1(260)
SpinCo Specified Prior Transaction Agreements	Section 1.1(261)
SpinCo Specified Transaction Expenses	Section 1.1(262)
SpinCo Vested Prior Transaction Rights	Section 1.1(263)
Steps Plan	Section 1.1(264)
Subsidiary	Section 1.1(265)
Tax	Section 1.1(266)
Tax Contest	Section 1.1(267)
Tax Matters Agreement	Section 1.1(268)
Tax Records	Section 1.1(269)
Tax Return	Section 1.1(270)
Taxes	Section 1.1(266)
Taxing Authority	Section 1.1(271)
Third Party Claim	Section 8.4(a)
Third Party Proceeds	Section 8.8(a)
Third Party Real Property Liabilities	Section 1.1(274)
Trademarks	Section 1.1(275)
Transactions	Section 1.1(276)
Transfer	Section 2.2(b)(i)
Transfer Taxes	Section 1.1(278)
Transferred Industrial Real Property	Section 2.7(b)
Transition Services Agreements	Section 1.1(280)
UK GDPR	Section 1.1(41)
Umbrella Secrecy Agreement	Section 1.1(282)

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [ ] (this “Agreement”), is entered into by and among CORTEVA, INC., a Delaware corporation (“RemainCo”), VYLOR INC., a Delaware corporation (“SpinCo”), and, solely for purposes of Sections 3.2 and 3.7, EIDP, INC., a Delaware corporation (“EIDP”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party”, and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts (a) the SpinCo Business and (b) the RemainCo Business;

WHEREAS, the Board of Directors of RemainCo (the “Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate RemainCo into two separate, publicly traded companies, one for each of (a) the SpinCo Business, which will be owned and conducted, directly or indirectly, by SpinCo, and (b) the RemainCo Business, which will be owned and conducted, directly or indirectly, by RemainCo;

WHEREAS, in furtherance of the foregoing, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders for RemainCo to effect the Transactions;

WHEREAS, SpinCo (and certain members of the SpinCo Group) will undertake the SpinCo Financing Arrangements;

WHEREAS, prior to the Effective Time, RemainCo will undertake the Internal Reorganization;

WHEREAS, following the Internal Reorganization and certain SpinCo Financing Arrangements, but prior to the Effective Time, in exchange for the SpinCo Contribution, SpinCo will (i) issue to EIDP such number of shares of common stock, par value $0.01 per share, of SpinCo (“SpinCo Common Stock”) as will be required so that the total number of shares of SpinCo Common Stock held by RemainCo immediately after the EIDP Distribution is equal to the total number of shares of SpinCo Common Stock distributable in the Distribution (such issuance, the “SpinCo Issuance”) and (ii) make the SpinCo Cash Distribution;

WHEREAS, following the completion of the SpinCo Cash Distribution, but prior to the Effective Time, EIDP will distribute to RemainCo all of the outstanding shares of common stock, par value $0.01 per share, of SpinCo (the “EIDP Distribution”);

WHEREAS, following the completion of the EIDP Distribution, RemainCo will distribute to the holders of record of RemainCo Common Stock as of the close of business on the Distribution Record Date (the “Record Holders”), by way of a pro rata dividend (without consideration being paid by such stockholders) and in accordance with the Distribution Ratio, all of the then issued and outstanding shares of SpinCo Common Stock (the “Distribution”);

WHEREAS, it is the intention of the Parties that certain of the Transactions qualify for the Intended Tax Treatment; and

WHEREAS, each of RemainCo and SpinCo has determined that it is necessary and desirable to agree to the Transactions and to agree to other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 10.1(c).

(2) “Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.2(d)(i).

(3) “Accessible DWDP Insurance Policy” shall mean all insurance policies, including any insurance policies issued by any captive insurer, for which access has been provided pursuant to Article XI of the DWDP SDA, subject to the terms and conditions set forth therein.

(4) “Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.

(5) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or any member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of RemainCo or RemainCo’s stockholders prior to, or in the case of SpinCo’s stockholders, after the Effective Time.

(6) “Agent” shall mean Computershare Trust Company, N.A.

(7) “Agreement” shall have the meaning set forth in the preamble hereto.

(8) “Allocated” shall mean, in respect of any Liability and any Party, that (a) the Liability shall be allocated to the Party (or a member of the Party’s Group) by the other Party (or a member of the other Party’s Group) pursuant to an applicable Conveyancing and Allocation Instrument and the Internal Reorganization and (b) such Party shall perform, discharge and fulfill (or cause such member of its Group to perform, discharge and fulfill) in accordance with its terms such allocated Liability, and “Allocation” shall have its correlative meaning.

(9) “Allocation Action” shall have the meaning set forth in Section 8.6(a).

(10) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the Transactions, including the Tax Matters Agreement, Transition Services Agreements, Employee Matters Agreement, IP Matters Agreement, Umbrella Secrecy Agreement, Ground Leases, Space Leases and agreements set forth on Schedule 1.1(10) and any other agreements to be entered into by and between any member of the SpinCo Group and any member of the RemainCo Group, at, prior to or after the Effective Time in connection with the Distribution, but shall exclude the Conveyancing and Allocation Instruments.

(11) “Applicable Party” shall have the meaning set forth in Section 9.7(b).

(12) “Applicable Percentage” of a particular Group shall mean the (a) Applicable SpinCo Percentage or (b) Applicable RemainCo Percentage, as applicable.

(13) “Applicable RemainCo Percentage” shall mean [ ]%.

(14) “Applicable SpinCo Percentage” shall mean [ ]%.

(15) “Appropriate Remediation Standard” shall have the meaning set forth in Section 8.10(d).

(16) “Arbitral Tribunal” shall have the meaning set forth in Section 10.1(c)(i).

(17) “Assets” shall mean all right, title and interests in and to all properties, claims, Contracts, Permits (including Environmental Permits), businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person; provided, that pursuant to Section 12.2, except as otherwise specifically set forth herein or in the Tax Matters Agreement or the Employee Matters Agreement, the rights and obligations of the Parties with respect to (a) Taxes shall be governed by the Tax Matters Agreement and (b) any assets of the nature described in this sentence (without giving effect to this proviso) that are Transferred pursuant to the Employee Matters Agreement shall be governed by the Employee Matters Agreement, and, therefore, Taxes (including any Tax assets) and such assets shall not be treated as Assets governed by this Agreement.

(18) “Audited Party” shall have the meaning set forth in Section 5.1(c).

(19) “Board” shall have the meaning set forth in the recitals hereto.

(20) “Business” shall mean (a) with respect to SpinCo, the SpinCo Business, or (b) with respect to RemainCo, the RemainCo Business.

(21) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

(22) “Cash and Cash Equivalents” shall mean (a) cash and (b) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(23) “Change of Control” shall mean, with respect to a Party, (a) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such Party to a third party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of such Party with or into any other entity, immediately following which the stockholders of such Party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (c) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becoming the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least thirty-five percent (35%) of the outstanding voting securities of such Party and effective control of such Party (other than (i) a reincorporation, holding company merger or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction or (ii) in connection with a transaction described in clause (b), which shall be governed by such clause (b)); or (d) a majority of the board of directors of such Party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors. For the avoidance of doubt, a previous determination that a “Change of Control” has occurred shall not prejudice the determination as to whether any other subsequent events, on one or more occasions, meet the definition of “Change of Control.”

(24) “Chemours SDA” shall mean that certain Separation Agreement, dated as of June 26, 2015, by and between E. I. du Pont de Nemours and Company and The Chemours Company, as modified, amended and/or supplemented from time to time.

(25) “Code” shall have the meaning set forth in the Tax Matters Agreement.

(26) “Collective Benefit Services” shall have the meaning set forth in Section 9.7(a).

(27) “Commercially Reasonable Expenditures” shall have the meaning set forth in Section 8.10(f)(ii).

(28) “Commission” shall mean the United States Securities and Exchange Commission.

(29) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to SpinCo, the SpinCo Business, any SpinCo Asset or any SpinCo Liabilities, or with respect to RemainCo, the RemainCo Business, any RemainCo Assets or any RemainCo Liabilities, which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, or otherwise has come into the possession of the other, including pursuant to the access provisions of Sections 9.1 or 9.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the Effective Time without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any Information of a Party marked as confidential, proprietary and/or privileged.

(30) “Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.

(31) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(31).

(32) “Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(33) “Controller” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, the Person who or that determines the purposes and means of the Processing of Personal Data.

(34) “Conveyancing and Allocation Instruments” shall mean, collectively, the various Contracts and other documents entered into, or to be entered into, to effect the Transfer of Assets and the Allocation of Liabilities in the manner contemplated by this Agreement and the Internal Reorganization, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or Allocation of Liabilities between members of the two Groups, in such form or forms as the Parties shall reasonably agree, which shall be on an “as is”, “where is” and “with all faults” basis, and, in the case of Conveyancing and Allocation Instruments relating to real property, subject to the further provisions of Section 2.7.

(35) “Copyrights” shall mean copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.

(36) “Corporate Trade Payables” shall have the meaning set forth in Section 1.1(192)(xii)(a).

(37) “Corrective Action Performing Party” shall have the meaning set forth in Section 8.10(f)(i).

(38) “Corteva Counsel” shall have the meaning set forth in Section 9.8.

(39) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances or other similar arrangements.

(40) “Damages” shall mean any loss, damage, injury, claim, demand, payments (including those arising out of any settlement or judgment relating to any proceeding), award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ or advisors’ fees and disbursements incurred in the defense thereof), charge, cost (including reasonable costs of investigation) or expense of any nature, excluding, except as set forth in Section 10.1(c)(v), any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), but including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required (including components of such third-party claim relating to incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits)).

(41) “Data Protection Laws” shall mean the following to the extent applicable from time to time: (a) the California Consumer Privacy Act, as amended by the California Privacy Rights Act; (b) the General Data Protection Regulation (2016/679) (“GDPR”), the GDPR as transposed into the national laws of the United Kingdom (“UK GDPR”) and any national law supplementing the GDPR and UK GDPR; (c) the Swiss Federal Act on Data Protection; (d) the Canadian Personal Information Protection and Electronic Documents Act, the Canadian Anti-Spam Legislation, SC 2010 c 23; (e) the Singapore Personal Data Protection Act 2012; (f) the Brazilian Lei Geral de Proteção de Dados Pessoais; (g) the Personal Information Protection Law of the People’s Republic of China and any laws, administrative regulations, or departmental rules which supplement its provisions; and (h) any other data protection or privacy Laws or binding codes of practice issued by or with the approval of a relevant data protection authority or other Governmental Entity applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(42) “Data Subject” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any identified or identifiable natural person to whom the Personal Data Processed pursuant to this Agreement or any Ancillary Agreement relates.

(43) “Decision on Interim Relief” shall have the meaning set forth in Section 10.1(c)(ix).

(44) “Demolition Party” shall have the meaning set forth in Section 8.11(a).

(45) “Designated Ancillary Agreements” shall mean the Employee Matters Agreement, the IP Matters Agreement, the Tax Matters Agreement and the agreements set forth on Schedule 1.1(45).

(46) “Determination” shall have the meaning set forth in the Tax Matters Agreement.

(47) “Discontinued Buildings and Related Improvements” shall have the meaning set forth in Section 8.11(a).

(48) “Discontinued Business Liabilities” shall mean any and all Liabilities to the extent arising out of, related to or resulting from (including any indemnification Liabilities arising under Contracts related to) any Discontinued Businesses, including any such Liabilities set forth on Schedule 1.1(48); provided that, notwithstanding anything to the contrary in this Agreement, in no event shall the Discontinued Business Liabilities include any Legacy Liabilities or any DWDP SpinCo Liabilities.

(49) “Discontinued Businesses” shall mean any (a)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted, and (b) any facility, site or plant (and, in the case of each of the foregoing clauses (a) and (b), any portion thereof) that was owned, leased, occupied or otherwise used by (or on behalf of) any member of either Group (or any predecessor thereto) or any former Subsidiary thereof (or for which any member of either Group has become liable other than to the extent related to the conduct of the SpinCo Business and RemainCo Business) at any time prior to the Effective Time and that was not owned, operated or conducted or, with respect to facilities, plants and sites, used by (or on behalf of) a member of either Group in the active conduct of the SpinCo Business or RemainCo Business as of the Distribution, in each case, whether as a result of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation (other than (i) any temporary cessation or closure set forth on Schedule 1.1(49) and any other temporary cessation or closure of a facility, plant or site (or any portion thereof) that has been resolved by the placement of such facility, plant or site or portion thereof back into active use by the Group to which such Asset has been Transferred pursuant to this Agreement (but in the case of Assets subject to an Intergroup Lease, by the lessee party) prior to the Effective Time (as evidenced in writing prior to the Effective Time) of any (I)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted and (II) any facility, site or plant (and in the case of each of clauses (I) and (II), any portion thereof) and (ii) any Discontinued Closely Linked Product).

(50) “Discontinued Closely Linked Product” shall mean any product that (a) was sold, manufactured or otherwise commercialized by (or on behalf of) any member of either Group (or any predecessor thereto) or any former Subsidiary thereof (or for which any member of either Group has become liable other than to the extent related to the conduct of the SpinCo Business and RemainCo Business) at any time prior to the Effective Time, (b) was not sold, manufactured or otherwise commercialized by (or on behalf of) a member of either Group in the conduct of the SpinCo Business or RemainCo Business as of the Effective Time as a result of any abandonment, closure, discontinuation or other cessation (other than (x) from a sale, transfer, conveyance or other disposition and (y) any temporary cessation or closure set forth on Schedule 1.1(50)) of such product and (c) with respect to which another product was sold, manufactured or otherwise commercialized in the conduct of the SpinCo Business or RemainCo Business as of the Effective Time that (as of the Effective Time) was (i) identical in composition (other than immaterial differences), (ii) sold in substantially similar end markets for substantially similar uses, (iii) had the equivalent environment, health and safety characteristics and risk profiles (other than immaterial differences) and (iv) had the equivalent risk profile for unintentional material damage to tangible property (other than immaterial differences).

(51) “Dispute” shall have the meaning set forth in Section 10.1(a).

(52) “Dispute Notice” shall mean (a) the General Dispute Notice or (b) the Indemnification Notice, as applicable.

(53) “Distribution” shall have the meaning set forth in the recitals hereto.

(54) “Distribution Date” shall mean [ ].

(55) “Distribution Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10 and all exhibits thereto (including the Information Statement) or on Form S-8 related to securities to be offered under any employee benefit plan) and any current reports on Form 8-K filed or furnished with the Commission by SpinCo or by RemainCo solely to the extent such documents relate to the Distribution, but excluding the Financing Disclosure Documents.

(56) “Distribution Ratio” shall mean [ ] share[s] of SpinCo Common Stock for every [ ] outstanding share[s] of RemainCo Common Stock.

(57) “Distribution Record Date” shall mean [ ].

(58) “DWDP EMA” shall mean that certain Employee Matters Agreement, dated as of April 1, 2019, by and among DuPont de Nemours, Inc. (then known as DowDuPont Inc.), Dow Inc. and RemainCo, as modified, amended and/or supplemented pursuant to the DWDP Letter Agreement and at or prior to the Effective Time.

(59) “DWDP Letter Agreement” shall mean that certain letter agreement, dated as of June 1, 2019, by and between DuPont de Nemours, Inc. (then known as DowDuPont Inc.) and RemainCo.

(60) “DWDP Liabilities” shall mean any and all AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities, AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities, Agriculture Related DuPont Discontinued and/or Divested Operations and

Business Liabilities and Shared Historical DuPont Liabilities (as each such term is defined in the DWDP SDA), including in each case any and all indemnification obligations to any MatCo Indemnitee and/or any SpecCo Indemnitee (as each such term is defined in the DWDP SDA) pursuant to the DWDP SDA, DWDP EMA, DWDP TMA and/or the DWDP Letter Agreement for Indemnifiable Losses, in each such case, to the extent related to, arising out of or resulting from the foregoing.

(61) “DWDP PFAS MOU” shall mean that Memorandum of Understanding, dated as of January 22, 2021, by and among RemainCo, EIDP, DuPont de Nemours, Inc. and The Chemours Company, as modified, amended and/or supplemented at, prior to or following the Effective Time.

(62) “DWDP RemainCo Liabilities” shall mean any and all DWDP Liabilities other than the DWDP SpinCo Liabilities.

(63) “DWDP SDA” shall mean that certain Separation and Distribution Agreement, dated as of April 1, 2019, by and among DuPont de Nemours, Inc. (then known as DowDuPont Inc.), Dow Inc. and RemainCo, as modified, amended and/or supplemented pursuant to the DWDP Letter Agreement and at or prior to the Effective Time.

(64) “DWDP SpinCo Liabilities” shall mean (i) any and all DWDP Liabilities set forth on Schedule 1.1(64) and (ii) any and all other DWDP Liabilities that were accepted or assumed (or, as applicable, retained) by RemainCo pursuant to the DWDP SDA and, as of such time, were Related to the SpinCo Business.

(65) “DWDP TMA” shall mean that certain Amended and Restated Tax Matters Agreement, dated as of June 1, 2019, by and among DuPont de Nemours, Inc. (then known as DowDuPont Inc.), Dow Inc. and RemainCo, as modified, amended and/or supplemented at or prior to the Effective Time.

(66) “Effective Time” shall have the meaning set forth in Section 4.5.

(67) “EIDP” shall have the meaning set forth in the preamble hereto.

(68) “EIDP Distribution” shall have the meaning set forth in the recitals hereto.

(69) “Emergency Arbitrator” shall mean an emergency arbitrator appointed by the AAA in accordance with the Rules, as specified in Section 10.1.

(70) “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and between SpinCo and RemainCo.

(71) “Employee Records” shall have the meaning set forth in the Employee Matters Agreement.

(72) “Employee Related Liabilities” shall have the meaning set forth in the definition of “Liabilities”.

(73) “Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

(74) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Substances, to human health or safety, including all Laws relating to the Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, handling or disposal of, or recordkeeping, notification, disclosure and reporting in respect of, Hazardous Substances and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.

(75) “Environmental Liabilities” shall mean any Liabilities arising out of or resulting from any Environmental Law or Environmental Permit, including (a) any indemnification liabilities arising under Contracts to the extent such liabilities are related to the environment or human exposure to Hazardous Substances, (b) judgments, awards, settlements, complaints or Damages, whether or not arising out of, relating to or in connection with any Actions, (c) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (d) responsibility for any investigation, remediation, monitoring or cleanup costs, response costs, removal costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures and (e) costs and expenses relating to compliance with applicable Environmental Laws and Environmental Permits.

(76) “Environmental Permit” shall mean any Permit required under any applicable Environmental Law or otherwise by any Governmental Entity that relates to Environmental Laws or Hazardous Substances.

(77) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time that reference is made thereto.

(78) “Financial Advisory Firm” shall have the meaning set forth in Section 4.4(d).

(79) “Financing Disclosure Documents” shall mean any prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of securities or indebtedness of the SpinCo Group or RemainCo Group, as applicable.

(80) “First Non-Compete Discussion Period” shall have the meaning set forth in Section 5.6(i).

(81) “Force Majeure Event” shall mean, with respect to a Party, an event beyond the reasonable control and without the fault or negligence of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(82) “Form 10” shall mean the registration statement on Form 10, of which the Information Statement forms a part, filed by SpinCo with the Commission in connection with the Distribution, including any amendment or supplement thereto.

(83) “GAAP” shall mean United States generally accepted accounting principles.

(84) “GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.

(85) “General Dispute Notice” shall have the meaning set forth in Section 10.1(b)(i).

(86) “General Negotiation Period” shall have the meaning set forth in Section 10.1(b)(i).

(87) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(88) “Ground Leases” shall mean the Ground Leases set forth on Schedule 1.1(88).

(89) “Group” shall mean (a) with respect to SpinCo, the SpinCo Group and (b) with respect to RemainCo, the RemainCo Group.

(90) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(91) “Hazardous Substances” shall mean (a) any chemicals, substances, materials or wastes that are defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “pollutants”, “solid wastes”, “contaminants”, “radioactive materials”, “petroleum”, “oils” or designations of similar import under any Environmental Law or (b) any other chemical, material, waste or substance for which standards of conduct are, or liability can be, imposed under any Environmental Law.

(92) “Indebtedness” shall mean, with respect to any Person, (a) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, whether short term (including overdrawn bank accounts) or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (b) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (c) all liabilities secured by any Security Interest on any assets of such Person, (d) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (e) all interest bearing indebtedness for the deferred purchase price of property or services, (f) all liabilities under any Credit Support Instruments, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f) and (h) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (a) through (g).

(93) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(94) “Indemnification Notice” shall mean any notice delivered to the Indemnifying Party by the Indemnitee pursuant to Section 8.4(a) or Section 8.5.

(95) “Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

(96) “Indemnitee” shall have the meaning set forth in Section 8.4(a).

(97) “Indemnity Payment” shall mean a payment required by this Agreement or any Ancillary Agreement from an Indemnifying Party to an Indemnitee in respect of any Indemnifiable Loss.

(98) “Industrial Purpose” shall mean any of the following purposes: (a) manufacturing or fabrication of any nature (whether or not with respect to chemicals), (b) distribution, sale or use of chemicals or chemical products, (c) treatment, storage or disposal of hazardous waste or industrial waste or wastewater, (d) production, refining or sale of petroleum or its products (or any component of such activities), (e) servicing, refueling or maintenance of motorized vehicles (or any component of such activities), (f) agricultural use (including any use of chemicals or fuels in a manner consistent with normal agricultural activities) or (g) research in respect of any of the activities described in the foregoing clauses (a) through (f); provided, however, that, for the avoidance of doubt, office use (including use of custodial chemicals or office or consumer chemicals in a manner consistent with normal office activities) shall not be considered an Industrial Purpose.

(99) “Industrial Real Property Restrictions” shall have the meaning set forth in Section 2.7(b).

(100) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (a) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; (b) information contained in Patents and Know-How; and (c) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(101) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10, to be sent to the holders of shares of RemainCo Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(102) “Insurance Policies” shall mean all Policies of the Parties and their respective Subsidiaries.

(103) “Insurance Proceeds” shall mean those monies (a) received by an insured from an insurer or (b) paid by an insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured.

(104) “Insurer” shall mean the insuring entity issuing and/or subscribing to one or more Insurance Policies.

(105) “Intellectual Property” shall mean any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Know-How, (e) rights in Software, (f) Regulatory Data, (g) all other intellectual property or proprietary rights, (h) all registrations and applications for registration of any of the foregoing clauses (a) through (g) and (i) all actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing clauses (a) through (h).

(106) “Intended Tax Treatment” shall have the meaning set forth in the Tax Matters Agreement.

(107) “Intergroup Accounts” shall have the meaning set forth in Section 2.3.

(108) “Intergroup Leases” shall mean the Ground Leases and the Space Leases.

(109) “Interim Relief” shall have the meaning set forth in Section 10.1(c)(ix).

(110) “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.1(b).

(111) “Internal Reorganization” shall mean the Transfer of Assets and Allocation of Liabilities, prior to the SpinCo Contribution and including by means of the Conveyancing and Allocation Instruments, resulting in, except as provided in any Ancillary Agreement, (a) the SpinCo Group owning and operating the SpinCo Business and SpinCo Assets and assuming the SpinCo Liabilities and (b) the RemainCo Group owning and operating the RemainCo Business and the RemainCo Assets and assuming the RemainCo Liabilities, in each case, as described in the Steps Plan.

(112) “Inventor Remuneration” shall mean any employee inventor consideration, remuneration or compensation that is required under applicable Law for work-for-hire inventions acquired by the employer. Examples may include employee inventions arising in Germany, France, China, Japan and Korea.

(113) “IP Matters Agreement” shall mean that certain Intellectual Property Matters Agreement, dated as of the date hereof, by and among members of the RemainCo Group and members of the SpinCo Group.

(114) “IT Assets” shall mean all Software, computer systems, telecommunications equipment, databases, internet protocol addresses, data rights, and documentation, reference, resource and training materials to the extent relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements), other than, in each case, Know-How contained therein that is not intrinsically related to the operation or maintenance of such IT Assets.

(115) “Joint IP” shall mean any and all Intellectual Property that is listed as Joint IP on Schedule 1.1(115).

(116) “Joint Studies” shall mean the defined list of studies set forth in Schedule 1.1(174) and the data contained therein.

(117) “Know-How” shall mean all confidential or proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports, including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions and invention disclosure documents, as well as Plant Operating Documents, and Engineering Models and Databases, in each case, other than Patents.

(118) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income Tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(119) “Legacy Liabilities” shall mean (i) any and all DWDP RemainCo Liabilities, (ii) any and all Liabilities of RemainCo (before giving effect to the Distribution) or EIDP under the DWDP PFAS MOU, including with respect to the funding of the escrow account thereunder and (iii) to the extent relating to, arising out of or brought in connection with any Liability described in clause (i) or (ii) of this definition, any and all Liabilities relating to (A) indemnification obligations to any current or former director or officer of a member of the RemainCo Group in their capacity as such in respect of occurrences prior to the Effective Time or (B) any claims for breach of fiduciary duties brought against any current or former director or officer of a member of the RemainCo Group, in their capacities as such in respect of occurrences prior to the Effective Time, in the case of each of the foregoing clauses (A) and (B), to the extent relating to any acts, omissions or events on or prior to the Effective Time.

(120) “Legacy Liability Action” shall have the meaning set forth in Section 7.6(a).

(121) “Legal Counsel” shall have the meaning set forth in Section 9.7(a).

(122) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law (including any Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto; provided that, pursuant to Section 12.2, except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes and with respect to liabilities of the nature described in this sentence (without giving effect to this proviso) that are Transferred pursuant to the Employee Matters Agreement (“Employee Related Liabilities”) shall be governed by the Tax Matters Agreement and Employee Matters Agreement, respectively, and, therefore, Taxes and Employee Related Liabilities shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(123) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(124) “Litigation Hold” shall have the meaning set forth in Section 9.1(b).

(125) “Mixed Contract” shall mean any Contract that is related to any of (a) the SpinCo Business or RemainCo Business (other than in a de minimis respect), on the one hand, and (b) the other Business, on the other hand (other than in a de minimis respect); provided, however, that no Prior Transaction Agreement shall constitute a Mixed Contract unless it constitutes a Severable Prior Transaction Agreement.

(126) “Negotiation Period” shall mean (a) the General Negotiation Period or (b) the Privilege Waiver Negotiation Period, as applicable.

(127) “Non-Assumable Third Party Claims” shall have the meaning set forth in Section 8.4(b).

(128) “Non-Compete Period” shall have the meaning set forth in Section 5.6(a).

(129) “Non-Compete Dispute Notice” shall have the meaning set forth in Section 5.6(i).

(130) “Non-Compete Escalation Notice” shall have the meaning set forth in Section 5.6(i).

(131) “Non-Performing Impacted Party” shall have the meaning set forth in Section 8.10(c)(i).

(132) “Non-Performing Site Controller” shall have the meaning set forth in Section 8.10(c)(ii).

(133) “Non-Shared Contract” shall mean any Mixed Contract that is an IT Asset or set forth on Schedule 1.1(133).

(134) “Non-Transferred Permit” shall have the meaning set forth in Section 5.5(a).

(135) “Notice Recipient” shall have the meaning set forth in Section 2.2(d)(vi).

(136) “Notifying Party” shall have the meaning set forth in Section 2.2(d)(vi).

(137) “NYSE” shall mean the New York Stock Exchange.

(138) “Off-Site Environmental Liabilities” shall mean any and all Environmental Liabilities arising out of or associated with any Hazardous Substance transported, or arranged to be transported, in each case, to any third-party location for treatment, storage or disposal and where such third-party location is not, as of immediately prior to the Effective Time nor has ever been, owned, leased or operated by RemainCo or SpinCo or any of their respective Subsidiaries.

(139) “Other Party” shall have the meaning set forth in Section 2.9(a).

(140) “Other Party’s Auditors” shall have the meaning set forth in Section 5.1(a).

(141) “Other Shared Liabilities” shall mean:

(i) any and all Liabilities set forth on Schedule 1.1(141)(i) (any and all Liabilities under this clause (i), “Scheduled Other Shared Liabilities”); and

(ii) unless constituting a Specified SpinCo Liability or Specified RemainCo Liability, any and all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of RemainCo related to occurrences on or prior to the Effective Time, including any such Liabilities (including under applicable federal and state securities Laws) to the extent relating to, arising out of or resulting from:

(a) claims made by or on behalf of holders of any securities of RemainCo, in their capacities as such;

(b) any (x) form, report, statement, certifications or other document (including all exhibits, amendments and supplements thereto) (other than a Distribution Disclosure Document or Financing Disclosure Document) filed by RemainCo with the Commission on or prior to the Effective Time, including the financial statements included therein (other than for Liabilities related to any such forms, reports, statements, certifications or other documents, in each case filed in connection with the Internal Reorganization, specifically relating to the SpinCo Business or the RemainCo Business, as the case may be), (y) Financing Disclosure Documents of RemainCo or a member of the RemainCo Group in respect of occurrences prior to the Effective Time or (z) the RemainCo Closing 8-K;

(c) the maintenance of the books and records, corporate compliance and other corporate-level actions and oversight of RemainCo; and

(d) (x) indemnification obligations to any current or former director or officer of a member of the RemainCo Group in their capacity as such in respect of occurrences prior to the Effective Time or (y) any claims for breach of fiduciary duties brought against any current or former director or officer of a member of the RemainCo Group, in their capacities as such in respect of occurrences prior to the Effective Time, in each case, relating to any acts, omissions or events on or prior to the Effective Time (any and all Other Shared Liabilities under this clause (ii), “RemainCo Managed Shared Liabilities”).

For clarity, Other Shared Liabilities shall not include any Liabilities described under (i) clause (iii) of the definition of “Legacy Liabilities” (which Liabilities are Specified RemainCo Liabilities) and (ii) clause (iii)(B) of the definition of “SpinCo Liabilities” (which Liabilities are Specified SpinCo Liabilities). In the case of any Liability a portion of which relates to occurrences on or prior to the Effective Time and a portion of which relates to occurrences after the Effective Time, only that portion that relates to occurrences on or prior to the Effective Time shall be considered an Other Shared Liability; and with respect to the portion of such Liability that relates to occurrences after the Effective Time, such Liability shall be Allocated in accordance with the definitions of SpinCo Liability or RemainCo Liability, as the case may be. For purposes of clarification of the foregoing, the Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Effective Time shall be deemed to be an Other Shared Liability.

Notwithstanding anything to the contrary herein, Other Shared Liabilities shall not include (i) any Separation Disclosure Related Liabilities, (ii) Employee Related Liabilities or (iii) any Liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns.

(142) “Other Surviving Intergroup Accounts” shall have the meaning set forth in Section 2.3.

(143) “Partial Assignment” shall have the meaning set forth in Section 2.2(d)(i).

(144) “Party” or “Parties” shall have the meaning set forth in the preamble hereto.

(145) “Patent” shall mean patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.

(146) “Performing Party” shall have the meaning set forth in Section 8.10(b)(iv).

(147) “Permit Transferee” shall mean SpinCo or RemainCo, or another member of their respective Groups, that requires a Permit, including any Environmental Permit, or Registration to be transferred or issued to it with respect to the properties, businesses, and operations being Transferred to it pursuant to this Agreement.

(148) “Permit Transferor” shall mean each of SpinCo or RemainCo or another member of its respective Groups, as applicable, that currently holds a Permit, including any Environmental Permit, or Registration that must be transferred, or in respect of which a new Permit or Registration must be issued, to a member of the SpinCo Group or RemainCo Group, or a relevant subsidiary, in connection with the Transfer of any properties, businesses, or operations of the SpinCo Group or RemainCo Group, respectively, pursuant to this Agreement.

(149) “Permits” shall mean permits, approvals, authorizations, consents, licenses, registrations, exemptions or certificates issued or required by any Governmental Entity (other than Registrations, which are addressed separately).

(150) “Permitted Courts” shall have the meaning set forth in Section 10.1(d).

(151) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(152) “Personal Data” shall mean (a) any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual and (b) any information that constitutes “personal information”, “personal data”, “personally identifiable information” or other corollary term under Data Protection Laws.

(153) “Personal Data Breach” shall mean the accidental, unauthorized or unlawful destruction, loss, alteration, disclosure, exfiltration or theft of, or access to, Personal Data, or other corollary terms under Data Protection Laws.

(154) “Plant Operating Documents” shall mean (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).

(155) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder (which, for the avoidance of doubt, includes insurance policies and insurance Contracts issued, executed or otherwise in effect both before and after the Effective Time).

(156) “Pre-Acquisition RemainCo Business” shall have the meaning set forth in Section 5.6(b)(i).

(157) “Pre-Acquisition RemainCo Entities” shall have the meaning set forth in Section 5.6(c).

(158) “Pre-Acquisition SpinCo Business” shall have the meaning set forth in Section 5.6(e)(i).

(159) “Pre-Acquisition SpinCo Entities” shall have the meaning set forth in Section 5.6(f).

(160) “Prior AgCo Claim” shall have the meaning set forth in Section 6.4(a)(ii).

(161) “Prior Transaction Agreement Notice Recipient” shall have the meaning set forth in Section 6.2(d).

(162) “Prior Transaction Agreement Notifying Party” shall have the meaning set forth in Section 6.2(d).

(163) “Prior Transaction Agreements” shall mean the DWDP SDA, DWDP Letter Agreement, DWDP EMA, DWDP TMA, DWDP PFAS MOU, and the agreements set forth on Schedule 1.1(163).

(164) “Privilege” shall have the meaning set forth in Section 9.7(a).

(165) “Privilege Waiver Dispute” shall have the meaning set forth in Section 9.7(c)(iii).

(166) “Privilege Waiver Negotiation Period” shall have the meaning set forth in Section 9.7(c)(iv).

(167) “Privilege Waiver Request” shall have the meaning set forth in Section 9.7(c).

(168) “Privileged Information” shall have the meaning set forth in Section 9.7(a).

(169) “Processing” (and its cognates) shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(170) “Public Reports” shall have the meaning set forth in Section 5.1(d).

(171) “Record Holders” shall have the meaning set forth in the recitals hereto.

(172) “Records” shall mean any Contracts, documents, books, records or files.

(173) “Registrations” shall mean all registrations, consents, approvals, licenses or other authorizations required by applicable Law and/or granted by or from any Governmental Entity which permit the manufacture for commercial sale, sale or distribution of a product.

(174) “Regulatory Data” means data and information submitted to, or generated for submission but not submitted to, or received from, a Governmental Entity, including summaries, applications, dossiers, study reports, study protocols, analytical methods, method validations, data tables, literature compilations, residue data, regulatory correspondence, additional studies supporting safety assessments and similar items, in each case, including modifications and updates of any of the foregoing.

(175) “Related” shall mean, with respect to any Business or Discontinued Business, (i) in the case of an Asset, primarily or exclusively related to, used in or held for use in, and (ii) in the case of a Liability, primarily or exclusively related to, arising out of or resulting from, the conduct of such Business or Discontinued Business.

(176) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit or disposal at, on, under or from, or dispersal, leaching or migration into or through, the indoor or outdoor environment (including indoor or ambient air, surface water, groundwater and surface or subsurface strata) or any real property.

(177) “Relevant Site Party” shall mean, as between members of the RemainCo Group and SpinCo Group, the member of either Group that, as of the Distribution, holds fee title or the highest priority lease from a third party that is not a member of the RemainCo Group or the SpinCo Group.

(178) “RemainCo” shall have the meaning set forth in the preamble hereto.

(179) “RemainCo Accounts” shall have the meaning set forth in Section 2.11(a).

(180) “RemainCo Ancillary Real Property” shall have the meaning set forth in the definition of “RemainCo Assets”.

(181) “RemainCo Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the SpinCo Group at the Effective Time and (y) any member of the RemainCo Group at the Effective Time (provided, however, that RemainCo Assets shall not include Tax assets, which shall be governed by the Tax Matters Agreement, or Assets (without giving effect to the proviso in the definition of “Assets”) Transferred pursuant to the Employee Matters Agreement, which shall be governed thereby) (the following clauses (i) through (xi), collectively, the “Specified RemainCo Assets”):

(i) Specified Equity Interests. (A) all interests in the capital stock of, or any other equity interests in, the members of the RemainCo Group (other than RemainCo), including those set forth on Schedule 1.1(189), and (B) the capital stock and other equity interests set forth on Schedule 1.1(181)(i)(B) of certain other Persons and, in the case of each of the foregoing clauses (A) and (B), any and all rights related thereto;

(ii) Specified Scheduled Assets. the Assets set forth on Schedule 1.1(181)(ii);

(iii) Specified Rights Under this Agreement. any and all rights and interests of the RemainCo Group under this Agreement, including any payments owed to RemainCo pursuant to Section 2.12;

(iv) Specified Real Property. (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(181)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights and reservations, and any and all other rights and reservations pertaining to the land and subsurface minerals, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(181)(iv)(A) under the heading “Other Parties in Possession”) (the “RemainCo Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases, subleases or licenses of the real property set forth on Schedule 1.1(181)(iv)(B) (the “RemainCo Specified Leases”), including, in each case, to the extent provided for in such leases, subleases or licenses, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights and reservations, and any and all other rights and reservations pertaining to the land and subsurface minerals, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(181)(iv)(B) under the heading “Other Parties in Possession”) (the “RemainCo Specified Leased Real Property”);

(v) Specified Shared Contracts. any and all RemainCo Shared Contracts; provided, however, that any such RemainCo Shared Contracts shall be subject to Section 2.2(d);

(vi) Specified Intellectual Property. (A) any and all Intellectual Property (excluding IT Assets, which for clarity is governed by Section 1.1(181)(viii)) owned by RemainCo or SpinCo, or any of their respective Affiliates, that is (I) listed as a RemainCo Asset on Schedule 1.1(181)(vi), including any Patent claiming priority to, or sharing priority with, or from which priority is claimed by, any Patent set forth on Schedule 1.1(181)(vi), or (II) Related to the RemainCo Business (excluding Intellectual Property listed as a SpinCo Asset on Schedule 1.1(235)(vii), any Patent claiming priority to, or sharing priority with, or from which priority is claimed by, any Patent set forth on Schedule 1.1(235)(vii), SpinCo’s and its Subsidiaries’ interest in Intellectual Property that is listed as Joint IP on Schedule 1.1(115), and SpinCo’s and its Subsidiaries’ and any third parties’ interest in studies that are listed as Joint Studies on Schedule 1.1(174) and the data contained therein) and (B) RemainCo’s and its Subsidiaries’ interest in any and all Intellectual Property that is listed as Joint IP on Schedule 1.1(115) and RemainCo’s and its Subsidiaries’ interest in any and all studies that are listed as Joint Studies on Schedule 1.1(174) and the data contained therein;

(vii) Specified Claims. any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any RemainCo Liability, including those set forth on Schedule 1.1(181)(vii) (subject, in each case, to Article VI);

(viii) Specified IT Assets. any and all IT Assets owned, licensed to or by, or held by RemainCo or SpinCo, or any of their respective Affiliates, that are (A) not Related to the SpinCo Business (excluding IT Assets set forth on Schedule 1.1(235)(ix)) or (B) set forth on Schedule 1.1(181)(viii);

(ix) Specified Contracts. all RemainCo Contracts;

(x) Specified Information. other than Intellectual Property and IT Assets, any and all Information exclusively related to the RemainCo Business, and to the extent not exclusively related to the RemainCo Business, any and all (I) Information to the extent related to any RemainCo Asset or RemainCo Liability, (II) Information to the extent related to any Legacy Liability or any Asset Transferred or Liability Allocated between the RemainCo Group and the SpinCo Group based on their respective Applicable Percentages, (III) books and records held at any RemainCo Real Property (unless held at a portion of any such site leased to a member of the SpinCo Group pursuant to an Intergroup Lease) and (IV) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of “RemainCo Assets”;

(xi) Specified SpinCo Cash Distribution. the right to receive the SpinCo Cash Distribution;

(xii) Not Specified Assets. unless constituting a Specified SpinCo Asset or a Specified RemainCo Asset:

(a) Corporate or Enterprise-wide Assets. any and all rights, title and interest in, and to, any Asset (excluding IT Assets and Intellectual Property) of RemainCo or any of its Subsidiaries as of immediately prior to the Effective Time that is not related to any Business (other than in a de minimis respect) (e.g., corporate or enterprise-wide Assets), including those set forth on Schedule 1.1(181)(xii)(a), and excluding those set forth on Schedule 1.1(235)(xii)(a);

(b) Cash. (I) all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the RemainCo Group and (II) all derivative instruments owned by any member of the RemainCo Group;

(c) Accounts Receivable. (I) all accounts and notes receivable to the extent related to the RemainCo Business (provided, however, that any such accounts receivable represented by an invoice of less than $500,000 shall not constitute RemainCo Assets pursuant to this clause (c) if the accounts receivable represented by such invoice is Related to the SpinCo Business), (II) all accounts and notes receivable represented by an invoice of less than $500,000 if the accounts receivable represented by such invoice is Related to the RemainCo Business and (III) all accounts and notes receivable represented by an invoice of less than $500,000, owned by any member of the RemainCo Group and that are not Related to either Business;

(d) Credits and Prepaid Expenses. all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are (I) used or held for use in, or arise out of, the operation or conduct of the RemainCo Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the SpinCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the RemainCo Business), and/or (II) owned by a member of the RemainCo Group, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(181)(xii)(d)(II);

(e) Unrelated Tangible Property. except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) and that is (I) set forth on Schedule 1.1(181)(xii)(e) or (II) legally owned or held by a member of the RemainCo Group immediately prior to the Effective Time and not otherwise set forth on Schedule 1.1(235)(xii)(e);

(f) Unrelated Furniture. all furniture that is not related to any Business (other than in a de minimis respect) if, at the Effective Time, such furniture is held at (I) any RemainCo Real Property, except as may be provided pursuant to the terms of any RemainCo Specified Lease or any Intergroup Lease, in each case, other than any site set forth on Schedule 1.1(235)(xii)(f), or (II) any site set forth on Schedule 1.1(181)(xii)(f);

(g) Unrelated Information. any and all Information (other than (x) Intellectual Property and (y) IT Assets) that is not related to any Business (other than in a de minimis respect) and that is legally owned or held by RemainCo or any of its Subsidiaries immediately prior to the Effective Time, including Information set forth on Schedule 1.1(181)(xii)(g); and

(h) Unrelated Claims. all rights, claims, causes of action and credits to the extent relating to any RemainCo Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any SpinCo Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(181)(xii)(h) (subject, in each case, to Article VI);

(i) Unrelated Inventory. any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case, that are not related to any Business in more than a de minimis respect and that are legally owned or held by a member of the RemainCo Group immediately prior to the Effective Time;

(j) Unrelated Regulatory Assets. any and all Consents and Registrations, in each case, that are not related to any Business in more than a de minimis respect and that are legally owned or held by a member of the RemainCo Group immediately prior to the Effective Time;

(xiii) Other Related Assets. if and to the extent not addressed by the Assets described in clauses (i) through (xii) of this definition, any and all Assets Related to the RemainCo Business, including in the following categories, but, in each case, excluding Intellectual Property, IT Assets, the Specified SpinCo Assets and the Assets described in clause (xiii) of the definition of “SpinCo Assets”:

(a) Other Related Real Property. all real property interests other than the RemainCo Specified Owned Real Property and the RemainCo Specified Leased Real Property that are, in each case, Related to the RemainCo Business (the “RemainCo Ancillary Real Property”, and together with the RemainCo Specified Owned Real Property and the RemainCo Specified Leased Real Property, the “RemainCo Real Property”);

(b) Other Related Tangible Property. except for IT Assets and RemainCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the RemainCo Business;

(c) Other Related Inventory. any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case, that are Related to the RemainCo Business;

(d) Other Related Regulatory Assets. any and all Permits (including Environmental Permits), Consents and Registrations, in each case, that is Related to the RemainCo Business;

(e) Other Related Information. any and all Information (other than Intellectual Property and IT Assets) that is Related to the RemainCo Business; and

(f) Other Related Equity Interests. any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the SpinCo Group or RemainCo Group that is Related to the RemainCo Business.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of “SpinCo Assets”, such inconsistency shall be resolved using the following order of precedence:

(a) any Specified RemainCo Asset listed on Schedules 1.1(189) (RemainCo Group), 1.1(181)(i)(B) (Specified Equity Interests), 1.1(181)(ii) (Specified Scheduled Assets), 1.1(181)(iv)(A) and (B) (Specified Real Property) (except to the extent otherwise set forth on Schedules 1.1(181)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(235)(vii) (Specified Intellectual Property) (solely with respect to RemainCo’s and its Subsidiaries’ interest in Intellectual Property that is listed as Joint IP on Schedule 1.1(115)) 1.1(181)(vi) (Specified Intellectual Property), 1.1(181)(vii) (Specified Claims) and 1.1(181)(viii) (Specified IT Assets) constitutes a RemainCo Asset;

(b) any Contract listed on Schedule 1.1(204) (RemainCo Specified Prior Transaction Agreements) constitutes a RemainCo Asset;

(c) any Shared Contract listed on Schedule 1.1(198) (RemainCo Shared Contracts) or 1.1(212) (Severable Prior Transaction Agreements) constitutes a RemainCo Asset (subject to Section 2.2(d)); and

(d) (I) any Asset listed on Schedule 1.1(181)(xii)(a) (Corporate or Enterprise-wide Assets) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is owned by RemainCo or any of its Subsidiaries as of immediately prior to the Effective Time and is not related to any Business (other than in a de minimis respect), (II) any Asset listed on Schedule 1.1(181)(xii)(c) (Accounts Receivable) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is not related to any Business (other than in a de minimis respect), (III) any Asset listed on Schedule 1.1(181)(xii)(d)(II) (Credits and Prepaid Expenses) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is owned by a member of the RemainCo Group and is not related to any Business (other than in a de minimis respect), (IV) any Asset listed on Schedule 1.1(181)(xii)(e) (Unrelated Tangible Property) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is not related to any Business (other than in a de minimis respect), (V) any furniture at any site set forth on Schedule 1.1(181)(xii)(f) (Unrelated Furniture) shall give rise to a rebuttable presumption in favor of RemainCo that such furniture is not related to any Business (other than in a de minimis respect), (VI) any Asset listed on Schedules 1.1(181)(xii)(g) (Unrelated Information) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is of RemainCo or any of its Subsidiaries as of immediately prior to the Effective Time and is not related to any Business (other than in a de minimis respect) and

(VII) any Asset listed on Schedule 1.1(181)(xii)(h) (Unrelated Claims) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is not related to any Business (other than in a de minimis respect) and is not related to any SpinCo Liability (other than in a de minimis respect).

Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article XI.

(182) “RemainCo Business” shall mean (a) the businesses, operations and activities of the crop protection reporting segment of RemainCo and (b) the businesses, operations and activities set forth on Schedule 1.1(182), in the case of each of the foregoing clauses (a) and (b), (i) whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise and (ii) as conducted at any time prior to the Effective Time by any member of the SpinCo Group or RemainCo Group (or any of their respective predecessors); provided that the RemainCo Business shall not include any product for use in the SpinCo Fields.

(183) “RemainCo Closing 8-K” shall mean the Current Report on Form 8-K filed with the Commission by RemainCo in connection with the consummation of the Distribution, setting forth carve-out financial statements relating to the RemainCo Business.

(184) “RemainCo Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.01 per share, of RemainCo.

(185) “RemainCo Contracts” shall mean any and all Contracts to which RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:

(i) (A) any and all Contracts that are Related to the RemainCo Business, RemainCo Assets and/or RemainCo Liabilities, including RemainCo Specified Leases, and that are not Mixed Contracts and (B) all Prior Transaction Agreements other than the SpinCo Specified Prior Transaction Agreements; provided, however, that (x) any RemainCo Shared Contracts (including the Severable Prior Transaction Agreements) shall be subject to Section 2.2(d) and (y) any Shared Prior Transaction Agreements shall be subject to Article VI;

(ii) any and all Contracts to which RemainCo or any of its Subsidiaries was a party as of the Effective Time (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business, other than the SpinCo Specified Corporate Contracts (the “RemainCo Specified Corporate Contracts”)

(186) “RemainCo CSIs” shall have the meaning set forth in Section 2.10(d).

(187) “RemainCo Discontinued Businesses” shall mean any Discontinued Business that, at the time of ceasing to be owned, leased, occupied or otherwise used by (or on behalf of) any member of either Group (or any predecessor thereto) or any former Subsidiary thereof, was Related to the RemainCo Business as conducted at any time prior to the Effective Time, including the Discontinued Businesses set forth on Schedule 1.1(187).

(188) “RemainCo Environmental Liabilities” shall mean:

(i) any and all Environmental Liabilities set forth on Schedule 1.1(188)(i);

(ii) other than with respect to Third Party Real Property Liabilities (which for clarity are addressed in Section 1.1(188)(iii), Section 1.1(188)(iv), Section 1.1(244)(iii) and Section 1.1(244)(iv)), any and all Environmental Liabilities of any member of the RemainCo Group or the SpinCo Group, including any and all Off-Site Environmental Liabilities, to the extent relating to, arising out of or resulting from the (A) RemainCo Business; (B) operations and activities of any member of the RemainCo Group or (C) ownership, lease or occupancy of, or operations at, any RemainCo Real Property by any member of the RemainCo Group;

(iii) other than with respect to Shared Third Party Real Property Liabilities (which for clarity are addressed in Section 1.1(188)(iv) and Section 1.1(244)(iv)), any and all Third Party Real Property Liabilities that are primarily or exclusively related to, arising out of or resulting from the business, operations or activities of the RemainCo Group at the applicable Shared Third Party Real Property; and

(iv) the Applicable RemainCo Percentage of any and all Shared Third Party Real Property Liabilities;

provided that, notwithstanding anything to the contrary in this Agreement, in no event shall the RemainCo Environmental Liabilities include any DWDP SpinCo Liabilities (which for clarity shall be Allocated to SpinCo), any Legacy Liabilities or any Discontinued Business Liabilities.

(189) “RemainCo Group” shall mean (a) RemainCo, (b) each Person that is a Subsidiary of RemainCo immediately after the Distribution (including EIDP) and (c) each Person that becomes a Subsidiary of RemainCo after the Distribution, which, for the avoidance of doubt, shall include those Persons identified as such on Schedule 1.1(189) (and shall not include the Persons on Schedule 1.1(246)).

(190) “RemainCo Indemnitees” shall mean each member of the RemainCo Group and each of their Affiliates from and after the Effective Time and each member of the RemainCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(191) “RemainCo Inventory” shall mean the Assets described in Section 1.1(181)(xii)(i) and Section 1.1(181)(xiii)(c).

(192) “RemainCo Liabilities” shall mean any and all Liabilities of (x) any member of the SpinCo Group as constituted at the Effective Time and/or (y) any member of the RemainCo Group as constituted at the Effective Time, in the following categories, in each case, regardless of (1) whether such Liabilities arise or occur prior to, as of or after the Effective Time (except where expressly limited by the terms of this Agreement to the period prior to the Effective Time), (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the SpinCo Group or RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (4) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes and Employee Related Liabilities which are governed exclusively by the Tax Matters Agreement and the Employee Matters Agreement, respectively) (the following clauses (i) through (xi) of this Section 1.1(192), collectively, the “Specified RemainCo Liabilities”):

(i) Expressly Allocated Liabilities. without duplication of Section 1.1(192)(iii) through Section 1.1(192)(xi), any and all Liabilities that are expressly Allocated to the RemainCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the RemainCo Group under this Agreement or any Ancillary Agreement;

(ii) Inventor Remuneration Liabilities. any and all Liabilities arising out of Inventor Remuneration to the extent related to (A) the Intellectual Property constituting a RemainCo Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by any member of the SpinCo Group as Licensee (as such term is defined in the IP Matters Agreement) under the IP Matters Agreement) or (B) the discrete and reasonably identifiable part of the Intellectual Property constituting a SpinCo Asset solely attributable to the use or sublicense of such Intellectual Property by any member of the RemainCo Group as Licensee (as such term is defined in the IP Matters Agreement) under the IP Matters Agreement;

(iii) Separation Disclosure Related Liabilities. the Applicable RemainCo Percentage of any and all Separation Disclosure Related Liabilities;

(iv) Transaction Expenses. (A) the Applicable RemainCo Percentage of any and all Shared Transaction Expenses, except as otherwise provided in this Agreement or any Ancillary Agreement, and (B) any and all RemainCo Specified Transaction Expenses;

(v) Scheduled Liabilities. any and all Liabilities set forth on Schedule 1.1(192)(v);

(vi) Specified Contract Liabilities. any and all Liabilities (other than Corporate Trade Payables) primarily related to, arising out of or resulting from the RemainCo Specified Corporate Contracts;

(vii) Service Provider Liabilities. any and all Liabilities relating to, arising out of or resulting from any services provided or being provided to, on behalf of or for the benefit of the RemainCo Group, regardless of whether a member of the RemainCo Group or SpinCo Group, or their respective personnel, procured or provided or is procuring or providing such services, including, for the avoidance of doubt, (A) any services provided in connection with the audit, preparation, printing, filing, delivery and/or public dissemination of any financial statements of the RemainCo Group and (B) those services set forth on Schedule 1.1(192)(vii) (provided that any such services being provided pursuant to a Transition Services Agreement or another Ancillary Agreement shall be governed thereby);

(viii) Indebtedness Liabilities. any and all Liabilities for Indebtedness of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of “Indebtedness” of RemainCo or any of its Subsidiaries that was incurred by any member of the RemainCo Group (and any such Indebtedness guaranteed by any of RemainCo’s Subsidiaries that is a member of the RemainCo Group), including those set forth on Schedule 1.1(192)(viii);

(ix) Legacy Liabilities. any and all Legacy Liabilities;

(x) Discontinued Business Liabilities. (A) any and all Liabilities Related to the RemainCo Discontinued Businesses and (B) the Applicable RemainCo Percentage of any and all Shared Discontinued Business Liabilities;

(xi) Environmental Liabilities. any and all RemainCo Environmental Liabilities;

(xii) Not Specified Liabilities. unless constituting a Specified SpinCo Liability or a Specified RemainCo Liability:

(a) Accounts Payable. (I) any and all checks issued but not drawn and accounts payable (the “Corporate Trade Payables”) to the extent related (other than in de minimis respects) to the RemainCo Business (provided, however, that any such Corporate Trade Payable represented by an invoice of less than $500,000 shall not constitute RemainCo Liabilities pursuant to this clause (I) if the Corporate Trade Payable represented by such invoice is Related to the SpinCo Business), (II) any and all Corporate Trade Payables represented by an invoice of less than $500,000 if the Corporate Trade Payable represented by such invoice is Related to the RemainCo Business and (III) any and all Corporate Trade Payables of RemainCo or any of its Subsidiaries as of immediately prior to the Effective Time, which are represented by an invoice of less than $500,000 and are not Related to either Business; and

(b) Other Shared Liabilities. the Applicable RemainCo Percentage of any and all Other Shared Liabilities;

(xiii) Other Primarily Related Liabilities. if and to the extent not addressed by the Liabilities described in clauses (i) through (xii) of this definition or in clauses (i) through (xii) of the definition of “SpinCo Liabilities”, any and all Liabilities Related to the RemainCo Business or the RemainCo Discontinued Businesses, including in the following categories:

(a) Litigation Related Liabilities. any and all Liabilities related to, arising out of or resulting from any Action Related to the RemainCo Business or the RemainCo Discontinued Businesses, including such Actions listed on Schedule 1.1(192)(xiii)(a);

(b) Contract Related Liabilities. any and all Liabilities Related to any of the RemainCo Contracts; and

(c) Asset Related Liabilities. any and all Liabilities Related to any of the RemainCo Assets.

(xiv) Unrelated Liabilities. if and to the extent not addressed by the Liabilities described in clauses (i) through (xiii) of this definition or in clauses (i) through (xiii) of the definition of “SpinCo Liabilities”, any and all Liabilities of RemainCo or any of its Subsidiaries as constituted immediately prior to the Effective Time, which are not Related to either Business.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of “SpinCo Liabilities”, such inconsistency shall be resolved using the following order of precedence:

(a) any Legacy Liability constitutes a RemainCo Liability;

(b) any Specified RemainCo Liability listed on Schedules 1.1(188)(i) (RemainCo Environmental Liabilities), 1.1(192)(v) (Scheduled Liabilities), 1.1(192)(vii) (Service Provider Liabilities) and 1.1(192)(viii) (Indebtedness Liabilities) constitutes a RemainCo Liability; and

(c) any Liability listed on Schedule 1.1(192)(xiii)(a) (Litigation Related Liabilities) shall give rise to a rebuttable presumption in favor of SpinCo that such Liability relates to the RemainCo Business and/or RemainCo Assets.

In addition, the Allocation provided for in this definition of “RemainCo Liabilities” is not intended to affect or impact the share of any such Liability attributable to third parties.

(193) “RemainCo Managed Shared Liabilities” shall have the meaning set forth in Section 1.1(141).

(194) “RemainCo Non-Compete Acquirers” shall have the meaning set forth in Section 5.6(c).

(195) “RemainCo Non-Compete Target” shall have the meaning set forth in Section 5.6(b)(i).

(196) “RemainCo Prohibited Activities” shall have the meaning set forth in Section 5.6(a).

(197) “RemainCo Real Property” shall have the meaning set forth in the definition of “RemainCo Assets”.

(198) “RemainCo Shared Contracts” shall mean any and all Shared Contracts that are not SpinCo Shared Contracts, SpinCo Specified Corporate Contracts or any RemainCo Specified Corporate Contracts.

(199) “RemainCo Specified Corporate Contracts” shall have the meaning set forth in the definition of “RemainCo Contracts”.

(200) “RemainCo Specified Leased Real Property” shall have the meaning set forth in the definition of “RemainCo Assets”.

(201) “RemainCo Specified Leases” shall have the meaning set forth in the definition of “RemainCo Assets”.

(202) “RemainCo Specified Owned Real Property” shall have the meaning set forth in the definition of “RemainCo Assets”.

(203) “RemainCo Specified Permitted Activities” shall mean the matters set forth on Schedule 1.1(203).

(204) “RemainCo Specified Prior Transaction Agreements” shall mean (a) the DWDP PFAS MOU and (b) any and all Prior Transaction Agreements exclusively related to the RemainCo Business, RemainCo Assets and/or RemainCo Liabilities, including those set forth on Schedule 1.1(204).

(205) “RemainCo Specified Transaction Expenses” shall mean those costs, premiums, fees and expenses set forth on Schedule 1.1(205), regardless of whether paid as of the Effective Time.

(206) “RemainCo Tax Opinion” shall mean the Tax opinion, in form and substance satisfactory to RemainCo (in its sole discretion), of Cravath, Swaine & Moore LLP issued to RemainCo with respect to the qualification of certain steps of the Transactions for their Intended Tax Treatment.

(207) “Response Action” shall mean any environmental investigation, monitoring, remediation or other action with respect to any Environmental Liability, including any Environmental Liability that constitutes a Legacy Liability or a DWDP SpinCo Liability.

(208) “Rules” shall have the meaning set forth in Section 10.1(c).

(209) “Second Non-Compete Discussion Period” shall have the meaning set forth in Section 5.6(i).

(210) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws and licenses of Intellectual Property.

(211) “Separation Disclosure Related Liabilities” shall mean any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in or incorporated by reference into (A) the Distribution Disclosure Documents filed or furnished with the Commission in connection with the Distribution (including the Form 10, the RemainCo Closing 8-K and the SpinCo Closing 8-K) or (B) the Financing Disclosure Documents in connection with the SpinCo Financing Arrangements.

(212) “Severable Prior Transaction Agreements” shall mean the Prior Transaction Agreements set forth on Schedule 1.1(212).

(213) “Shared Contract” shall mean any Mixed Contract that (a) is not a Non-Shared Contract and (b) is not a Prior Transaction Agreement (other than the Severable Prior Transaction Agreements).

(214) “Shared Discontinued Business Liabilities” shall mean any and all Discontinued Business Liabilities, other than any Liabilities Related to any RemainCo Discontinued Business or any SpinCo Discontinued Business.

(215) “Shared Liabilities” shall mean any and all Shared Third Party Real Property Liabilities, Separation Disclosure Related Liabilities, Shared Discontinued Business Liabilities, Shared Transaction Expenses and Other Shared Liabilities.

(216) “Shared Liability Manager” shall mean (i) RemainCo with respect to any Third Party Claim in respect of a RemainCo Managed Shared Liability (other than any Allocation Action or Response Action), (ii) with respect to any Third Party Claim in respect of a Scheduled Other Shared Liability, the Party identified as the “Shared Liability Manager” for such Scheduled Other Shared Liability on Schedule 1.1(141)(i) and (iii) SpinCo with respect to any Third Party Claim in respect of a Shared Liability that is not a RemainCo Managed Shared Liability or a Scheduled Other Shared Liability (other than any Allocation Action or Response Action).

(217) “Shared Permit” shall have the meaning set forth in Section 5.5(a).

(218) “Shared Prior Transaction Agreements” shall mean the Prior Transaction Agreements that are not (a) SpinCo Specified Prior Transaction Agreements, (b) RemainCo Specified Prior Transaction Agreements or (c) Severable Prior Transaction Agreements, including those set forth on Schedule 1.1(218).

(219) “Shared Specified Transaction Expenses” shall mean those costs, premiums, fees and expenses set forth on Schedule 1.1(219), regardless of whether paid as of the Effective Time.

(220) “Shared Third Party Real Property” shall mean the real property set forth on Schedule 1.1(220) .

(221) “Shared Third Party Real Property Liabilities” shall mean any and all Third Party Real Property Liabilities that are not (or that cannot feasibly or cost-effectively be determined to be) primarily or exclusively related to, arising out of or resulting from the business, operations or activities of the RemainCo Group, on one hand, or the SpinCo Group, on the other hand, at the applicable Shared Third Party Real Property.

(222) “Shared Transaction Expenses” shall mean any and all out-of-pocket costs and expenses incurred, by any member of the RemainCo Group or the SpinCo Group (solely to the extent unpaid at or prior to the Effective Time) (A) directly related to the consummation of the transactions contemplated hereby, including third party professional fees (e.g., outside legal and accounting fees) and other fees and expenses incurred in connection with the preparation, execution and delivery and implementation of this Agreement, (B) directly related to the Distribution Disclosure Documents and the Distribution (including printing, mailing and filing fees), (C) directly related to the listing of SpinCo’s common stock on a stock exchange in connection with the Distribution or (D) in connection with the Internal Reorganization; provided that the Shared Transaction Expenses shall include the Shared Specified Transaction Expenses, but shall exclude the SpinCo Specified Transaction Expenses and the RemainCo Specified Transaction Expenses.

(223) “Site Services Agreements” shall mean the Site Services Agreements set forth on Schedule 1.1(223).

(224) “SOFR” shall mean the Secured Overnight Financing Rate published by the Federal Reserve Bank of New York.

(225) “Software” shall mean all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

(226) “Sole Benefit Services” shall have the meaning set forth in Section 9.7(a).

(227) “Space Leases” shall mean the Space Leases set forth on Schedule 1.1(227).

(228) “Specified RemainCo Assets” shall have the meaning set forth in the definition of “RemainCo Assets”.

(229) “Specified RemainCo Liabilities” shall have the meaning set forth in the definition of “RemainCo Liabilities”.

(230) “Specified SpinCo Assets” shall have the meaning set forth in the definition of “SpinCo Assets”.

(231) “Specified SpinCo Liabilities” shall have the meaning set forth in the definition of “SpinCo Liabilities”.

(232) “SpinCo” shall have the meaning set forth in the preamble hereto.

(233) “SpinCo Accounts” shall have the meaning set forth in Section 2.11(a).

(234) “SpinCo Ancillary Real Property” shall have the meaning set forth in the definition of “SpinCo Assets”.

(235) “SpinCo Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the SpinCo Group at the Effective Time and (y) any member of the RemainCo Group at the Effective Time (provided, however, that SpinCo Assets shall not include Tax assets, which shall be governed by the Tax Matters Agreement, or Assets (without giving effect to the proviso in the definition of “Assets”) Transferred pursuant to the Employee Matters Agreement, which shall be governed thereby) (the following clauses (i) through (xi), collectively, the “Specified SpinCo Assets”):

(i) Specified Equity Interests. (A) all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group (other than SpinCo), including those set forth on Schedule 1.1(246), and (B) the capital stock and other equity interests set forth on Schedule 1.1(235)(i)(B) of certain other Persons and, in the case of each of the foregoing clauses (A) and (B), any and all rights related thereto;

(ii) Specified Scheduled Assets. the Assets set forth on Schedule 1.1(235)(ii);

(iii) Specified Rights Under this Agreement. any and all rights and interests of the SpinCo Group under this Agreement, including any payments owed to SpinCo pursuant to Section 2.12;

(iv) Specified Real Property. (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(235)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights and reservations, and any and all other rights and reservations pertaining to the land and subsurface minerals, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(235)(iv)(A) under the heading “Other Parties in Possession”) (the “SpinCo Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases, subleases or licenses of the real property set forth on Schedule 1.1(235)(iv)(B) (the “SpinCo Specified Leases”), including, in each case, to the extent provided for in such leases, subleases or licenses, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights and reservations, and any and all other rights and reservations pertaining to the land and subsurface minerals, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(235)(iv)(B) under the heading “Other Parties in Possession”) (the “SpinCo Specified Leased Real Property”);

(v) Specified Shared Contracts. any and all SpinCo Shared Contracts; provided, however, that any such SpinCo Shared Contracts shall be subject to Section 2.2(d);

(vi) Specified Vested Prior Transaction Rights. any and all SpinCo Vested Prior Transaction Rights;

(vii) Specified Intellectual Property. (A) any and all Intellectual Property (excluding IT Assets, which for clarity is governed by Section 1.1(235)(ix)) owned by RemainCo or SpinCo, or any of their respective Affiliates, that is (I) listed as a SpinCo Asset on Schedule 1.1(235)(vii), including any Patent claiming priority to, or sharing priority with, or from which priority is claimed by, any Patent set forth on Schedule 1.1(235)(vii), or (II) Related to the SpinCo Business (excluding Intellectual Property listed as a RemainCo Asset on Schedule 1.1(181)(vi), any Patent claiming priority to, or sharing priority with, or from which priority is claimed by, any Patent set forth on Schedule 1.1(235)(vii), RemainCo’s and its Subsidiaries’ interest in Intellectual Property that is listed as Joint IP on Schedule 1.1(115), and RemainCo’s and its Subsidiaries’ and any third parties’ interest in studies that are listed as Joint Studies on Schedule 1.1(174) and the data contained therein) and (B) SpinCo’s and its Subsidiaries’ interest in any and all Intellectual Property that is listed as Joint IP on Schedule 1.1(115) and SpinCo’s and its Subsidiaries’ interest in any and all studies that are listed as Joint Studies on Schedule 1.1(174) and the data contained therein;

(viii) Specified Claims. any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any SpinCo Liability, including those set forth on Schedule 1.1(235)(viii) (subject, in each case, to Article VI);

(ix) Specified IT Assets. any and all IT Assets owned, licensed to or by, or held by RemainCo or SpinCo, or any of their respective Affiliates, that are (A) Related to the SpinCo Business (excluding IT Assets set forth on Schedule 1.1(181)(viii)) or (B) set forth on Schedule 1.1(235)(ix);

(x) Specified Contracts. all SpinCo Contracts;

(xi) Specified Information. other than Intellectual Property, IT Assets and any and all Information to the extent related to any Legacy Liability or any Asset or Liability Allocated between the RemainCo Group and the SpinCo Group based on their respective Applicable Percentages, (A) any and all Information exclusively related to the SpinCo Business, and (B) to the extent not exclusively related to the SpinCo Business, any and all (I) Information to the extent related to any SpinCo Asset or SpinCo Liability, (II) books and records held at any SpinCo Real Property (unless held at a portion of any such site leased to a member of the RemainCo Group pursuant to an Intergroup Lease) and (III) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of “SpinCo Assets”;

(xii) Not Specified Assets. unless constituting a Specified RemainCo Asset or a Specified SpinCo Asset:

(a) Corporate or Enterprise-wide Assets. any and all rights, title and interest in, and to, any Asset (excluding IT Assets and Intellectual Property) of RemainCo or any of its Subsidiaries as of immediately prior to the Effective Time that is not related to any Business (other than in a de minimis respect) (e.g., corporate or enterprise-wide Assets) and set forth on Schedule 1.1(235)(xii)(a);

(b) Cash. (I) all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the SpinCo Group and (II) all derivative instruments owned by any member of the SpinCo Group;

(c) Accounts Receivable. (I) all accounts and notes receivable to the extent related to the SpinCo Business (provided, however, that any such accounts receivable represented by an invoice of less than $500,000 shall not constitute SpinCo Assets pursuant to this clause (c) if the accounts receivable represented by such invoice is Related to the RemainCo Business), (II) all accounts and notes receivable represented by an invoice of less than $500,000 if the accounts receivable represented by such invoice is Related to the SpinCo Business and (III) all accounts and notes receivable represented by an invoice of less than $500,000, owned by any member of the SpinCo Group and that are not Related to either Business;

(d) Credits and Prepaid Expenses. all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are (I) used or held for use in, or arise out of, the operation or conduct of the SpinCo Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the RemainCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the SpinCo Business), and/or (II) owned by a member of the SpinCo Group, and are not related to any Business (other than in a de minimis respect), including those set forth on Schedule 1.1(235)(xii)(d)(II);

(e) Unrelated Tangible Property. except for furniture, all tangible personal property and interests therein (including machinery, tools, equipment and vehicles), in each case, that is not related to any Business (other than in a de minimis respect) and that is (I) set forth on Schedule 1.1(235)(xii)(e) or (II) legally owned or held by a member of the RemainCo Group immediately prior to the Effective Time and not otherwise set forth on Schedule 1.1(181)(xii)(e);

(f) Unrelated Furniture. all furniture that is not related to any Business (other than in a de minimis respect) if, at the Effective Time, such furniture is held at (I) any SpinCo Real Property, except as may be provided pursuant to the terms of any SpinCo Specified Lease or any Intergroup Lease, in each case, other than any site set forth on Schedule 1.1(181)(xii)(f), or (II) any site set forth on Schedule 1.1(235)(xii)(f);

(g) Unrelated Information. any and all Information (other than (x) Intellectual Property and (y) IT Assets) that is not related to any Business (other than in a de minimis respect) and that is legally owned or held by SpinCo or any of its Subsidiaries immediately prior to the Effective Time, including Information set forth on Schedule 1.1(235)(xii)(g); and

(h) Unrelated Claims. all rights, claims, causes of action and credits to the extent relating to any SpinCo Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any RemainCo Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(235)(xii)(h) (subject, in each case, to Article VI);

(i) Unrelated Inventory. any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case, that are not related to any Business in more than a de minimis respect and that are legally owned or held by a member of the SpinCo Group immediately prior to the Effective Time;

(j) Unrelated Regulatory Assets. any and all Consents and Registrations, in each case, that are not related to any Business in more than a de minimis respect and that are legally owned or held by a member of the SpinCo Group immediately prior to the Effective Time;

(xiii) Other Related Assets. if and to the extent not addressed by the Assets described in clauses (i) through (xii) of this definition, any and all Assets Related to the SpinCo Business, including in the following categories, but, in each case, excluding Intellectual Property, IT Assets, the Specified RemainCo Assets and the Assets described in clause (xiii) of the definition of “RemainCo Assets”:

(a) Other Related Real Property. all real property interests other than the SpinCo Specified Owned Real Property and the SpinCo Specified Leased Real Property that are, in each case, Related to the SpinCo Business (the “SpinCo Ancillary Real Property”, and together with the SpinCo Specified Owned Real Property and the SpinCo Specified Leased Real Property, the “SpinCo Real Property”);

(b) Other Related Tangible Property. except for IT Assets and SpinCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case that are Related to the SpinCo Business;

(c) Other Related Inventory. any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case, that are Related to the SpinCo Business;

(d) Other Related Regulatory Assets. any and all Permits (including Environmental Permits), Consents and Registrations, in each case, that is Related to the SpinCo Business;

(e) Other Related Information. any and all Information (other than Intellectual Property and IT Assets) that is Related to the SpinCo Business; and

(f) Other Related Equity Interests. any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the SpinCo Group or RemainCo Group that is Related to the SpinCo Business.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of “RemainCo Assets”, such inconsistency shall be resolved using the following order of precedence:

(a) any Specified SpinCo Asset listed on Schedules 1.1(246) (SpinCo Group), 1.1(235)(i)(B) (Specified Equity Interests), 1.1(235)(ii) (Specified Scheduled Assets), 1.1(235)(iv)(A) and (B) (Specified Real Property) (except to the extent otherwise set forth on Schedules 1.1(235)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(235)(vii) (Specified Intellectual Property) (except RemainCo’s and its Subsidiaries’ interest in Intellectual Property that is listed as Joint IP on Schedule 1.1(115)), 1.1(235)(viii) (Specified Claims) and 1.1(235)(ix) (Specified IT Assets) constitutes a SpinCo Asset;

(b) any Contract listed on Schedules 1.1(240)(ii) (SpinCo Specified Corporate Contracts) or 1.1(261) (SpinCo Specified Prior Transaction Agreements) constitutes a SpinCo Asset;

(c) any Shared Contract listed on Schedule 1.1(255) (SpinCo Shared Contracts) or 1.1(212) (Severable Prior Transaction Agreements) constitutes a SpinCo Asset (subject to Section 2.2(d)); and

(d) (I) any Asset listed on Schedule 1.1(235)(xii)(a) (Corporate or Enterprise-wide Assets) shall give rise to a rebuttable presumption in favor of SpinCo that such Asset is not related to any Business (other than in a de minimis respect), (II) any Asset listed on Schedule 1.1(235)(xii)(d)(II) (Credits and Prepaid Expenses) shall give rise to a rebuttable presumption in favor of SpinCo that such Asset, is owned by a member of the SpinCo Group and is not related to any Business (other than in a de minimis respect), (III) any Asset listed on Schedule 1.1(235)(xii)(e)

(Unrelated Tangible Property) shall give rise to a rebuttable presumption in favor of SpinCo that such Asset is not related to any Business (other than in a de minimis respect), (IV) any furniture at any site set forth on Schedule 1.1(235)(xii)(f) (Unrelated Furniture) shall give rise to a rebuttable presumption in favor of SpinCo that such furniture is not related to any Business (other than in a de minimis respect), (V) any Asset listed on Schedules 1.1(235)(xii)(e) (Unrelated Information) shall give rise to a rebuttable presumption in favor of RemainCo that such Asset is of SpinCo or any of its Subsidiaries as of immediately prior to the Effective Time and is not related to any Business (other than in a de minimis respect) and (VI) any Asset listed on Schedule 1.1(235)(xii)(h) (Unrelated Claims) shall give rise to a rebuttable presumption in favor of SpinCo that such Asset is not related to any Business (other than in a de minimis respect) and is not related to any RemainCo Liability (other than in a de minimis respect).

Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article XI.

(236) “SpinCo Business” shall mean (a) the businesses, operations and activities of the seed reporting segment of RemainCo and (b) the businesses, operations and activities set forth on Schedule 1.1(236), in the case of each of the foregoing clauses (a) and (b), (i) whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise and (ii) as conducted at any time prior to the Effective Time by any member of the SpinCo Group or RemainCo Group (or any of their respective predecessors); provided that the SpinCo Business shall not include any product for use in the RemainCo Fields.

(237) “SpinCo Cash Distribution” shall mean the cash distribution to be made by SpinCo to EIDP as set forth on Schedule 1.1(237).

(238) “SpinCo Closing 8-K” shall mean the Current Report on Form 8-K filed with the Commission by SpinCo in connection with the consummation of the Distribution.

(239) “SpinCo Common Stock” shall have the meaning set forth in the recitals hereto.

(240) “SpinCo Contracts” shall mean Contracts to which RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:

(i) (A) any and all Contracts that are Related to the SpinCo Business, the SpinCo Assets and/or the SpinCo Liabilities, including the SpinCo Specified Leases, and that are not Mixed Contracts and (B) the SpinCo Specified Prior Transaction Agreements (which are subject to Section 2.5); and

(ii) any and all Contracts to which RemainCo or any of its Subsidiaries was a party as of the Effective Time (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business and are set forth on Schedule 1.1(240)(ii) (the “SpinCo Specified Corporate Contracts”).

(241) “SpinCo Contribution” shall mean the contribution of all of EIDP’s interest in Pioneer Hi-Bred International, Inc., an Iowa corporation, to SpinCo in connection with, and in anticipation of, the Distribution.

(242) “SpinCo CSIs” shall have the meaning set forth in Section 2.10(d).

(243) “SpinCo Discontinued Businesses” shall mean any Discontinued Business that, at the time of ceasing to be owned, leased, occupied or otherwise used by (or on behalf of) any member of either Group (or any predecessor thereto) or any former Subsidiary thereof, was Related to the SpinCo Business as conducted at any time prior to the Effective Time, including the Discontinued Businesses set forth on Schedule 1.1(243).

(244) “SpinCo Environmental Liabilities” shall mean:

(i) any and all Environmental Liabilities set forth on Schedule 1.1(244)(i);

(ii) other than with respect to Third Party Real Property Liabilities (which for clarity are addressed in Section 1.1(188)(iii), Section 1.1(188)(iv), Section 1.1(244)(iii) and Section 1.1(244)(iv)), any and all Environmental Liabilities of any member of the RemainCo Group or the SpinCo Group, including any and all Off-Site Environmental Liabilities, to the extent relating to, arising out of or resulting from the (A) SpinCo Business; (B) operations and activities of any member of the SpinCo Group or (C) ownership, lease or occupancy of, or operations at, any SpinCo Real Property by any member of the SpinCo Group;

(iii) other than with respect to Shared Third Party Real Property Liabilities (which for clarity are addressed in Section 1.1(188)(iv) and Section 1.1(244)(iv)), any and all Third Party Real Property Liabilities that are primarily or exclusively related to, arising out of or resulting from the business, operations or activities of the SpinCo Group at the applicable Shared Third Party Real Property; and

(iv) the Applicable SpinCo Percentage of any and all Shared Third Party Real Property Liabilities;

provided that, notwithstanding anything to the contrary in this Agreement, in no event shall the SpinCo Environmental Liabilities include any Legacy Liabilities (which for clarity shall be Allocated to RemainCo), any DWDP SpinCo Liabilities or any Discontinued Business Liabilities.

(245) “SpinCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(245).

(246) “SpinCo Group” shall mean (a) SpinCo, (b) each Person that is a Subsidiary of SpinCo immediately after the Distribution and (c) each Person that becomes a Subsidiary of SpinCo after the Distribution, which, for the avoidance of doubt, shall include those Persons identified as such on Schedule 1.1(246) (and shall not include the Persons on Schedule 1.1(189)).

(247) “SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their Affiliates from and after the Effective Time and each member of the SpinCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(248) “SpinCo Inventory” shall mean the Assets described in Section 1.1(235)(xii)(i) and Section 1.1(235)(xiii)(c).

(249) “SpinCo Issuance” shall have the meaning set forth in the recitals hereto.

(250) “SpinCo Liabilities” shall mean any and all Liabilities of (x) any member of the SpinCo Group as constituted at the Effective Time and/or (y) any member of the RemainCo Group as constituted at the Effective Time, in the following categories, in each case, regardless of (1) whether such Liabilities arise or occur prior to, as of or after the Effective Time (except where expressly limited by the terms of this Agreement to the period prior to the Effective Time), (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the SpinCo Group or RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (4) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes and Employee Related Liabilities which are governed exclusively by the Tax Matters Agreement and the Employee Matters Agreement, respectively) (the following clauses (i) through (xi) of this Section 1.1(250), collectively, the “Specified SpinCo Liabilities”):

(i) Expressly Allocated Liabilities. without duplication of Section 1.1(250)(iii) through Section 1.1(250)(xi), any and all Liabilities that are expressly Allocated to the SpinCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the SpinCo Group under this Agreement or any Ancillary Agreement;

(ii) Inventor Remuneration Liabilities. any and all Liabilities arising out of Inventor Remuneration to the extent related to (A) the Intellectual Property constituting a SpinCo Asset (other than any discrete and reasonably identifiable part thereof solely attributable to the use or sublicense of such Intellectual Property by any member of the RemainCo Group as Licensee (as such term is defined in the IP Matters Agreement) under the IP Matters Agreement) or (B) the discrete and reasonably identifiable part of the Intellectual Property constituting a RemainCo Asset solely attributable to the use or sublicense of such Intellectual Property by any member of the SpinCo Group as Licensee (as such term is defined in the IP Matters Agreement) under the IP Matters Agreement;

(iii) Separation Disclosure and Financing Related Liabilities. (A) the Applicable SpinCo Percentage of any and all Separation Disclosure Related Liabilities and (B) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from the SpinCo Financing Arrangements; provided that the foregoing clause (B) shall not include any Separation Disclosure Related Liabilities;

(iv) Transaction Expenses. (A) the Applicable SpinCo Percentage of any and all Shared Transaction Expenses, except as otherwise provided in this Agreement or any Ancillary Agreement, and (B) any and all SpinCo Specified Transaction Expenses;

(v) Scheduled Liabilities. any and all Liabilities set forth on Schedule 1.1(250)(v);

(vi) Specified Contract Liabilities. any and all Liabilities (other than Corporate Trade Payables) primarily related to, arising out of or resulting from the SpinCo Specified Corporate Contracts;

(vii) Service Provider Liabilities. any and all Liabilities relating to, arising out of or resulting from any services provided or being provided to, on behalf of or for the benefit of the SpinCo Group, regardless of whether a member of the RemainCo Group or SpinCo Group, or their respective personnel, procured or provided or is procuring or providing such services, including, for the avoidance of doubt, (A) any services provided in connection with the audit, preparation, printing, filing, delivery and/or public dissemination of any financial statements of the SpinCo Group and (B) those services set forth on Schedule 1.1(250)(vii) (provided that any such services being provided pursuant to a Transition Services Agreement or another Ancillary Agreement shall be governed thereby);

(viii) Indebtedness Liabilities. any and all Liabilities for Indebtedness of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of “Indebtedness” of RemainCo or any of its Subsidiaries that was incurred by any member of the SpinCo Group (and any such Indebtedness guaranteed by any of RemainCo’s Subsidiaries that is a member of the SpinCo Group), including those set forth on Schedule 1.1(250)(viii);

(ix) DWDP Liabilities. any and all DWDP SpinCo Liabilities;

(x) Discontinued Business Liabilities. (A) any and all Liabilities Related to the SpinCo Discontinued Businesses and (B) the Applicable SpinCo Percentage of any and all Shared Discontinued Business Liabilities;

(xi) Environmental Liabilities. any and all SpinCo Environmental Liabilities;

(xii) Not Specified Liabilities. unless constituting a Specified RemainCo Liability or a Specified SpinCo Liability:

(a) Accounts Payable. (I) any and all Corporate Trade Payables to the extent related (other than in de minimis respects) to the SpinCo Business (provided, however, that any such Corporate Trade Payable represented by an invoice of less than $500,000 shall not constitute SpinCo Liabilities pursuant to this clause (I) if the Corporate Trade Payable represented by such invoice is Related to the RemainCo Business), (II) any and all Corporate Trade Payables represented by an invoice of less than $500,000 if the Corporate Trade Payable represented by such invoice is Related to the SpinCo Business and (III) any and all Corporate Trade Payables of SpinCo or any of its Subsidiaries as of immediately prior to the Effective Time, which are represented by an invoice of less than $500,000 and are not Related to either Business; and

(b) Other Shared Liabilities. the Applicable SpinCo Percentage of any and all Other Shared Liabilities;

(xiii) Other Primarily Related Liabilities. if and to the extent not addressed by the Liabilities described in clauses (i) through (xii) of this definition or in clauses (i) through (xii) of the definition of “RemainCo Liabilities”, any and all Liabilities Related to the SpinCo Business or the SpinCo Discontinued Businesses, including in the following categories:

(a) Litigation Related Liabilities. any and all Liabilities related to, arising out of or resulting from any Action Related to the SpinCo Business or the SpinCo Discontinued Businesses, including such Actions listed on Schedule 1.1(250)(xiii)(a);

(b) Contract Related Liabilities. any and all Liabilities Related to any of the SpinCo Contracts; and

(c) Asset Related Liabilities. any and all Liabilities Related to any of the SpinCo Assets.

(xiv) Unrelated Liabilities. if and to the extent not addressed by the Liabilities described in clauses (i) through (xiii) of this definition or in clauses (i) through (xiii) of the definition of “RemainCo Liabilities”, any and all Liabilities of SpinCo or any of its Subsidiaries as constituted immediately prior to the Effective Time, which are not Related to either Business.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of “RemainCo Liabilities”, such inconsistency shall be resolved using the following order of precedence:

(a) any DWDP SpinCo Liability constitutes a SpinCo Liability;

(b) any Specified SpinCo Liability listed on Schedules 1.1(244)(i) (SpinCo Environmental Liabilities), 1.1(250)(v) (Scheduled Liabilities), 1.1(250)(vii) (Service Provider Liabilities) and 1.1(250)(viii) (Indebtedness Liabilities) constitutes a SpinCo Liability; and

(c) any Liability listed on Schedule 1.1(250)(xiii)(a) (Litigation Related Liabilities) shall give rise to a rebuttable presumption in favor of RemainCo that such Liability relates to the SpinCo Business and/or SpinCo Assets.

In addition, the Allocation provided for in this definition of “SpinCo Liabilities” is not intended to affect or impact the share of any such Liability attributable to third parties.

(251) “SpinCo Non-Compete Acquirers” shall have the meaning set forth in Section 5.6(f).

(252) “SpinCo Non-Compete Target” shall have the meaning set forth in Section 5.6(e)(i).

(253) “SpinCo Prohibited Activities” shall have the meaning set forth in Section 5.6(d).

(254) “SpinCo Real Property” shall have the meaning set forth in the definition of “SpinCo Assets”.

(255) “SpinCo Shared Contracts” shall mean any and all Shared Contracts that are Related to the SpinCo Business, including those set forth on Schedule 1.1(255), but excluding any SpinCo Specified Corporate Contract or any RemainCo Specified Corporate Contract.

(256) “SpinCo Specified Corporate Contracts” shall have the meaning set forth in the definition of “SpinCo Contracts”.

(257) “SpinCo Specified Leased Real Property” shall have the meaning set forth in the definition of “SpinCo Assets”.

(258) “SpinCo Specified Leases” shall have the meaning set forth in the definition of “SpinCo Assets”.

(259) “SpinCo Specified Owned Real Property” shall have the meaning set forth in the definition of “SpinCo Assets”.

(260) “SpinCo Specified Permitted Activities” shall mean the matters set forth on Schedule 1.1(260).

(261) “SpinCo Specified Prior Transaction Agreements” shall mean the Prior Transaction Agreements set forth on Schedule 1.1(261).

(262) “SpinCo Specified Transaction Expenses” shall mean those costs, premiums, fees and expenses set forth on Schedule 1.1(262), regardless of whether paid as of the Effective Time.

(263) “SpinCo Vested Prior Transaction Rights” shall mean any and all rights of any member of the SpinCo Group as a third-party beneficiary under the Prior Transaction Agreements, including pursuant to its status as an indemnitee under any such Prior Transaction Agreements.

(264) “Steps Plan” shall mean the steps plan set forth on Exhibit A hereto, as updated from time to time by RemainCo in its sole discretion prior to the Effective Time.

(265) “Subsidiary” shall mean with respect to any Person (a) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (b) any other partnership, joint venture association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership); provided that (i) any Person set forth on Schedule 1.1(265)(i) shall be deemed to be a Subsidiary of RemainCo and (ii) any Person set forth on Schedule 1.1(265)(ii) shall be deemed to be a Subsidiary of SpinCo.

(266) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(267) “Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.

(268) “Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of the date hereof, by and between the RemainCo and SpinCo.

(269) “Tax Records” shall have the meaning set forth in the Tax Matters Agreement.

(270) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(271) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(272) “Third Party Claim” shall have the meaning set forth in Section 8.4(a).

(273) “Third Party Proceeds” shall have the meaning set forth in Section 8.8(a).

(274) “Third Party Real Property Liabilities” shall mean (A) any and all Environmental Liabilities of any member of the RemainCo Group or the SpinCo Group to the extent relating to, arising out of or resulting from any Shared Third Party Real Property and (B) any and all Off-Site Environmental Liabilities of any member of the RemainCo Group or the SpinCo Group to the extent relating to, arising out of or resulting from the operations and activities at a Shared Third Party Real Property, in the case of each of the foregoing clauses (A) and (B), that is related to or arising out of occurrences prior to the Effective Time.

(275) “Trademarks” shall mean trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

(276) “Transactions” shall mean the Internal Reorganization, the SpinCo Financing Arrangements, the SpinCo Contribution, the SpinCo Issuance, the SpinCo Cash Distribution, the EIDP Distribution and the Distribution.

(277) “Transfer” shall have the meaning set forth in Section 2.2(b)(i) and the term “Transferred” shall have its correlative meaning.

(278) “Transfer Taxes” shall have the meaning set forth in the Tax Matters Agreement..

(279) “Transferred Industrial Real Property” shall have the meaning set forth in Section 2.7(b).

(280) “Transition Services Agreements” shall mean those certain Transition Services Agreements, dated as of the date hereof, by and between (a) RemainCo, as provider, and SpinCo, as recipient, and (b) RemainCo, as recipient, and SpinCo, as provider.

(281) “UK GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.

(282) “Umbrella Secrecy Agreement” shall mean that certain Umbrella Secrecy Agreement, dated as of [ ], by and among RemainCo, SpinCo and the other signatories thereto.

Section 1.2 References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to this Agreement and the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party.

Unless the context requires otherwise, references in this Agreement to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group, references to “RemainCo” shall also be deemed to refer to the applicable member of the RemainCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by SpinCo or RemainCo shall be deemed to require SpinCo or RemainCo, as the case may be, to cause the applicable members of the SpinCo Group or the RemainCo Group, respectively, to take, or refrain from taking, any such action.

Article II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, each Party shall use, and shall cause the other members of its Group and its respective then-Affiliates to use, their respective reasonable best efforts to consummate the Transactions, a portion of which have already been implemented prior to the date hereof.

Section 2.2 Internal Reorganization; Transfer of Assets; Allocation of Liabilities.

(a) Internal Reorganization. Prior to the Effective Time, each Party shall, and shall cause the other members of its Group to, complete the Internal Reorganization, including by taking the actions referred to in Section 2.2(b) and Section 2.2(c).

(b) Transfer of Assets. Prior to the Effective Time and, in each case, pursuant to the Conveyancing and Allocation Instruments and the Internal Reorganization:

(i) Subject to Section 2.2(e) and Section 2.5, RemainCo shall, and shall cause other members of its Group to, as applicable, transfer, contribute, assign and/or convey (“Transfer”) to SpinCo or another member of the SpinCo Group all of its and the other members of its Group’s right, title and interest in and to the SpinCo Assets, and the applicable member(s) of the SpinCo Group shall accept from RemainCo and the applicable members of the RemainCo Group, all of RemainCo’s and the other members of the RemainCo Group’s respective direct or indirect rights, title and interest in and to the SpinCo Assets; and

(ii) Subject to Section 2.2(e) and Section 2.5, SpinCo shall, and shall cause other members of its Group to, as applicable, Transfer to RemainCo or another member of the RemainCo Group all of its and the other members of its Group’s right, title and interest in and to the RemainCo Assets, and the applicable member(s) of the RemainCo Group shall accept from SpinCo and the applicable members of the SpinCo Group, all of SpinCo’s and the other members of the SpinCo Group’s respective direct or indirect rights, title and interest in and to the RemainCo Assets.

(c) Allocation of Liabilities. Prior to the Effective Time and, in each case, pursuant to the Conveyancing and Allocation Instruments and the Internal Reorganization:

(i) Subject to Section 2.2(e) and Section 2.5, RemainCo, or a member of the RemainCo Group, shall be Allocated all of the RemainCo Liabilities; and

(ii) Subject to Section 2.2(e) and Section 2.5, SpinCo, or a member of the SpinCo Group, shall be Allocated all of the SpinCo Liabilities.

For avoidance of doubt, any Allocation of Liabilities pursuant to this Agreement relating to, arising under or resulting from the Prior Transaction Agreements shall not be construed as, or be deemed to be providing any Person who is not a member of the RemainCo Group or the SpinCo Group with a right or claim against any member of the RemainCo Group or the SpinCo Group in respect of any such Liability (or other Liability underlying or related to such Liability).

(d) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(b):

(i) Unless the Parties otherwise agree or the benefits of a Shared Contract are expressly conveyed to the applicable Party (or member of its Group) pursuant to an Ancillary Agreement, (A) any Contract that is a Shared Contract shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended, bifurcated, replicated or otherwise modified prior to, at or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall be Allocated the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of either Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended or otherwise modified) by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled) (including those set forth on Schedule 2.2(d)) or under applicable Law and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended, bifurcated, replicated or otherwise modified, or if such assignment or amendment, bifurcation, replication or modification would impair the benefit the parties thereto derived from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the RemainCo Group or the SpinCo Group, as the case may be, to, in each case, (I) receive the benefit of that portion of each Shared Contract that relates to the SpinCo Business or the RemainCo Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended or otherwise modified for the benefit of) a member of the applicable Group pursuant to this Section 2.2(d) (including enforcing on the applicable Group’s behalf any and all of such Group’s rights against such third party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof)), (II) bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Allocated to a member of the applicable Group pursuant to this Section 2.2(d), including expenses related to enforcing rights under such Shared Contract against the third party counterparty thereto solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof) and (III) indemnify the other Group against all Indemnifiable Losses to the extent arising out of any actions (or omissions to act) taken by such other Group with respect to such Shared Contract at the direction of such first Party (except to the extent arising out of or related to gross negligence, fraud or willful misconduct by such other Group) (for the avoidance of doubt, in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith and in writing by the relevant Parties whose Group is related to such contract), in each case, to the extent so related to the SpinCo Business or the RemainCo Business) and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.2(d), or cannot implement the arrangements set forth in clause (A) within one hundred and eighty (180) days of the Distribution Date, RemainCo and SpinCo shall use commercially reasonable efforts to, if requested by the other Party, seek mutually acceptable alternative arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) for the purpose of allocating rights, liabilities and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”).

(ii) Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any third party to such Shared Contract.

(iii) To the extent permitted by applicable Law, each of RemainCo and SpinCo shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party or the members of such Party’s Group, as applicable, not later than the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment, except to the extent otherwise required by applicable Law.

(iv) With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Effective Time, such Liabilities shall, unless otherwise Allocated pursuant to this Agreement or any Ancillary Agreement, be Allocated among RemainCo and SpinCo as follows:

(A) If such Liability is incurred (x) exclusively in respect of the SpinCo Business, such Liability shall be Allocated to SpinCo or the applicable member of its Group, or (y) exclusively in respect of the RemainCo Business, such Liability shall be Allocated to RemainCo or the applicable member of its Group;

(B) If such Liability cannot be so Allocated under clause (A) above, such Liability shall be Allocated to RemainCo or SpinCo, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the Effective Time) by the SpinCo Business or the RemainCo Business, respectively, under the relevant Shared Contract after the Effective Time; and

(C) Notwithstanding the foregoing in clauses (A) and (B) above, each of SpinCo or RemainCo shall be responsible for any and all such Liabilities to the extent arising from its (or its Subsidiary’s) breach of the relevant Shared Contract after the Effective Time.

(v) None of RemainCo, SpinCo, any of the members of their respective Groups or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be, or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement; provided, however, any Party to which the benefit of a new Contract, Partial Assignment or Acceptable Alternative Arrangement would inure pursuant to this Section 2.2(d) may request that the Party that is Allocated such Shared Contract as a SpinCo Asset or RemainCo Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.2(d)(v), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.2(d)(v).

(vi) From and after the Effective Time, the Party to whose Group a Shared Contract has been Allocated shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (A) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (B) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries. From and after the Effective Time, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact the other Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If a member of a Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such

Shared Contract that would reasonably be expected to impact the other Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Effective Time, no Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (I) such Shared Contract, (II) any Partial Assignment related to such Shared Contract or (III) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the Effective Time that contains cross-default or similar provisions related to such Shared Contract.

(e) Consents. Notwithstanding anything herein to the contrary, no Contract, Permit or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract or Permit, the rights of any third party to such Contract or Permit; provided that Section 2.2(d), to the extent provided therein, shall apply thereto.

(f) Prior Transfers and Allocations. Each Party understands and agrees on behalf of itself and each member of its Group that certain of the Transfers referenced in Section 2.2(b) or Allocations referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Allocations by any member of the RemainCo Group or SpinCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. To the extent that a member of the RemainCo Group or the SpinCo Group, as applicable, owns a RemainCo Asset or SpinCo Asset, respectively, immediately prior to the Effective Time, there shall be no need for such member to Transfer such Asset in connection with the operation of Section 2.2(b). Moreover, to the extent that a member of the RemainCo Group or the SpinCo Group, as applicable, is liable for any RemainCo Liability or SpinCo Liability, respectively, immediately prior to the Effective Time, there shall be no need for such member to be Allocated such Liability in connection with the operation of Section 2.2(c).

Section 2.3 Intergroup Accounts. Except as set forth in Section 8.1(b), any and all intercompany receivables, payables, loans and balances (other than (x) as specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangement or (y) as otherwise set forth on Schedule 2.3 (the matters set forth on Schedule 2.3, the “Other Surviving Intergroup Accounts”)) between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, which exist as of immediately prior to the Effective Time (the “Intergroup Accounts”), shall, prior to the Effective Time, be satisfied and/or settled in full by means of a cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise canceled and terminated or extinguished, and, if not settled prior to such time, shall be deemed terminated and released at such time. For the avoidance of doubt, the Other Surviving Intergroup Accounts (a) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within the payment terms set forth therefor on Schedule 2.3 or thirty (30) days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (b) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.

Section 2.4 Limitation of Liability; Intergroup Contracts.

(a) No Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Distribution Disclosure Document or Financing Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as set forth in Section 2.4(c), no Party or any other member of its Group shall be liable to the other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing at or prior to the Effective Time and each Party (on behalf of itself and each other member of its Group) hereby terminates any and all Contracts, arrangements, courses of dealing and understandings between or among it or any of its other Group members, on the one hand, and the other Party or any of its Group members, on the other hand, effective as of the Effective Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, and shall cause the other members of its Group to, execute and deliver such agreements, instruments and other papers as may be required to terminate any such Contract, arrangement, course of dealing or understanding pursuant to this Section 2.4(b) if so requested by the other Party.

(c) The provisions of Section 2.4(b) shall not apply to any of the following Contracts, arrangements, courses of dealing or understandings (or to any of the provisions thereof): (x) this Agreement, the Ancillary Agreements, the Continuing Arrangements, the Other Surviving Intergroup Accounts, the Conveyancing and Allocation Instruments and such Contracts, arrangements, courses of dealing or understandings with respect to goods in transit for which title has not transferred to the RemainCo Group (if in respect of assets that would otherwise be RemainCo Assets) or the SpinCo Group (if in respect of assets that would otherwise be SpinCo Assets) as of the Effective Time) and (y) any Contracts, arrangements, courses of dealing or understandings to which any Person other than the Parties and their respective Affiliates is a party (it being understood, in case of this clause (y), that (A) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, arrangements, courses of dealing or understandings constitute SpinCo Assets, SpinCo Liabilities, RemainCo Assets or RemainCo Liabilities, such Contracts, arrangements, courses of dealing or understandings shall be Transferred or Allocated pursuant to this Article II and (B) the obligations of any member of a Group to any member of the other Group shall be deemed terminated as of the Effective Time with no further liability to any member of such other Group as a result thereof (except to the extent otherwise provided in this Agreement).

(d) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.4(b), and, but for the mistake or oversight of any Party, would have been listed as continuing and is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated prior to the Effective Time, then, at the request of such affected Party made within fifteen (15) months following the Effective Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or, as appropriate, be re-instated, following the Effective Time; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.5 Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Allocations contemplated by this Article II shall not have been consummated at or prior to the Effective Time, from and after the Effective Time, (i) the Parties shall comply with the obligations set forth in Sections 5.4 and 5.5, (ii) the Party (or relevant member of its Group) Allocated such Asset shall thereafter hold (or shall cause such member of its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (iii) the Party intended to be Allocated such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party Allocated such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.2(d)) to be assigned for which any necessary Consents are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, also be subject to Section 2.9 and Section 2.10, to the extent applicable. In addition, the Party Allocated such Asset or Liability (or relevant member of its Group) shall (or shall cause such member of its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Allocated such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Allocated as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the RemainCo Group or SpinCo Group entitled to the receipt of such Asset or required to be Allocated such Liability. In furtherance of the foregoing, each Party agrees (on behalf of itself and each other member of its Group) that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(b), each Party and/or each member of its Group shall (A) be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have been Allocated in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Allocate pursuant to the terms of this Agreement and (B)(I) enforce at the other Party’s (or relevant member of its Group’s) request, or allow the other Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Assets and Liabilities against any other Persons, (II) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of the other Party’s Group, (III) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except in connection with the expiration of such Contract in accordance with its terms, (IV) not amend, modify or supplement any Contract that constitutes such Asset and (V) provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset, or as otherwise reasonably necessary to permit the other Party to have sufficient time to exercise any express right to cure under such Contract; provided that the costs and expenses incurred by the responding Party or its Group in respect of any request by the other Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group.

(b) If and when the Consents and/or conditions, the absence, non-satisfaction, existence or potential violation of which caused the deferral of Transfer of any Asset or deferral of the Allocation of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Allocation or novation of the applicable Asset or Liability shall be effected as promptly as reasonably practicable without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.5) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue or otherwise unreasonable cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) Allocated any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Allocation of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed (in writing) in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such Allocated Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Allocated Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of RemainCo or SpinCo or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Assets or Liabilities not Transferred as of the Effective Time; provided, however, that any Party to which such Asset or Liability has not been Transferred or Allocated, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Allocation of such Liability, may request that the Party Allocated such Asset or Liability commence litigation, which request shall be considered in good faith by the Party Allocated such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.5(c), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.5(c).

(d) Notwithstanding anything else set forth in this Section 2.5 to the contrary, (i) neither RemainCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of RemainCo, (x) result in a violation of any obligation which RemainCo or any such Subsidiary has to any third party or (y) violate applicable Law and (ii) neither SpinCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of SpinCo, (x) result in a violation of any obligation which SpinCo or any such Subsidiary has to any third party or (y) violate applicable Law.

(e) The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.5.

(f) To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 2.5(a), each of RemainCo and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets as of the Effective Time and (B) the deferred Liabilities as liabilities having been Allocated to and owned by the Person intended to be subject to such Liabilities as of the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment, except to the extent otherwise required by applicable Law.

Section 2.6 Wrong Pockets; Mail & Other Communications; Payments.

(a) Subject to Section 2.5 and Section 2.2(d), (i) if at any time within twenty-four (24) months after the Effective Time, any Party discovers that any SpinCo Asset is held by any member of the RemainCo Group or any of its respective then-Affiliates, RemainCo shall, and shall cause the other members of its Group and its and their then-Affiliates to, use its reasonable best efforts to promptly procure the Transfer (including by executing and delivering all documents necessary to reflect the Transfer) of the relevant SpinCo Asset to SpinCo or an Affiliate of SpinCo designated by SpinCo for no additional consideration; or (ii) if at any time within twenty-four (24) months after the Effective Time, any Party discovers that any RemainCo Asset is held by any member of the SpinCo Group or any of its then-Affiliates, SpinCo shall, and shall cause the other members of its Group and its and their respective then-Affiliates to, use its reasonable best efforts to promptly procure the Transfer (including by executing and delivering all documents necessary to reflect the Transfer) of the relevant RemainCo Asset to RemainCo or an Affiliate of RemainCo designated by RemainCo for no additional consideration; provided that, in the case of clause (i), neither RemainCo nor any of its Affiliates or, in the case of clause (ii), neither SpinCo nor any of its Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Allocation Instrument as may be agreed in writing by the Parties.

(b) On and prior to the twenty-four (24) month anniversary following the Effective Time, if either Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed in writing by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to such other Party or a member of its Group, or is an Asset that such other Party or a member of its Group was intended to have the right to continue to use (other than (for the avoidance of doubt) any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Effective Time), then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable, (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be a SpinCo Asset or RemainCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with, this Agreement, including with respect to the Allocation of associated Liabilities. If reasonably practicable and permitted under applicable law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Allocation Instrument as may be agreed in writing by the relevant Parties.

(c) After the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.6(c), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party, copies thereof) to such other Party as provided for in Section 12.5; provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against the other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving the other Party (or any member of such other Party’s Group), such Party shall, and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party; provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.6(c) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.6(c) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of either Group (or any of their respective Affiliates from time to time) to permit any member of the other Group to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any member of the other Party’s Group or any of their respective then-Affiliates for service of process purposes.

(d) After the Effective Time, SpinCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to RemainCo (or its designee; provided that such designee shall not result in any member of the SpinCo Group bearing additional Taxes) any monies or checks that have been received by SpinCo (or another member of its Group or its or its respective then-Affiliates) after the Effective Time to the extent they are (or represent the proceeds of) a RemainCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the RemainCo Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the RemainCo Group within seven (7) days).

(e) After the Effective Time, RemainCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to SpinCo (or its designee; provided that such designee shall not result in any member of the RemainCo Group bearing additional Taxes) any monies or checks that have been received by RemainCo (or another member of its Group or its or its respective then-Affiliates) after the Effective Time to the extent they are (or represent the proceeds of) any SpinCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case to the applicable members of the SpinCo Group; provided that if the aggregate amount not yet paid or delivered exceeds $100,000 before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the SpinCo Group within seven (7) days).

Section 2.7 Conveyancing and Allocation Instruments.

(a) In connection with, and in furtherance of, the Transfers of Assets and the Allocation of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, at or prior to the Effective Time, by the appropriate entities, the Conveyancing and Allocation Instruments necessary to evidence the valid and effective Allocation to the applicable Party of the Liabilities Allocated to it and the valid and effective Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets for Transfers to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or for Transfers of Assets and Allocation of Liabilities to be effected pursuant to non-U.S. Laws, in such form or forms as the Parties shall reasonably agree and in compliance with such non-U.S. Laws; provided that Section 8.4(f) shall apply to each Transfer of Assets and Allocation of Liabilities contemplated by this Agreement, and provided further, that all Conveyancing and Allocation Instruments pertaining to real property (or any portion thereof) that are customarily recorded, filed or registered with any local office, land records or Governmental Entity, shall be in the form required for such recordation, filing or registration, and the Parties shall arrange for such recordation, filing or registration to occur upon, or promptly following, the Effective Time.

(b) With respect to the Transfer, directly or indirectly, in connection with the Transactions, of any real property (or any portion thereof) that is, or at any time prior to the Effective Date has been, used for any Industrial Purpose, whether or not of record (the portion of such real property that is or has been used for an Industrial Purpose, the “Transferred Industrial Real Property”), the restrictions set forth on Exhibit B attached hereto (the “Industrial Real Property Restrictions”) shall apply unless the transferee and transferor of such Transferred Industrial Real Property mutually and reasonably determine that one or more of the Industrial Real Property Restrictions should not apply to the Transferred Industrial Real Property, and would not be required under applicable law or otherwise, based on the facts and circumstances existing at the time. If any such mutual and reasonable determination is made, in furtherance of the foregoing, prior to the Effective Time, the transferor of any Transferred Industrial Real Property shall, as applicable, exclude or modify to be less stringent the relevant Industrial Real Property Restrictions from (or to be included in) the respective Conveyancing and Allocation Instrument. Unless and until any such Industrial Real Property Restrictions have been so excluded or modified in the applicable Conveyancing and Allocation Instrument, each Party shall, and shall cause the other members of its Group and its and their respective Affiliates to, comply with the Industrial Real Property Restrictions.

Section 2.8 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the Transactions.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall, and shall cause the other members of its Group to, cooperate with the other Party (or the relevant member of its Group), and without any further consideration, but at the expense (unless Allocated to the Group of the requested Party pursuant to the other terms of this Agreement) of the requesting Party (or the relevant member of its Group) (except as provided in Sections 2.2(d)(v) and 2.5(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents, any permit, license, Contract, indenture or other instrument (including any Consents), and to take all such other actions as such Party (or the relevant member of its Group) may reasonably be requested to take by the other Party (or the relevant member of its Group) from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the Allocation of the applicable Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party shall, and shall cause the other members of its Group to, at the reasonable request, cost and expense (unless Allocated to the Group of the requested Party (or other member of its Group) pursuant to the other terms of this Agreement) of the other Party, take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or its Group) to the Assets Transferred to such Party (or member of its Group) under this Agreement, free and clear of any Security Interest.

Section 2.9 Novation of Liabilities.

(a) Each Party, at the request of the other Party (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), in each case for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of the Other Party as provided in this Agreement, or to obtain in writing the unconditional release of the Other Party to such arrangements (other than any member of the Group who was Allocated such Liability as set forth in this Agreement), so that, in any such case, the members of such Party’s Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). For the purposes of complying with the terms set forth in this Section 2.9, not more than thirty (30) Business Days after the end of each of the first six (6) fiscal quarters after the Effective Time, each of SpinCo and RemainCo shall deliver to the other Party a list of the Consents, releases, substitutions or amendments required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of the

Other Party as provided in this Agreement, along with the status and anticipated timing for obtaining such Consents, releases, substitutions or amendments required.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of the Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party for whom such Contract or other obligation does constitute a Liability (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of the Other Party or other member of the Other Party’s Group thereunder from and after the Effective Time. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any other member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of the Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of the Other Party’s Group to the Liable Party, or to another member of the Liable Party’s Group, without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall be Allocated such rights and Liabilities. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9(b).

Section 2.10 Guarantees.

(a) (i) RemainCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of SpinCo) use commercially reasonable efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the SpinCo Group with respect to, and/or (B) have all members of the SpinCo Group removed or released as guarantor of or obligor for, in each case of (A) and (B), any RemainCo Liability (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the SpinCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, including in respect of the guarantees set forth on Schedule 2.10(a)(i) and, with respect to the RemainCo Environmental Liabilities, on Schedule 5.5(b), and (ii) SpinCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of RemainCo) use commercially reasonable efforts to (A) cause a member of the SpinCo Group to be substituted in all respects for a member of the RemainCo Group with respect to, and/or (B) have all members of the RemainCo Group removed or released as guarantor of or obligor for, in each case of (A) and (B), any SpinCo Liability (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the RemainCo Group for the benefit of any member of the SpinCo Group) to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii) and, with respect to the SpinCo Environmental Liabilities, on Schedule 5.5(b), in the case of each of clauses (i) and (ii), at or prior to the Effective Time or as soon as reasonably practicable thereafter. Except as otherwise provided in Section 2.10(b), no member of the SpinCo Group or RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such guarantees.

(b) At or prior to the Effective Time or as soon as reasonably practicable thereafter, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the RemainCo Group, SpinCo shall, and shall cause the other members of the SpinCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions which any member of the SpinCo Group (A) would be reasonably unable to comply with or (B) would be reasonably expected to breach, and (ii) of any member of the SpinCo Group, RemainCo shall, and shall cause the other members of the RemainCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions which any member of the RemainCo Group (A) would be reasonably unable to comply with or (B) would be reasonably expected to breach.

(c) If either of RemainCo or SpinCo is unable to obtain, or to cause to be obtained, any such required substitution, removal or release as set forth in Section 2.10(a) and Section 2.10(b), (i) the Party whose Group is the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall, or shall cause one of the other members of its Group, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) each of RemainCo and SpinCo agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a third party, any guarantees or Credit Support Instruments, for which the other Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to guarantees included in leases for real property, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term until the fourth (4th) anniversary of the Effective Time if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease and (iii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on the prevailing market interest rate in the applicable jurisdiction for similarly situated beneficiaries on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter.

(d) Each Party shall, and shall cause the other members of their respective Groups to cooperate and (i) SpinCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by RemainCo or other members of the RemainCo Group, on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(i) (the “SpinCo CSIs”), as promptly as practicable with Credit Support Instruments from SpinCo or a member of the SpinCo Group as of the Effective Time, and (ii) RemainCo shall, and shall cause the other members of its Group to, use reasonable best efforts to replace all Credit Support Instruments issued by SpinCo or other members of the SpinCo Group, on behalf of or in favor of any member of the RemainCo Group or the RemainCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(ii) (the “RemainCo CSIs”), as promptly as practicable with Credit Support Instruments from RemainCo or a member of the RemainCo Group as of the Effective Time:

(i) With respect to any SpinCo CSIs that remain outstanding after the Effective Time (x) SpinCo shall, and shall cause the other members of the SpinCo Group to, jointly and severally, indemnify and hold harmless the RemainCo Indemnitees for any Liabilities arising from or relating to such SpinCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such SpinCo CSIs in accordance with the terms thereof, (y) SpinCo shall pay to RemainCo a fee payable at the end of each calendar quarter based on the prevailing market interest rate in the applicable jurisdiction for similarly situated beneficiaries on the average outstanding balance (which, for the avoidance of doubt, shall mean any amount where the guarantor or obligor has not been released from the obligation or liability), during such quarter of any outstanding SpinCo CSIs issued by RemainCo or any other member of the RemainCo Group, respectively, and (z) without the prior written consent of RemainCo, SpinCo shall not, and shall not permit any other member of the SpinCo Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which RemainCo or any other member of the RemainCo Group has issued any Credit Support Instruments which remain outstanding. No member of the RemainCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business after the expiration of such SpinCo CSI.

(ii) With respect to any RemainCo CSIs that remain outstanding after the Effective Time (x) RemainCo shall, and shall cause the members of the RemainCo Group to, jointly and severally, indemnify and hold harmless the SpinCo Indemnitees for any Liabilities arising from or relating to such RemainCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such RemainCo CSIs in accordance with the terms thereof, (y) RemainCo shall pay to SpinCo a fee payable at the end of each calendar quarter based on the prevailing market interest rate in the applicable jurisdiction for similarly situated beneficiaries on the average outstanding balance (which, for the avoidance of doubt, shall mean any amount where the guarantor or obligor has not been released from the obligation or liability) during such quarter of any outstanding RemainCo CSIs issued by SpinCo or any other member of the SpinCo Group, respectively, and (z) without the prior written consent of SpinCo, RemainCo shall not, and shall not permit any other member of the RemainCo Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which SpinCo or any other member of the SpinCo Group has issued any Credit Support Instruments which remain outstanding. No member of the SpinCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the RemainCo Group or the RemainCo Business after the expiration of such RemainCo CSI.

Section 2.11 Bank Accounts; Cash Balances.

(a) Each of RemainCo and SpinCo shall, and shall cause the other members of its Group to, use commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account owned by any member of the SpinCo Group (collectively, the “SpinCo Accounts”), so that, from and after the Effective Time, the SpinCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by any member of the RemainCo Group (collectively, the “RemainCo Accounts”), are de-linked from such SpinCo Accounts.

(b) Each of RemainCo and SpinCo shall, and shall cause the other members of its Group to, use commercially reasonable efforts to take all actions necessary to amend all Contracts governing the RemainCo Accounts so that, from and after the Effective Time, the RemainCo Accounts, if currently linked to any SpinCo Account, are de-linked from such SpinCo Accounts.

(c) With respect to any outstanding checks issued by any member of the RemainCo Group or the SpinCo Group prior to the Effective Time, such outstanding checks shall be honored from and after the Effective Time by the Person or Group owning the account on which the check is drawn, without modifying in any way the Allocation of Liability (and rights to reimbursement) for such amounts under this Agreement or any Ancillary Agreement.

Section 2.12 Payment of Specified Transaction Expenses.

(a) Within sixty (60) days following the Distribution Date, RemainCo shall provide SpinCo with a statement of the amounts paid to date by RemainCo (or any other member of the RemainCo Group) in respect of the Shared Specified Transaction Expenses and the SpinCo Specified Transaction Expenses. Promptly following receipt of such statement (and, in any event, within ten (10) days), SpinCo shall make a payment by wire transfer of immediately available funds to one or more accounts designated by RemainCo of an amount equal to (i) the Applicable SpinCo Percentage, multiplied by such amounts paid by RemainCo (or any other member of the RemainCo Group) with respect to the Shared Specified Transaction Expenses plus (ii) such amounts paid by RemainCo (or any other member of the RemainCo Group) with respect to the SpinCo Specified Transaction Expenses.

(b) Any payment made pursuant to this Section 2.12 shall be treated, for U.S. federal income Tax purposes, in a manner similar to the treatment described in Section 2.10 of the Tax Matters Agreement.

Section 2.13 Disclaimer of Representations and Warranties. EACH OF REMAINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES,

INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ALLOCATED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER MATTER WHETHER OR NOT OF RECORD AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Article III

OTHER TRANSACTIONS AND ACTIONS

Section 3.1 SpinCo Financing Arrangements. SpinCo (and certain members of the SpinCo Group) will undertake the SpinCo Financing Arrangements.

Section 3.2 Transactions Prior to the Effective Time.

(a) SpinCo Contribution. Following the Internal Reorganization, but prior to the Effective Time, EIDP shall make the SpinCo Contribution.

(b) SpinCo Issuance; SpinCo Cash Distribution. In exchange for the SpinCo Contribution, SpinCo shall make, or cause to be made, the SpinCo Issuance and the SpinCo Cash Distribution. The SpinCo Cash Distribution shall be made by wire payment of immediately available funds to one or more accounts designated by EIDP.

(c) EIDP Distribution. Following the completion of the SpinCo Cash Distribution, but prior to the Effective Time, EIDP shall make the EIDP Distribution.

Section 3.3 Certificate of Incorporation; Bylaws. At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed by SpinCo with the Commission as exhibits to the Form 10.

Section 3.4 Directors. At or prior to the Effective Time, RemainCo shall take all necessary action to cause the Board of Directors of SpinCo to consist of the individuals identified in the Information Statement as directors of SpinCo as of the Effective Time.

Section 3.5 Officers. At or prior to the Effective Time, RemainCo shall take all necessary action to cause the individuals identified as such in the Information Statement to be officers of SpinCo as of the Effective Time.

Section 3.6 Resignations. At or prior to the Effective Time, each of RemainCo and SpinCo shall cause all of its employees and all employees of any other member of its Group to resign, effective as of the Distribution, from all positions as officers or directors of any member of the other Group (and any other Person where such position is as a designee or representative of any member of the other Group) in which they serve.

Section 3.7 Ancillary Agreements. At or prior to the Effective Time, each of RemainCo, EIDP and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of its Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Article IV

THE DISTRIBUTION

Section 4.1 The Distribution. On the Distribution Date, subject to the conditions and other terms set forth in this Article IV, RemainCo shall cause the Agent to make the Distribution, including to credit the appropriate class and number of such shares of SpinCo Common Stock to book-entry accounts, for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own RemainCo Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. No action by any such Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) SpinCo Common Stock such Record Holder is entitled to in the Distribution.

Section 4.2 Fractional Shares. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. Record Holders holding a number of shares of RemainCo Common Stock as of close of business on the Distribution Record Date which would entitle such Record Holder to receive a fraction of a share of SpinCo Common Stock in the Distribution will receive cash in lieu of any fractional shares. As soon as practicable after the Distribution Date, RemainCo shall direct the Agent to (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of Record Holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such Record Holder (or such Record Holder’s designated transferee or transferees) such Record Holder’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law (including applicable Transfer Taxes) and for the costs and expenses of such sale and distribution, including brokers fees and commissions. None of RemainCo, SpinCo or the Agent will guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. Neither RemainCo nor SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion in consultation with SpinCo to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of RemainCo or SpinCo.

Section 4.3 Sole Discretion of RemainCo. RemainCo shall, in its sole and absolute discretion, determine the Distribution Date and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, RemainCo may, in accordance with Section 12.10, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, RemainCo shall have the right not to complete the Distribution if, at any time prior to the Distribution, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of RemainCo or its stockholders, that a sale or other alternative is in the best interests of RemainCo or its stockholders or that it is not advisable at that time for the SpinCo Business to separate from RemainCo.

Section 4.4 Conditions to Distribution. Subject to Section 4.3, the obligation of RemainCo to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by RemainCo in its sole and absolute discretion, of the following conditions. None of SpinCo or any other member of the SpinCo Group with respect to the Distribution or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of RemainCo. Any determination made by RemainCo prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.4 shall be conclusive and binding on the Parties. The conditions are for the sole benefit of RemainCo and shall not give rise to or create any duty on the part of RemainCo or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the Commission shall have declared effective the Form 10 under the Exchange Act (or the Form 10 having become effective pursuant to and in accordance with Section 12(d) of the Exchange Act), and no stop order relating to the Form 10 shall be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of RemainCo Common Stock;

(b) the shares of SpinCo Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

(c) RemainCo shall have received the RemainCo Tax Opinion;

(d) (A) the Board, the Board of Directors of EIDP and the Board of Directors of SpinCo shall have received an opinion from the independent financial advisory firm set forth on Schedule 4.4(d) or another independent financial advisory firm as determined by the Board (the “Financial Advisory Firm”), in form and substance satisfactory to the Board, the Board of Directors of EIDP and the Board of Directors of SpinCo (in the sole discretion of each), confirming that (I) assuming the Transactions are consummated, SpinCo would be solvent, SpinCo should be adequately capitalized and SpinCo should be able to pay its debts as they become due and (II) SpinCo would have adequate surplus to declare the SpinCo Cash Distribution, in each of clauses (I) and (II), after giving effect to the Transactions, (B) the Board and the Board of Directors of EIDP shall have received an opinion from the Financial Advisory Firm, in form and substance satisfactory to the Board and the Board of Directors of EIDP (in the sole discretion of each), confirming that (I) assuming the Transactions are consummated, EIDP would be solvent, EIDP should be adequately capitalized and EIDP should be able to pay its debts as they become due and (II) EIDP would have adequate surplus to declare the EIDP Distribution, in each of clauses (I) and (II), after giving effect to the Transactions, and (C) the Board shall have received an opinion from the Financial Advisory Firm, in form and substance satisfactory to the Board (in its sole discretion), confirming that (I) assuming the Transactions are consummated, RemainCo would be solvent, RemainCo should be adequately capitalized and RemainCo should be able to pay its debts as they become due and (II) RemainCo would have adequate surplus to declare the Distribution, in each of clauses (I) and (II), after giving effect to the Transactions;

(e) no order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of RemainCo shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(f) the Internal Reorganization shall have been effectuated;

(g) the SpinCo Contribution and the SpinCo Issuance shall have been completed;

(h) (i) the SpinCo Financing Arrangements shall be available on terms acceptable to RemainCo and (ii) the SpinCo Financing Arrangements that are contemplated to be completed prior to the Distribution shall have been completed;

(i) the SpinCo Cash Distribution shall have been completed;

(j) the EIDP Distribution shall have been completed;

(k) the Board shall have declared the Distribution and approved all related transactions, which approval may be given or withheld at its absolute and sole discretion (and such declaration or approval shall not have been withdrawn);

(l) RemainCo shall have caused the Board of Directors of SpinCo to consist of the individuals identified in the Information Statement as directors of SpinCo, effective as of the Effective Time;

(m) the directors of RemainCo set forth on Schedule 4.4(m) shall have resigned from the Board, effective as of the Effective Time;

(n) (i) SpinCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party, and (ii) RemainCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which they and/or such Subsidiary are contemplated to be a party;

(o) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of RemainCo or its stockholders.

Section 4.5 Effectiveness of Distribution. Unless otherwise determined by RemainCo prior to the Distribution, the Distribution shall be deemed to occur at [ ], New York City Time, on the Distribution Date (the “Effective Time”).

Article V

CERTAIN COVENANTS

Section 5.1 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees (on behalf of itself and each other member of its Group) that, following the Distribution until the completion of each Party’s audit for the fiscal year ending December 31 of the calendar year in which the third (3rd) anniversary of the Distribution occurs, it shall provide, and cause each member of its Group to provide, reasonable access and assistance with respect to (i) any statutory audit with respect to any fiscal year ending prior to the Distribution or for any portion of a fiscal year prior to the Distribution, in each case, in respect of which the Party requesting such reasonable assistance and access was an Affiliate (or relevant member of its Group) of the other Party’s Group, (ii) the preparation and audit of each of the Party’s financial statements for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year) or amendments thereto, or the printing, filing and public dissemination thereof, and (iii) the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures in respect of the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year); provided that in the event that any Party changes its auditors within one (1) year of the completion of each Party’s audit for the fiscal year ending December 31 of the calendar year in which the third (3rd) anniversary of the Distribution occurs, then such Party may request reasonable access on the terms set forth in this Section 5.1 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.1 shall be afforded by and to each of the Parties (from time to time following the Distribution), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law (including under Public Reports):

(a) Date of Auditors’ Opinion. each party shall use commercially reasonable efforts to enable its auditors to complete their audit for the fiscal year ending December 31 of the calendar year in which the Distribution occurs such that they shall date their opinion on the audited annual financial statements on the same date that the other Party’s auditors (the “Other Party’s Auditors”) date their opinion on such other Party’s audited annual financial statements, and to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements for such fiscal year;

(b) Annual Financial Statements. (i) each Party shall provide or provide access to the other Party on a timely basis all Information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination of such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year) and for management’s assessment of the effectiveness of such Party’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a calendar year, also for the previous fiscal year), and (ii) without limiting the generality of the foregoing clause (i), each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Other Party’s Auditors with respect to Information to be included or contained in such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a calendar year, the previous fiscal year) and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required;

(c) Access to Personnel and Records. subject to the confidentiality provisions of this Agreement (including, for the avoidance of doubt, those set forth in Article IX) and to the extent it relates to the time prior to the Effective Time, (i) each Party shall authorize and request its auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the Commission for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a calendar year, the previous fiscal year), and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments;

(d) Current, Quarterly and Annual Reports. (i) at least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, to the extent permitted under applicable Law, each Party shall deliver to the other Party a reasonably complete draft of any earnings news release or any filing with the Commission containing financial statements for the related year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a calendar year, the previous fiscal year) and the calendar year preceding such year, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 (such reports, collectively, the “Public Reports”); provided, however, that each Party may continue to revise its Public Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, that each Party’s personnel will actively and reasonably consult with the other Party’s personnel regarding any proposed changes to its Public Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which would reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures; (ii) each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by RemainCo with the Commission on or about the time of the Distribution; and (iii) if any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Public Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Public Reports; and

(e) Compensation Programs. (i) SpinCo agrees that, to the extent that SpinCo’s proxy statement for the 2027 annual meeting of its stockholders or Form 10-K for the fiscal year ended December 31, 2026 discusses compensation programs of RemainCo, it shall substantially conform such discussion to the corresponding discussion in RemainCo’s proxy statement and/or Form 10-K for the applicable period; and (ii) RemainCo agrees that, to the extent that RemainCo’s proxy statement for the 2027 annual meeting of its stockholders or Form 10-K for the fiscal year ended December 31, 2026 discusses compensation programs of SpinCo, it shall substantially conform such discussion to the corresponding discussion in SpinCo’s proxy statement and/or Form 10-K for the applicable period.

Nothing in this Section 5.1 shall require any Party to violate any agreement with any unaffiliated third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.1 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 5.2 Separation of Information.

(a) Except as set forth on Schedule 5.2(a), SpinCo shall, and shall cause the other members of the SpinCo Group to, use commercially reasonable efforts to deliver to RemainCo (or its designee) as promptly as practicable (and, in any event, no later than twelve (12) months following the Distribution) all Information that constitutes a RemainCo Asset but is commingled in any member of the SpinCo Group’s current records or archives (whether stored with a third party or directly by any member of the SpinCo Group) (for the avoidance of doubt, SpinCo may redact Information that is a SpinCo Asset to which a member of the RemainCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to any Designated Ancillary Agreement, or that is not otherwise related to the RemainCo Business); provided that with respect to any Information to which a member of the RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.

(b) If RemainCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that RemainCo reasonably believes constitutes a RemainCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is otherwise related to the RemainCo Business but is held by or on behalf of any member of the SpinCo Group (or any transferee thereof), SpinCo shall, and shall cause any other applicable member of the SpinCo Group to, request that the archive holder deliver such item to SpinCo for review as soon as reasonably practicable, and SpinCo shall review such request and deliver the requested material to RemainCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, SpinCo shall deliver the material to RemainCo as promptly as reasonably practicable and shall notify RemainCo of the expected timeframe to allow RemainCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a RemainCo Asset (and a member of the RemainCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is not otherwise related to the RemainCo Business, SpinCo shall not deliver the material to RemainCo, but shall provide RemainCo with an explanation in reasonable detail of such determination and discuss with RemainCo in good faith.

(c) Except as set forth on Schedule 5.2(c), RemainCo shall, and shall cause the other members of the RemainCo Group to, use commercially reasonable efforts to deliver to SpinCo (or its designee) as promptly as practicable (and, in any event, no later than twelve (12) months following the Distribution) all Information that constitutes a SpinCo Asset but is commingled in any member of the RemainCo Group’s current records or archives (whether stored with a third party or directly by any member of the RemainCo Group) (for the avoidance of doubt, RemainCo may redact Information that is a RemainCo Asset to which a member of the SpinCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to any Designated Ancillary Agreement or that is not otherwise related to the SpinCo Business); provided that with respect to any Information to which a member of the SpinCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.

(d) If SpinCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that SpinCo reasonably believes constitutes a SpinCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is otherwise related to the SpinCo Business but is held by or on behalf of any member of the RemainCo Group (or any transferee thereof), RemainCo shall, and shall cause any other applicable member of the RemainCo Group to, request that the archive holder deliver such item to RemainCo for review as soon as reasonably practicable, and RemainCo shall review such request and deliver the requested material to SpinCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, RemainCo shall deliver the material to SpinCo as promptly as reasonably practicable and shall notify SpinCo of the expected timeframe to allow SpinCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the SpinCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a SpinCo Asset (and a member of the SpinCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is not otherwise related to the SpinCo Business, RemainCo shall not deliver the material to SpinCo, but shall provide SpinCo with an explanation in reasonable detail of such determination and discuss with SpinCo in good faith.

Section 5.3 Nonpublic Information. Each Party acknowledges on behalf of itself and the other members of its Group that Information provided under Section 5.1 may constitute material, nonpublic information, and trading in the securities of a member of either Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic information may constitute a violation of the U.S. federal securities Laws.

Section 5.4 Cooperation. For a period of three (3) years following the Distribution Date, and subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group, each of its and their respective then-Affiliates and its and their respective employees, to (a) use commercially reasonable efforts to effect as promptly as practicable any Transfer of Assets or Allocation of Liabilities contemplated by Article II that have not been consummated at or prior to the Effective Time, including (i) seeking and obtaining all necessary Consents for such Transfer of Assets and Allocation of Liabilities, including the Consents set forth on Schedule 2.2(e) and (ii) gathering, preparing and submitting any Information or documentary material that may be requested by any Governmental Entity or other third party in connection with obtaining such Consents, (b) to provide reasonable cooperation and assistance to the other Party (any member of such other Party’s Group) in connection with the completion of the transactions contemplated hereby or by any Ancillary Agreement (including assisting in the preparation of the Distribution), (c) provide knowledge transfer in reasonable detail at the request of the other Party regarding the Business, Assets or Liabilities of such other Party (for the avoidance of doubt, knowledge transfer is not required pursuant to this Section 5.4 with respect to Intellectual Property or Information constituting an Asset of the requested Party’s Group (unless a license or access thereto has been granted to a member of the requesting Party’s Group pursuant to an Ancillary Agreement or Designated Ancillary Agreement

(but in such case, Information shall be delivered only to the extent of such license (or to the extent reasonably necessary to exercise such license) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement))), (d) provide reasonable cooperation and assistance to the other Party (or member of its Group) in the orderly and efficient transition in becoming an independent company and (e) reasonably assist the other Party (or member of its Group) to the extent such Party (or member of such Party’s Group) is providing or has provided services, as applicable, pursuant to the Transition Services Agreement or the applicable Site Services Agreements, in connection with requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity, in the case of each of the foregoing clauses (a) through (e), at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or any member of its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or any member of its Group), if applicable. Notwithstanding the foregoing, for a period of ten (10) years following the Distribution Date, each Party shall, and shall cause the other members of its Group, each of its and their respective then-Affiliates and its and their respective employees to, provide reasonable cooperation and assistance to the other Party and the members of its Group in connection with any regulatory matters before or involving any Governmental Entity to the extent relating to Regulatory Data in the possession, custody or control of such Party, any member of its Group or any of its or their respective then-current Affiliates, including by providing copies of any such Regulatory Data as mutually agreed between the Parties in good faith. The cooperation and assistance provided for in this Section 5.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall, and shall cause the other members of its Group (and its and their respective then-current Affiliates) to, make reasonably available those employees with particular knowledge of any function or service of which the other Party was not Transferred the employees involved in such function or service in connection with the Internal Reorganization (including employee benefits functions, risk management, etc.).

Section 5.5 Permits and Financial Assurance.

(a) Without limitation of any provision in Section 5.4, prior to the Effective Time, the Permit Transferor shall be responsible for preparing and submitting, on a timely basis, all filings required to effect, as applicable, (i) the Transfer to the applicable Permit Transferee of all Permits, including Environmental Permits, and Registrations that constitute Assets that are Transferred to the Permit Transferee’s Group pursuant to this Agreement and (ii) the issuance or reissuance of all Permits, including Environmental Permits, and Registrations necessary for the conduct of the Business of the Permit Transferee’s Group as it is conducted as of the Effective Time after giving effect to the Ancillary Agreements. The Permit Transferee shall use its commercially reasonable efforts to cooperate with the Permit Transferor with respect to the filing of such transfer, issuance or reissuance requests, including executing and delivering any necessary forms as required and providing Information in the Permit Transferee’s possession to the Permit Transferor that is necessary for any such transfer, issuance or reissuance request. Following the Effective Time, notwithstanding anything to the contrary in Section 2.5, the Permit Transferor shall, and shall cause the other members of its Group to, use commercially reasonable efforts to (A) assist the Permit Transferee to the extent that any such request submitted prior to the Effective Time pursuant to this Section 5.5(a) has not received Consent for transfer, issuance or reissuance as of the Effective Time, and (B) maintain each Permit, including any Environmental Permit, and Registration that was not Transferred, issued or reissued to the Permit Transferee prior to the Effective Time (a “Non-Transferred Permit”), in full force and effect in all material respects in the ordinary course of business consistent with past practice (or, if greater, the level of effort agreed to maintain and administer its own Permits, including any Environmental Permit, and Registrations) and taking into account the Transactions, until such time as such Permit or Registration has been transferred, issued or reissued to the Permit Transferee; provided that the Permit Transferor’s obligation hereunder is conditioned on the Permit Transferee undertaking prompt action to apply for and prosecute the issuance, reissuance or a transfer of said Non-Transferred Permit, (C) cooperate in any reasonable and lawful arrangement designed to provide to the Permit Transferee the benefits arising under each Non-Transferred Permit, including accepting such reasonable direction as the Permit Transferee shall request of the Permit Transferor, and (D) enforce at the Permit Transferee’s reasonable request, or allow the Permit Transferee to enforce in a commercially reasonable manner, any rights of the Permit Transferor under such Non-Transferred Permit (to the extent related to the Business of the Permit Transferee); provided that (x) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (A) and (B) shall be borne solely by the Permit Transferor and (y) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (C) and (D) shall be borne solely by the Permit Transferee. Following the Effective Time, the Permit Transferee shall be responsible for compliance by the Business of its Group with all of the terms and conditions of any Permit, including any Environmental Permit, and Registration which is a Non-Transferred Permit. The Permit Transferee shall be responsible for all Liabilities related thereto and relating to the period after the Effective Time and shall indemnify the Permit Transferor pursuant to Article VIII for all Indemnifiable Losses to the extent relating to or arising in connection with or resulting from a Permit, including any Environmental Permit, or Registration which is a Non-Transferred Permit due to the Business of its Group, including fines or penalties arising from violations by its Group of any terms and/or conditions of the Non-Transferred Permit. The covenants and agreements set forth in this Section 5.5(a) of a Permit Transferor or Permit Transferee that (x) is a member of the RemainCo Group shall constitute RemainCo Liabilities, and (y) is a member of the SpinCo Group shall constitute SpinCo Liabilities. Notwithstanding Section 2.5 or Section 2.6, but in furtherance of the foregoing, in the case of any Permits (including Environmental Permits) or Registrations which are related to both of the RemainCo Business and SpinCo Business (a “Shared Permit”), the holder of such Shared Permit shall be entitled to elect whether to (I) Transfer the applicable Shared Permit to a member of the other Party’s Group (as designated by such Party) and procure for itself any new Permits and Registrations or (II) procure the issuance for the other Party of such new Permits, including Environmental Permits, and Registrations related to the existing Shared Permits (to the extent necessary for the conduct of the Business of such other Party’s Group as it is conducted as of the Effective Time after giving effect to the Ancillary Agreements); provided that, in each case, and for the avoidance of doubt, if there is any delay in the Transfer or procurement of such Permit or Registration, clauses (A) through (D) of this Section 5.5(a) shall continue to apply.

(b) Subject to Article VIII, and in furtherance of Section 2.10, as required by applicable Law and at or prior to the Effective Time or as soon as reasonably practicable thereafter, each of SpinCo and RemainCo, as the case may be, shall, or shall cause another member of its Group to, submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws, to replace the financial assurance provided by members of the other Party’s Group in respect of the RemainCo Environmental Liabilities or the SpinCo Environmental Liabilities, respectively, pursuant to such Laws. A schedule of the financial assurance related to the SpinCo Environmental Liabilities and the RemainCo Environmental Liabilities required to be obtained by the SpinCo Group and RemainCo Group, respectively, as of the date of this Agreement is set forth on Schedule 5.5(b). Subject to Article VIII, and notwithstanding anything to the contrary in Section 2.10, to the extent that such financial assurance relates to a RemainCo Environmental Liability or a SpinCo Environmental Liability, RemainCo or SpinCo, respectively, shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnitee is required as a matter of applicable Law to obtain such financial assurance.

Section 5.6 Non-Competition.

(a) For a period of twelve (12) months from the Distribution Date (the “Non-Compete Period”), no member of the RemainCo Group shall, directly or indirectly, own, manage, operate or engage in (including by licensing or otherwise granting a third party rights to engage in, or by causing or directing any third party to, on behalf of any member of the RemainCo Group, own, manage, operate or engage in) the business of developing, designing, manufacturing, marketing, distributing or selling any product for use in the SpinCo Fields (the “RemainCo Prohibited Activities”).

(b) Notwithstanding the foregoing RemainCo Prohibited Activities, the Parties agree that nothing herein shall:

(i) prohibit RemainCo or any of its Affiliates from acquiring (whether by merger, consolidation, stock or asset purchase, joint venture or other similar transaction) or investing in any Person, or the assets thereof, if less than fifteen percent (15%) of each of the gross revenues, assets and income of such Person (based on such Person’s latest annual audited consolidated financial statements prior to such acquisition or investment) were derived from (or in the case of assets, primarily related to) any of the RemainCo Prohibited Activities (the “RemainCo Non-Compete Target”); provided that, during the Non-Compete Period, RemainCo shall, and shall cause its Affiliates to, (A) hold separate the business and Assets of RemainCo and its Affiliates immediately prior to the time of such acquisition or investment (the “Pre-Acquisition RemainCo Business”) from the portions of the RemainCo Non-Compete Target’s business engaged directly or indirectly in the RemainCo Prohibited Activities, (B) not otherwise integrate the RemainCo Non-Compete Target’s business engaged in the RemainCo Prohibited Activities into its business and (C) not in any way use or accept for use, or otherwise allow access to any Assets or Information of the Pre-Acquisition RemainCo Business by the portion of the RemainCo Non-Compete Target’s business engaged in the RemainCo Prohibited Activities;

(ii) prohibit RemainCo or any of its Affiliates from acquiring (x) passive ownership, solely as an investment, of five percent (5%) or less of the securities or other outstanding equity interests of any Person, or (y) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from RemainCo Prohibited Activities, through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of RemainCo or any of its Affiliates, as applicable, so long as such investments are passive investments in securities in the ordinary course of its respective operations;

(iii) prohibit RemainCo or any of its Affiliates from conducting any RemainCo Specified Permitted Activities; or

(iv) apply with respect to any actions by (x) customers or distributors of RemainCo or (y) any other Person that is not a member of the RemainCo Group (other than as set forth in Section 5.6(b)(i) and Section 5.6(c), as applicable), in each case, so long as no member of the RemainCo Group has (A) induced any such Person to own, manage, operate or engage in or (B) caused or directed any such Person to, on behalf of any member of the RemainCo Group, own, manage, operate or engage in, in each case, any activity that, if conducted by RemainCo, would constitute a RemainCo Prohibited Activity.

(c) Notwithstanding anything to the contrary contained herein, if RemainCo undergoes a Change of Control after the Distribution and prior to the end of the Non-Compete Period, then in connection with the entry into an agreement providing for such Change of Control, RemainCo shall cause the acquiring third party to enter into an agreement that subjects the acquired operations and activities of RemainCo and its Affiliates (other than the third party and its Affiliates prior to such acquisition to the extent not already Affiliates of RemainCo) (the “Pre-Acquisition RemainCo Entities”) to the restrictions set forth in this Section 5.6 to the same extent as they apply to Pre-Acquisition RemainCo Entities immediately prior to the consummation of such Change of Control for the remainder of the Non-Compete Period. For the avoidance of doubt, the acquiring third party or surviving entity or parent of such acquiring third party or its Subsidiaries and Affiliates (but not Pre-Acquisition RemainCo Entities or any of their respective Subsidiaries) (the “RemainCo Non-Compete Acquirers”) may engage in the RemainCo Prohibited Activities to the extent not Affiliates of RemainCo prior to such acquisition; provided, that, during the Non-Compete Period, the RemainCo Non-Compete Acquirers shall (A) hold separate the business and Assets of Pre-Acquisition RemainCo Entities immediately prior to such time from the portions of the RemainCo Non-Compete Acquirers’ business engaged directly or indirectly in the RemainCo Prohibited Activities, (B) not otherwise integrate Pre-Acquisition RemainCo Entities’ business into the portions of its business engaged directly or indirectly in any RemainCo Prohibited Activity and (C) not in any way use or accept for use, or otherwise allow access to any Assets or Information of Pre-Acquisition RemainCo Entities’ business by the portion of the RemainCo Non-Compete Acquirers’ business engaged in the RemainCo Prohibited Activities.

(d) For the Non-Compete Period, no member of the SpinCo Group shall, directly or indirectly, own, manage, operate or engage in (including by licensing or otherwise granting a third party rights to engage in, or by causing or directing any third party to, on behalf of any member of the SpinCo Group, own, manage, operate or engage in) the business of developing, designing, manufacturing, marketing, distributing or selling any product for use in the RemainCo Fields (the “SpinCo Prohibited Activities”).

(e) Notwithstanding the foregoing SpinCo Prohibited Activities, the Parties agree that nothing herein shall:

(i) prohibit SpinCo or any of its Affiliates from acquiring (whether by merger, consolidation, stock or asset purchase, joint venture or other similar transaction) or investing in any Person, or the assets thereof, if less than fifteen percent (15%) of each of the gross revenues, assets and income of such Person (based on such Person’s latest annual audited consolidated financial statements prior to such acquisition or investment) were derived from (or in the case of assets, primarily related to) any of the SpinCo Prohibited Activities (the “SpinCo Non-Compete Target”); provided that, during the Non-Compete Period, SpinCo shall, and shall cause its Affiliates to, (A) hold separate the business and Assets of SpinCo and its Affiliates immediately prior to the time of such acquisition or investment (the “Pre-Acquisition SpinCo Business”) from the portions of the SpinCo Non-Compete Target’s business engaged directly or indirectly in the SpinCo Prohibited Activities, (B) not otherwise integrate the SpinCo Non-Compete Target’s business engaged in the SpinCo Prohibited Activities into its business and (C) not in any way use or accept for use, or otherwise allow access to any Assets or Information of the Pre-Acquisition SpinCo Business by the portion of the SpinCo Non-Compete Target’s business engaged in the SpinCo Prohibited Activities;

(ii) prohibit SpinCo or any of its Affiliates from acquiring (x) passive ownership, solely as an investment, of five percent (5%) or less of the securities or other outstanding equity interests of any Person, or (y) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from SpinCo Prohibited Activities, through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of SpinCo or any of its Affiliates, as applicable, so long as such investments are passive investments in securities in the ordinary course of its respective operations;

(iii) prohibit SpinCo or any of its Affiliates from conducting any SpinCo Specified Permitted Activities; or

(iv) apply with respect to any actions by (x) customers or distributors of SpinCo or (y) any other Person that is not a member of the SpinCo Group (other than as set forth in Section 5.6(e)(i) and Section 5.6(f), as applicable), in each case, so long as no member of the SpinCo Group has (A) induced any such Person to own, manage, operate or engage in or (B) caused or directed any such Person to, on behalf of any member of the SpinCo Group, own, manage, operate or engage in, in each case, any activity that, if conducted by SpinCo, would constitute a SpinCo Prohibited Activity.

(f) Notwithstanding anything to the contrary contained herein, if SpinCo undergoes a Change of Control after the Distribution and prior to the end of the Non-Compete Period, then in connection with the entry into an agreement providing for such Change of Control, SpinCo shall cause the acquiring third party to enter into an agreement that subjects the acquired operations and activities of SpinCo and its Affiliates (other than the third party and its Affiliates prior to such acquisition to the extent not already Affiliates of SpinCo) (the “Pre-Acquisition SpinCo Entities”) to the restrictions set forth in this Section 5.6 to the same extent as they apply to Pre-Acquisition SpinCo Entities immediately prior to the consummation of such Change of Control for the remainder of the Non-Compete Period. For the avoidance of doubt, the acquiring third party or surviving entity or parent of such acquiring third party or its Subsidiaries and Affiliates (but not Pre-Acquisition SpinCo Entities or any of their respective Subsidiaries) (the “SpinCo Non-Compete Acquirers”) may engage in the SpinCo Prohibited Activities to the extent not Affiliates of SpinCo prior to such acquisition; provided that, during the Non-Compete Period, the SpinCo Non-Compete Acquirers shall (A) hold separate the business and Assets of Pre-Acquisition SpinCo Entities immediately prior to such time from the portions of the SpinCo Non-Compete Acquirers’ business engaged directly or indirectly in the SpinCo Prohibited Activities, (B) not otherwise integrate Pre-Acquisition SpinCo Entities’ business into the portions of its business engaged directly or indirectly in any SpinCo Prohibited Activity and (C) not in any way use or accept for use, or otherwise allow access to any Assets or Information of Pre-Acquisition SpinCo Entities’ business by the portion of the SpinCo Non-Compete Acquirers’ business engaged in the SpinCo Prohibited Activities.

(g) Each Party agrees (on behalf of itself and each member of its Group) that, notwithstanding anything herein to the contrary, (i) the provisions of Section 5.6 shall not prohibit RemainCo or any member of the RemainCo Group from performing its (and their, as applicable) obligations under this Agreement, any Ancillary Agreement or any Continuing Arrangement as in effect on the Distribution Date or as may be amended after the Distribution Date in a writing executed by a member of the SpinCo Group and (ii) the provisions of Section 5.6 shall not prohibit SpinCo or any member of the SpinCo Group from performing its (and their, as applicable) obligations under this Agreement, any Ancillary Agreement or any Continuing Arrangement as in effect on the Distribution Date or as may be amended after the Distribution Date in a writing executed by a member of the RemainCo Group;

(h) Each of RemainCo and SpinCo, on behalf of itself and of each member of its Group, acknowledges and agrees that this Section 5.6 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the other Party. Each of SpinCo and RemainCo further acknowledges and agrees on behalf of itself and of each member of its Group that the restrictive covenants and other agreements contained in this Section 5.6 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of SpinCo and RemainCo that the provisions of this Section 5.6 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Each of SpinCo and RemainCo has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.6 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. Subject to the terms of Article XII, each of SpinCo and RemainCo acknowledges and agrees on behalf of itself and of each member of its Group that irreparable harm would occur in the event that the SpinCo or any member of the SpinCo Group or RemainCo or any member of the RemainCo Group, as applicable, does not perform, or cause to be performed, any provision of this Section 5.6 in accordance with its specific terms or otherwise breach this Section 5.6 and the remedies at law for any breach or threatened breach of this Section 5.6, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms and provisions of this Section 5.6, each of SpinCo and RemainCo agrees on behalf of itself and of each member of its Group that the Party (or its Group) who is or is to be thereby aggrieved shall, subject and pursuant to the terms of Article X (including for the avoidance of doubt, after compliance with all notice and negotiation provisions in Article X), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of SpinCo and RemainCo agrees on behalf of itself and each member of its Group that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of the Arbitral Tribunal, Emergency Arbitrator and the court or any other Governmental Entity of competent jurisdiction, each of SpinCo and RemainCo agrees on behalf of itself and each member of its Group that: (i) such determination shall not affect the validity or enforceability of (x) the offending term or provision in any other situation or in any other jurisdiction, or (y) the remaining terms and provisions of this Section 5.6 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the Arbitral Tribunal, Emergency Arbitrator and court or Governmental Entity making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 5.6 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 5.6 shall be enforceable as so modified.

(i) If (i) RemainCo believes in good faith that one of its ongoing activities prior to the Distribution was inadvertently omitted from RemainCo Specified Permitted Activities or if RemainCo believes the SpinCo Group has breached its obligations pursuant to this Section 5.6 or (ii) SpinCo believes in good faith that one of its ongoing activities prior to the Distribution was inadvertently omitted from SpinCo Specified Permitted Activities or if SpinCo believes that the RemainCo Group has breached its obligations pursuant to this Section 5.6, either RemainCo or SpinCo may deliver a written notice (a “Non-Compete Dispute Notice”) to the other. As soon as reasonably practicable after the date of receipt by the relevant Party of the Non-Compete Dispute Notice, the general counsels and applicable business presidents of RemainCo and SpinCo shall discuss such matter in good faith for a reasonable period of time; provided, however, that such reasonable period shall not, unless otherwise agreed by RemainCo and SpinCo in writing, exceed fifteen (15) days from the date of receipt by the relevant Party of the

Non-Compete Dispute Notice (the “First Non-Compete Discussion Period”). If (x) the notifying Party has determined (in its reasonable discretion) that any such breach has caused, or would reasonably be expected to cause, such Party to suffer irreparable harm and includes a statement to that effect in the Non-Compete Dispute Notice and (y) the matter has not been resolved for any reason as of the expiration of the First Non-Compete Discussion Period, then such matter shall be escalated to the chief executive officers of RemainCo and SpinCo by the delivery of a written notice from either RemainCo or SpinCo to the other (the “Non-Compete Escalation Notice”), and such chief executive officers shall, as soon as reasonably practicable after the date of receipt by the relevant Party of the Non-Compete Escalation Notice, discuss such matter in good faith for a reasonable period of time; provided, however, that such reasonable period of time shall not exceed fifteen (15) days from the date of receipt by the relevant Party of the Non-Compete Escalation Notice (the “Second Non-Compete Discussion Period”). If, for any reason, the matter has not been resolved, such disagreement shall be submitted to final and binding arbitration pursuant to the procedures set forth in Article X of this Agreement.

(j) Each of the Parties acknowledges and agrees on behalf of itself and each other member of its Group that this Section 5.6 (i) is solely for the benefit of, and enforceable by, RemainCo and SpinCo and (ii) shall not be deemed to confer upon any other Person any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever.

(k) For the purposes of this Section 5.6, the following terms shall have the following meanings:

(i) [***]

(ii) “In Planta” means use in plants, plant cells or plant tissues by integration into plants, plant cells or plant tissues through genetic engineering, gene editing or other means. Notwithstanding the foregoing, “In Planta” use expressly excludes [***].

(iii) “RemainCo Fields” shall mean collectively, the Animal Health Field, the Biologicals Field, the Crop Protection Field, the Industrial Biosciences Field or the SAT Field, each as defined below:

(A) pharmaceutical, biological and medicinal (including in-feed) products intended to enhance the health or performance, including through diagnosis, treatment, palliation, control, mitigation or prevention of any disease or condition, of non-human animals (including livestock, aquaculture species, companion animals and other commercially or domestically managed animals); provided that, notwithstanding the foregoing, the foregoing expressly excludes treatments deployed In Planta, the Industrial Biosciences Field, the SAT Field and the Crop Protection Field (the “Animal Health Field”);

(B) use of microbial strains, microbial consortia or microbial-derived products (including microbial metabolites, fermentation products, peptides, proteins, nucleic acids, enzymes or other naturally-occurring or bio-developed biological agents) for external plant, seed or soil applications, including foliar or other spray applications, in-furrow applications, seed treatments, [***] and improvements to Agrobacterium for transformation purposes; provided that, notwithstanding the foregoing, the foregoing expressly excludes In Planta uses (the “Biologicals Field”);

(C) use of a product to control, deter or prevent the growth of or kill pests affecting agricultural crops (including insects, nematodes, fungi and weed plants) in any developmental forms and in any application modes during one or more of (1) production of agricultural crops, including burn down, pre-emergent and post-emergent applications, (2) range and pasture management, (3) fruit and vegetable management and (4) turf and ornamental management; provided that, notwithstanding the foregoing, the foregoing expressly excludes products deployed In Planta, the Animal Health Field, Industrial Biosciences Field and the SAT Field (the “Crop Protection Field”);

(D) use of biological systems, biological materials, microorganisms, enzymes, metabolites or biologically derived molecules to manufacture, convert or process materials, chemicals, intermediates or energy‑related products through fermentation, biocatalysis, bioprocessing or other biological production methods (the “Industrial Biosciences Field”); and

(E) chemical, biological or other materials applied directly to seeds prior to or concurrently with such seeds being sown into or onto a field, seedbed or growth medium (the “SAT Field”).

(iv) “SpinCo Fields” shall mean, collectively, the Biofuels Field, the Plant Genetics Field and the Animal Nutrition Field, each as defined below:

(A) plants, plant parts or grain (including meal or oils derived from plants, plant parts or grain) to produce fuel (the “Biofuels Field”);

(B) seeds to grow plants, including (1) breeding and other seed product development, (2) transgenic, non-transgenic and gene-edited traits deployed In Planta, (3) use of digital tools for planting and maintenance of plants (including variable rate seeding and recommendations for crop input application timing) and (4) improvements to Agrobacterium for transformation purposes (the “Plant Genetics Field”); and

(C) silage inoculants, and improvement of animal feed by In Planta modification of crops that are used for animal feed or forage (the “Animal Nutrition Field”).

Section 5.7 Inventor Remuneration. Each Party shall, and shall cause the other members of its Group to, reasonably cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to provide assistance and deliver, or cause to be delivered, without any further consideration, all Information, Contracts, reports, records and other materials reasonably necessary to determine and pay Inventor Remuneration to each applicable inventor, including (a) the Inventor Remuneration due to such inventor, (b) the calculation of such Inventor Remuneration, (c) the last available contact information of such inventor, (d) when such Inventor Remuneration is or was due to be paid, (e) the milestones at which such inventor was or is owed such Inventor Remuneration and the payments due at such milestones and (f) materials regarding any pending or threatened Action arising out of or relating to such Inventor Remuneration. From and after the Effective Time, at the request of a Party, the other Party shall, and shall cause the other members of its Group to, reasonably cooperate to maintain such information as confidential, including by permitting such information to be provided directly to the inventor and permitting a Party or a member of its Group to directly compensate such inventor, and permitting such inventor to be subject to reasonable confidentiality arrangements.

Article VI

PRIOR TRANSACTION AGREEMENTS

Section 6.1 No Assignment. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, no member of the RemainCo Group shall have any obligation pursuant to this Agreement or the Ancillary Agreements to Transfer or use any level of effort to attempt to Transfer any Prior Transaction Agreement, in full or in part, or any rights thereunder to any member of the SpinCo Group other than (a) the SpinCo Specified Prior Transaction Agreements (which are subject to Section 2.5) and (b) the Severable Prior Transaction Agreements (which are subject to Section 2.2(d)). For the avoidance of doubt, RemainCo may elect in its reasonable discretion and with the consent of SpinCo to partially assign any Prior Transaction Agreement to effectuate the intent of this Article VI (but at all times subject to the terms of this Article VI, including the limitations set forth in Section 6.2(b)).

Section 6.2 SpinCo Enforcement.

(a) Subject to Section 6.2(b) , unless the benefits of a Shared Prior Transaction Agreement are conveyed to SpinCo (or a member of the SpinCo Group) pursuant to an Ancillary Agreement, from and after the Effective Time, RemainCo shall (or shall cause the applicable member of the RemainCo Group to), at RemainCo’s election, either (i) enforce, or shall cause the applicable member of the RemainCo Group to enforce, at SpinCo’s request, or (ii) allow SpinCo or another member of the SpinCo Group to enforce in a commercially reasonable manner, any and all rights of any member of the RemainCo Group (after giving effect to the Distribution) under any and all Shared Prior Transaction Agreements to the extent related to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable (and SpinCo shall (A) directly bear the out-of-pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of the SpinCo Group, (B) indemnify the RemainCo Indemnitees against any Indemnifiable Losses arising out of such enforcement to the extent related to the rights being enforced for the benefit of the SpinCo Group and (C) for the avoidance of doubt, be entitled to any recovery to the extent (I) related to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable, and (II) related to, arising out of or resulting from such enforcement). To the extent RemainCo elects to enforce (or to cause the applicable member of the RemainCo Group to enforce) any such rights at SpinCo’s request, RemainCo shall, and shall cause the applicable members of the RemainCo Group to, act in coordination with and at the commercially reasonable direction of SpinCo with respect thereto, including by executing and delivering all documents and permitting SpinCo or any other member of the SpinCo Group to enforce the matter relating to such rights in the name of the applicable member of the RemainCo Group, in each case to the extent reasonably necessary to enforce such rights. Notwithstanding anything in this Agreement to the contrary (including the definition of “SpinCo Assets”), under no circumstances will SpinCo or any member of the SpinCo Group be entitled to any right, interest or benefit under any Shared Prior Transaction Agreement or to compel any enforcement thereof except, in each case, (x) the SpinCo Vested Prior Transaction Rights and (y) as set forth in this Section 6.2.

(b) Notwithstanding Section 6.2(a):

(i) no member of the RemainCo Group shall have any obligation to any SpinCo Indemnitee or any of their respective then-Affiliates to offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to enforce any Shared Prior Transaction Agreement; and

(ii) no member of the SpinCo Group shall have any right to, and no member of the RemainCo Group shall have any obligation to any member of the SpinCo Group (or any other SpinCo Indemnitee) to, exercise any rights or enforce any obligations under any Shared Prior Transaction Agreements, including by commencing or maintaining any Action against any third party to enforce (or to allow any member of the SpinCo Group to enforce) any Shared Prior Transaction Agreement if, in the good faith judgment of RemainCo (or if such member of RemainCo Group is not an Affiliate of RemainCo at such time, such member of the RemainCo Group), exercising any such rights or enforcing any such obligations (including, with respect to any Action, the commencement, maintenance or resolution thereof by order, judgment, settlement or otherwise) would reasonably be expected to (A) materially and adversely impact the conduct of the RemainCo Business or result in a material adverse change to any member of the RemainCo Group at shared locations where any member of the “MatCo Group” (as defined in the DWDP SDA) and any member of the “SpecCo Group” (as defined in the DWDP SDA) or any member of the RemainCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies or (B) result in a material adverse effect on the financial condition or results of operations of RemainCo and its Subsidiaries (or if such member of RemainCo Group is not an Affiliate of RemainCo at such time, such member of the RemainCo Group and its then-Affiliates) at such time or the RemainCo Business conducted thereby at such time, taken as a whole, and in the case of the foregoing clauses (A) and (B), such material adverse effect would reasonably be expected to be greater with respect to the RemainCo Group, taken as a whole, than the effect on the SpinCo Group, taken as a whole; provided, however, that SpinCo may request that RemainCo commence or maintain an Action (and/or cause the applicable member of the RemainCo Group party to such Shared Prior Transaction Agreement to commence or maintain an Action), which request shall be considered in good faith by RemainCo; provided, further, that RemainCo’s good faith determination not to commence or maintain an Action shall not in and of itself constitute a breach of this Section 6.2, but the foregoing shall not preclude consideration of RemainCo’s good faith for purposes of determining compliance with this Section 6.2.

(c) From and after the Effective Time, RemainCo shall not, and shall cause the other applicable members of the RemainCo Group not to, without the consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed), as applicable, (i) waive any rights under such Shared Prior Transaction Agreement to the extent related to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable, of such other Party, (ii) terminate (or consent to be terminated by the counterparty) such Shared Prior Transaction Agreement except in connection with (A) the expiration of such Shared Prior Transaction Agreement in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Prior Transaction Agreement in accordance with the terms of such Shared Prior Transaction Agreement is expressly permitted) or (B) a partial termination of such Shared Prior Transaction Agreement that would not reasonably be expected to impact any rights under such Shared Prior Transaction Agreement related to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable, or (iii) amend, modify or supplement such Shared Prior Transaction Agreement in a manner (A) material (relative to the existing rights and obligations related to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable, under such Shared Prior Transaction Agreement) and adverse to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable, and (B) disproportionate in the impact incurred by the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable, under such Shared Prior Transaction Agreement (relative to the existing rights and obligations related to the SpinCo Business, SpinCo Assets or SpinCo Liabilities, as applicable, under such Shared Prior Transaction Agreement) compared to the impact incurred by the RemainCo Business, RemainCo Assets or RemainCo Liabilities under such Shared Prior Transaction Agreement (relative to the existing rights and obligations related to the RemainCo Business, RemainCo Assets or RemainCo Liabilities under such Shared Prior Transaction Agreement).

(d) From and after the Effective Time, if a member of a Group (the “Prior Transaction Agreement Notice Recipient”) receives from a counterparty to a Shared Prior Transaction Agreement a formal notice of breach of such Shared Prior Transaction Agreement that would reasonably be expected to impact the other Group, the Prior Transaction Agreement Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice), and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If RemainCo or another member of the RemainCo Group (the “Prior Transaction Agreement Notifying Party”) sends to a counterparty to a Shared Prior Transaction Agreement a formal notice of breach of such Shared Prior Transaction Agreement that would reasonably be expected to impact the SpinCo Group, the Prior Transaction Agreement Notifying Party shall provide written notice to SpinCo as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Effective Time, no Party shall (and each Party shall cause the other members of its Group not to) breach any Shared Prior Transaction Agreement to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Prior Transaction Agreement) pursuant to (x) such Shared Prior Transaction Agreement or (y) any other Contract with an unaffiliated third-party counterparty to such Shared Prior Transaction Agreement (or any of its Affiliates) in existence at the Effective Time that contains cross-default or similar provisions related to such Shared Prior Transaction Agreement.

Section 6.3 Obligations.

(a) RemainCo shall, or shall cause the applicable member of its Group to, pay, perform and discharge fully all of the obligations and Liabilities of any member of any Party’s Group under the Prior Transaction Agreements to the extent constituting a RemainCo Liability (including any Legacy Liabilities), and shall otherwise use commercially reasonable efforts to pay, perform and discharge such obligations and Liabilities related to the RemainCo Business or a RemainCo Asset, as applicable, or any obligation that SpinCo is obligated to cause its Affiliates to perform as if it were a party thereto.

(b) SpinCo shall, or shall cause the applicable member of its Group to, pay, perform and discharge fully all of the obligations and Liabilities of any member of any Party’s Group under the Shared Prior Transaction Agreements to the extent constituting a SpinCo Liability (including any DWDP SpinCo Liabilities), and shall otherwise use commercially reasonable efforts to pay, perform and discharge such obligations and Liabilities related to the SpinCo Business or a SpinCo Asset, as applicable, or any obligation that RemainCo is obligated to cause its Affiliates to perform as if it were a party thereto. To the extent any such performance by SpinCo is not permitted by any applicable counterparty under the terms of any applicable Shared Prior Transaction Agreement, and subject to any separate arrangement reached in any Ancillary Agreement, RemainCo shall continue to pay, perform and discharge fully all such obligations in coordination with and at SpinCo’s commercially reasonable direction, and any and all costs, expenses and Liabilities incurred by RemainCo or its Affiliates in connection with the performance by

RemainCo or its Affiliates of its obligations under this Section 6.3 shall be borne solely by SpinCo. To the extent RemainCo is required to continue to pay, perform and discharge such obligations, RemainCo shall, and shall cause the applicable members of the RemainCo Group to, act in coordination with and at the commercially reasonable direction of SpinCo with respect thereto, including by executing and delivering all documents and permitting SpinCo or any other member of the SpinCo Group to pay, perform and discharge such obligations in the name of the applicable member of the RemainCo Group, in each case to the extent reasonably necessary to pay, perform and discharge such obligations.

Section 6.4 Access to Accessible DWDP Insurance Policies for Pre-Distribution Matters.

(a) In furtherance and not in limitation of this Article VI, with respect to Liabilities of RemainCo and its Subsidiaries immediately prior to the Effective Time that (x) constitute SpinCo Liabilities (other than those incurred by a member of the RemainCo Group) or (y) are otherwise incurred by a member of the SpinCo Group, in each case to the extent relating to, accruing, arising out of or resulting from occurrences, acts, omissions or other matters prior to the Effective Time, and to the extent any rights to insurance coverage applicable to those Liabilities are available under any Accessible DWDP Insurance Policy and access to such Accessible DWDP Insurance Policy is available to “AgCo” (as defined in the DWDP SDA) and/or members of the “AgCo Group” (as defined in the DWDP SDA) pursuant to Article XI of the DWDP SDA, and subject to the terms and conditions of the Accessible DWDP Insurance Policy:

(i) any rights to such insurance coverage earlier assigned to the RemainCo Group pursuant to the DWDP SDA are hereby partially assigned by RemainCo (on behalf of itself and the applicable members of its Group) to the applicable members of the SpinCo Group on that same date, to the extent permissible under applicable Law, the DWDP SDA and any Accessible DWDP Insurance Policy, as applicable, to enable such insurance rights to respond to corresponding liabilities that become the financial responsibility of SpinCo by virtue of this Agreement; and

(ii) to the extent permitted under such Accessible DWDP Insurance Policy, applicable Law and the DWDP SDA, RemainCo shall, or shall cause the applicable member of its Group to, provide the applicable member of the SpinCo Group with, from and after the Effective Time, access to and the right to make claims under, the applicable Accessible DWDP Insurance Policy; provided that such access to, and the right to make claims under, the applicable Accessible DWDP Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any notice or reporting requirements under the occurrence-reported excess general liability insurance policies, any limits on coverage or scope, any claims made by “AgCo” (as defined in the DWDP SDA) and/or members of the “AgCo Group” (as defined in the DWDP SDA) under an Accessible DWDP Insurance Policy prior to the Effective Time (each, a “Prior AgCo Claim”), and any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses and subject to the terms of the DWDP SDA , and shall be subject further to the following:

(A) to the extent permitted under such Accessible DWDP Insurance Policy and the DWDP SDA, the applicable member of the SpinCo Group shall be responsible for the submission, administration and management of any such claims under such Accessible DWDP Insurance Policy; provided that SpinCo shall provide reasonable written notice to RemainCo, or the applicable member of its Group, prior to submitting any such claim;

(B) if such Accessible DWDP Insurance Policy or the DWDP SDA, as applicable, does not permit the applicable members of the SpinCo Group to directly submit claims thereunder, SpinCo shall, or shall cause the applicable member of its Group to, report any such claims under such Accessible DWDP Insurance Policy as soon as reasonably practicable to RemainCo, and RemainCo shall, or shall cause the applicable member of its Group to, submit such claims directly to the applicable insurer(s) on behalf of the applicable member of the SpinCo Group, to the extent permitted by applicable Law, the DWDP SDA and the Accessible DWDP Insurance Policy, as applicable; provided that with respect to any such claims, SpinCo (or the applicable member of its Group) shall (I) be responsible for (1) the preparation of any documents that are required for the submission of such claims and (2) the administration and management of such claims after submission, and (II) provide RemainCo, or the applicable member of its Group, with such documents or other information necessary for the submission of such claims by RemainCo, or the applicable member of its Group, on behalf of SpinCo or the applicable member of its Group;

(C) the members of the RemainCo Group shall reasonably cooperate with the applicable members of the SpinCo Group in the pursuit of any such claims under such Accessible DWDP Insurance Policies, including by providing the applicable members of the SpinCo Group with commercially reasonable access to the applicable Accessible DWDP Insurance Policy(ies) upon the written request of SpinCo and promptly remitting insurance proceeds to the applicable members of the SpinCo Group;

(D) SpinCo (or the applicable member of its Group) shall be responsible for any payments to the applicable Accessible DWDP Insurance Policy insurer(s) under such Accessible DWDP Insurance Policy relating to SpinCo’s (or the applicable member of its Group’s) claims submissions, and shall indemnify, hold harmless and reimburse RemainCo (and the applicable member of its Group) for any losses, liabilities, costs or expenses incurred or payable by RemainCo (or any member of its Group) to the extent resulting from any access to, or any claims made by SpinCo (or any member of its Group) under, any such Accessible DWDP Insurance Policy in accordance with this Article VI and the DWDP SDA, including any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, indemnity payments, settlements, judgments, attorneys’ fees, Allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by SpinCo (or a member of its Group), or its or their employees or third parties;

(E) SpinCo (or the applicable member of its Group) shall bear (and none of the RemainCo Group shall have any obligation to repay or reimburse the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims directly or indirectly made by SpinCo (or any members of its Group) under such Accessible DWDP Insurance Policy (unless otherwise constituting a RemainCo Liability); and

(F) no member of the SpinCo Group, in connection with making a claim under any such Accessible DWDP Insurance Policy pursuant to this Article VI and Section 6.4, shall take any action or fail to take any action that the SpinCo Group member reasonably determines would be reasonably likely to (I) have a material adverse impact on the then-current relationship between any member of the RemainCo Group, “SpecCo Group” or “MatCo Group” (other than the “Dow Insurer”) (as each such term is defined in the DWDP SDA), on the one hand (as applicable), and the applicable Insurer(s), on the other hand; (II) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the RemainCo Group, “SpecCo Group” or “MatCo Group” (other than the “Dow Insurer”) (as each such term is defined in the DWDP SDA) under such policy (as applicable); (III) otherwise materially compromise, jeopardize or interfere with the rights of any member of the RemainCo Group, “SpecCo Group” or “MatCo Group” (other than the “Dow Insurer”) (as each such term is defined in the DWDP SDA) (as applicable) under such policy; or (IV) otherwise materially compromise or impair the ability of RemainCo, “SpecCo” or “MatCo” (other than the “Dow Insurer”) (as each such term is defined in the DWDP SDA) to enforce its rights with respect to any indemnification under or arising out of this Agreement or the DWDP SDA, as applicable, and RemainCo shall have the right to cause SpinCo to desist, or cause any other member of the SpinCo Group to desist, from any action that RemainCo reasonably determines would compromise or impair its rights in accordance with this clause (IV) or the rights of “SpecCo” or “MatCo” (other than the “Dow Insurer”) (as each such term is defined in the DWDP SDA), as applicable.

(b) Nothing contained in this Agreement or Section 6.4 shall be considered an assignment or attempted assignment of any insurance policy in its entirety (as opposed to an assignment of rights and proceeds under a policy) or of the DWDP SDA, in whole or in part, nor is it considered to be itself a contract of insurance, and further, this Agreement shall not be construed to waive any right or remedy of any Party or any members of their respective Groups under or with respect to any Accessible DWDP Insurance Policy and related programs, or any other contract or policy of insurance, and any Party or any member of their respective Groups reserve all their rights thereunder.

(c) In the event of any Action by or against members of both Groups to recover Insurance Proceeds under an Accessible DWDP Insurance Policy with respect to claims that relate to the same or related occurrences, acts, omissions or other matters, to the extent permitted by the DWDP SDA and applicable Law, RemainCo or SpinCo (or the applicable member of their respective Groups), as applicable, may jointly prosecute or defend any such Action, in which case each Party shall, and shall cause the other members of its Group to, waive any conflict of interest to the extent necessary to conduct such joint prosecution or defense.

(d) Notwithstanding the foregoing in this Article VI and Section 6.4, and for the avoidance of doubt, at no time shall RemainCo or any member of the RemainCo Group be required or obligated to provide any benefit to SpinCo or any member of its Group under, or otherwise take any action under this Agreement with respect to, any Accessible DWDP Insurance Policy to the extent not otherwise permitted or available to RemainCo under the DWDP SDA.

(e) Prior AgCo Claims shall take priority over any claims made by any member of the SpinCo Group from and after the Effective Time.

Section 6.5 SpinCo Status. SpinCo and each member of the SpinCo Group as of the Distribution Date shall be, for all purposes of the Prior Transaction Agreements, members of the “AgCo Group” and “AgCo Indemnitees” (each, as defined in the DWDP SDA), and shall continue to be members of the AgCo Group and AgCo Indemnitees following the Distribution Date; provided, however, that SpinCo shall, and shall cause each member of the SpinCo Group to, exercise any rights as a member of the AgCo Group or an AgCo Indemnitee under the Prior Transaction Agreements only in accordance with this Article VI.

Section 6.6 Tax Matters. To the extent of any conflict between this Article VI and the Tax Matters Agreement, the Tax Matters Agreement shall govern.

Article VII

LEGACY LIABILITIES

Section 7.1 Management of Legacy Liabilities.

(a) Subject to Section 7.1(b), RemainCo has and shall have, on behalf of (x) itself and the other members of the RemainCo Group and (y) SpinCo and the other members of the SpinCo Group and its and their past, present and future Affiliates, and SpinCo, on behalf of itself and the other members of the SpinCo Group (and its and their past, present and future Affiliates), hereby agrees that RemainCo has and shall have such sole and exclusive authority to (i) commence, notice, prosecute, manage, control, conduct, administer, handle, manage, defend (or assume the defense of), litigate, arbitrate, mediate, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any Contract (including Contracts with third parties and those Contracts listed on Schedule 7.1(a)) related to Legacy Liabilities) with respect to any Action or Third Party Claim related to, arising out of or resulting from any Legacy Liability; (ii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine all matters whatsoever with respect to any insurance claims or any other matters under or relating to any Policies (whether any such Policy is in existence or in effect, prior to, at or following the time of the Distribution) related to, arising out of or resulting from any Legacy Liability; and (iii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine claims against third parties who have agreed to indemnify any members of the RemainCo Group, the SpinCo Group, or any of their respective past, present or future Affiliates, against any Indemnifiable Losses or other Liabilities related to, arising out of or resulting from any Legacy Liability, including any claims against third parties pursuant to the indemnification provisions of the Prior Transaction Agreements, in each of clauses (i), (ii) and (iii), including any Action or Third Party Claim related to, arising out of or resulting from (A) any alleged Liability that, if determined to be true, would constitute a Legacy Liability and (B) any other Liability that RemainCo believes in good faith would constitute a Legacy Liability, in each case, until such time as an Arbitral Tribunal finally determines (in accordance with Article X) that such Liability does not constitute a Legacy Liability pursuant to this Agreement. For the avoidance of doubt, the consent of SpinCo or the other members of the SpinCo Group shall not be required in respect of the matters or actions (or inactions) described in this Section 7.1(a).

(b) SpinCo shall, and shall cause the other members of its Group (and its and their respective then-Affiliates) to, cooperate fully with RemainCo in its management of any of such Legacy Liability, including with respect to any action (including the commencement of any Action) by RemainCo (or any member of its Group and its and their respective then-Affiliates) and omitting from taking any action that would be reasonably likely to interfere with or adversely affect the rights and powers of RemainCo pursuant to this Article VII, and shall take such actions in connection therewith that RemainCo reasonably requests (including providing access to SpinCo’s Records and employees (and those of the other members of its Group and its and their respective then-Affiliates) as set forth in Section 7.3).

(c) In the event RemainCo disputes whether any Liability constitutes a Legacy Liability, RemainCo may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that RemainCo commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article X), it is determined that such Liability does not constitute a Legacy Liability and that such Liability constitutes a SpinCo Liability pursuant to the provisions of this Agreement, RemainCo shall cease the prosecution or assertion of such right or claim and the applicable Parties shall cooperate to transfer the control thereof to SpinCo (unless otherwise agreed in writing by SpinCo and RemainCo). In such event, SpinCo shall promptly indemnify or reimburse, as applicable, RemainCo for all out-of-pocket costs and expenses incurred by the RemainCo Indemnitees to such date in connection with the prosecution or assertion of such claim or right.

Section 7.2 Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by RemainCo. In connection with the matters set forth in Section 7.1, SpinCo shall make readily available to and afford to RemainCo and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours upon reasonable prior notice, subject to appropriate restrictions for classified, privileged or confidential information, to the employees (including, if applicable, as witnesses in any Action), properties and Information of SpinCo and the members of its Group insofar as such access relates to the relevant Legacy Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 7.2(b) may require a significant time commitment on the part of SpinCo’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VII. Nothing in this Section 7.2(a) shall require SpinCo to violate any Law or any Contract with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that access to or the provision of any such Information would violate a Contract with a third party, SpinCo shall use commercially reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such Information.

(b) Certain Services. SpinCo shall make available to RemainCo, upon reasonable written request, SpinCo’s and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Legacy Liabilities to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Legacy Liability.

(c) Costs and Expenses Relating to Access by RemainCo. Except as otherwise provided in any Ancillary Agreement, any actual out-of-pocket costs and expenses incurred directly or indirectly by SpinCo affording access and other services pursuant to this Section 7.2 shall be the responsibility of RemainCo.

Section 7.3 Notice Relating to Legacy Liabilities.

(a) In the event that SpinCo or any member of its Group (or any of their respective then-Affiliates), obtains knowledge of any matter reasonably relevant to RemainCo’s ongoing or future management, prosecution, defense and/or administration of any Legacy Liability, SpinCo shall promptly (but in any event within fifteen (15) days of obtaining such knowledge, unless, by its nature the subject matter of such notice would require earlier notice) notify RemainCo of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VII or under Article VIII except and solely to the extent that such Party (or a member of its Group) shall have been actually prejudiced as a result of such failure.

(b) In the event that any of the Parties disagrees whether a claim, obligation or Liability is a Legacy Liability or whether such claim, obligation or Liability constitutes a Liability Allocated to one of the Parties (or its Group) pursuant to this Agreement, then (i) such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X and (ii) neither Party shall be required to indemnify the other Party in accordance with Article VIII until such matter has been so resolved.

Section 7.4 Cooperation with Governmental Entity. If, in connection with any Legacy Liability, SpinCo (or any member of its Group or its or their respective then-Affiliates) is required by Law to respond to and/or cooperate with a Governmental Entity, SpinCo (and/or any applicable member of its Group and any of its or their respective and applicable then-Affiliates) shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, SpinCo has consulted with the RemainCo regarding such Legacy Liability, and provided RemainCo meaningful opportunity for review and given due consideration to reasonable comment by RemainCo; provided that to the extent such consultation and meaningful opportunity for review was not practicable, SpinCo shall promptly inform RemainCo of such cooperation and/or response to the Governmental Entity and the subject matter thereof; provided, further, that, in connection with such cooperation and/or response, SpinCo shall in good faith use its reasonable best efforts to avoid adverse effects on RemainCo.

Section 7.5 Conflict. In the event of any conflict between Article VII, on the one hand, and Article VI, Article VIII, Article IX or Article XI, on the other hand, with respect to the matters therein, the terms and conditions of Article VII shall govern, except for Section 8.6(a), Section 8.10 and Section 8.11.

Section 7.6 Legacy Liability Actions.

(a) Each of RemainCo and SpinCo agrees on behalf of itself and the other members of its Group that at all times from and after the Effective Time, if any Action (other than an Allocation Action) relating to, arising out of or resulting from any Legacy Liability (and not any Assets or Liabilities that the SpinCo Group has been Allocated pursuant to this Agreement) is commenced by any Person who is not a member of the SpinCo Group or the RemainCo Group (each, a “Legacy Liability Action”) naming SpinCo (or member of its Group or their respective then-Affiliates) a defendant, then, for the avoidance of doubt, Section 8.6(d) shall apply to such Legacy Liability Action; provided that nothing in this Section 7.6(a) shall require RemainCo or any member of the RemainCo Group to take any action that would, in RemainCo’s reasonable judgment, prejudice in any material respect the defense of such Legacy Liability Action.

(b) If any member of the SpinCo Group or any of its respective Affiliates incurs any Indemnifiable Losses to the extent related to, arising out of or resulting from any Legacy Liability Action, RemainCo shall, and shall cause the applicable members of the RemainCo Group to, indemnify the applicable SpinCo Group member for all such Indemnifiable Losses in accordance with Article VIII.

Article VIII

INDEMNIFICATION

Section 8.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article VIII, each Party, on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of its Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby irrevocably, but effective at the Effective Time and conditioned upon the occurrence of the Distribution, remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Effective Time were shareholders, directors, officers or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Transactions and any of the other transactions contemplated hereunder and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee.

(b) Nothing contained in this Agreement, including Section 8.1(a) or Section 2.4, shall impair or otherwise affect any right of any Party, any member of either Group, or any Party’s or member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that continue in effect after the Effective Time pursuant to the terms of this Agreement or any Ancillary Agreement. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) any Liability Allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to SpinCo, any SpinCo Liability, and (B) with respect to RemainCo, any RemainCo Liability;

(ii) any Liability under any Continuing Arrangements or any Other Surviving Intergroup Account;

(iii) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Actions brought against any Indemnitee by third parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VIII, or, in the case of any Liability arising out of an Ancillary Agreement, the applicable provisions of such Ancillary Agreement; or

(iv) any Liability the release of which would result in a release of any Person other than the Persons released pursuant to Section 8.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Groups to bring any Action against a Person released pursuant to Section 8.1(a) with respect to such Liability.

In addition, nothing contained in Section 8.1(a) shall release (x) RemainCo from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of RemainCo or any of its Subsidiaries on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify RemainCo for such Liability (including RemainCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII, and (y) SpinCo from indemnifying any director, officer or employee of RemainCo who was a director, officer or employee of SpinCo or any of its Subsidiaries at or prior to the Effective Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying obligation giving rise to such Action is a RemainCo Liability, RemainCo shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII.

(c) From and after the Effective Time, each Party shall not, and shall not permit any member of its Group, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence any (or fail to withdraw any previously existing) Action asserting any claim, demand or offset, including any claim for indemnification, against the other Party or any member of such other Party’s Group, or any other Person released pursuant to Section 8.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 8.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 8.1, to provide for, at the Effective Time, a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 8.1(a) and 8.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2 Indemnification by RemainCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Effective Time, RemainCo shall, and shall cause the other members of the RemainCo Group to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the RemainCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a RemainCo Liability or (b) any breach by RemainCo of any provision of this Agreement, in each case, excluding any payment obligations of any SpinCo Indemnitee arising out of self-insurance policies, fronted insurance policies or captive insurance policies maintained by the SpinCo Group to which any member of the RemainCo Group has access pursuant to Section 11.1(b).

Section 8.3 Indemnification by SpinCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Effective Time, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Indemnifiable Losses of the RemainCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the SpinCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a SpinCo Liability or (b) any breach by SpinCo of any provision of this Agreement, in each case, excluding any payment obligations of any RemainCo Indemnitee arising out of self-insurance policies, fronted insurance policies or captive insurance policies maintained by the RemainCo Group to which any member of the SpinCo Group has access pursuant to Section 11.1(a).

Section 8.4 Procedures for Third Party Claims.

(a) Subject to Section 8.4(g) (Pending Third Party Claims) and Section 8.4(h) (Shared Liability Third Party Claims), if an Action is made against a RemainCo Indemnitee or a SpinCo Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the SpinCo Group or the RemainCo Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this Article VIII to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of such Third Party Claim as promptly as practicable (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations under this Article VIII except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, as promptly as practicable (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to such Third Party Claim.

(b) Other than in the case of (i) a Shared Liability Third Party Claim or an Allocation Action (the defense of which shall be separately but cooperatively managed by the Parties as provided in Section 8.4(h) and Section 8.6(a), respectively), (ii) a Legacy Liability (the defense of which shall be controlled by RemainCo as provided in Article VII), (iii) a Response Action (the defense of which shall be controlled by RemainCo or SpinCo as provided in Section 8.10) or (iv) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), (A) an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim and (B) if an Indemnifying Party does not assume and control the defense of such Third Party Claim, such Indemnifying Party shall be entitled (but shall not be required) to participate in the defense of such Third Party Claim, in each case, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), if it gives prior written notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the Indemnifying Party’s receipt of notice of the relevant Third Party Claim from the applicable Indemnitees pursuant to Section 8.4(a); provided, however, that the Indemnifying Party shall not be entitled to assume and control the defense of any such Third Party Claim pursuant to this Section 8.4(b) to the extent such Third Party Claim (x) is an allegation of a criminal violation, (y) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity (the foregoing clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume and control the defense of such Third Party Claim pursuant to this Section 8.4(b), such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. In the event that the Indemnifying Party exercises the right to assume and control the defense of any such Third Party Claim as provided in this Section 8.4(b), (I) the Indemnifying Party shall keep the Indemnitee(s) apprised of all material developments in such defense, (II) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume and control the defense of such Third Party Claim, and (III) the Indemnifying Party shall conduct the defense of such Third Party Claim actively and diligently, including the posting of any bonds or other security required in connection with the defense of such Third Party Claim. Notwithstanding anything in this Section 8.4 to the contrary, for the avoidance of doubt, the defense of any Third Party Claims in respect of Legacy Liabilities shall be controlled by RemainCo in accordance with, and subject to, Article VII.

(c) Other than in the case of a Legacy Liability or a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume and control the defense a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 8.4(b), or if the Indemnifying Party fails to actively and diligently defend such Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), the applicable Indemnitee(s) may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party.

(d) Other than any Third Party Claim that is in respect of a Legacy Liability, which with respect to the subject matter of this Section 8.4(d) shall be governed by Article VII, no Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of any such Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) In the case of a Third Party Claim (except for any Third Party Claim that is in respect of a Legacy Liability, which with respect to the subject matter of this Section 8.4(e) shall be governed by Article VII), the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(f) Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Allocation Instrument to the contrary, other than (x) actions for specific performance or injunctive or other equitable relief pursuant to Section 12.18 and (y) the indemnification provisions in Section 2.2(d), Section 2.5(c), Section 2.10, Section 5.5, Section 6.2 and Section 6.4, (i) the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Allocation Instruments and any Indemnitee for any breach of this Agreement or any Conveyancing and Allocation Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Allocation Instrument; (ii) each Party and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party; (iii) none of the Parties, the members of their respective Groups or any other Person may bring a claim under any Conveyancing and Allocation Instrument; (iv) any and all claims arising out of, resulting from, or in connection with the Internal Reorganization or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (v) no breach of this Agreement or any Conveyancing and Allocation Instrument shall give rise to any right on the part of any Party or party thereto, after the consummation of the Distribution, to rescind this Agreement, any Conveyancing and Allocation Instrument or any of the transactions contemplated hereby or thereby, except as expressly provided in Section 2.6(a) and Section 2.6(b); provided, however, that with respect to the Transactions the Parties may also bring claims arising under the Tax Matters Agreement under and in accordance with the Tax Matters Agreement and claims arising under the Employee Matters Agreement under and in accordance with the Employee Matters Agreement. Each Party shall cause the members of its Group to comply with this Section 8.4(f).

(g) The provisions of this Article VIII shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 8.4 to give a notice with respect to the existence of any Third Party Claim that exists as of the Effective Time. Each Party on behalf of itself and each other member of its Group acknowledges that Liabilities for Actions (regardless of the parties to the Actions) may be partly RemainCo Liabilities and partly SpinCo Liabilities. If the Parties cannot agree on the Allocation of Liabilities for any such Actions, they shall resolve the matter of such Allocation pursuant to the procedures set forth in Article X. No Party shall, nor shall any Party permit the other members of its Group (or their respective then-Affiliates) to, file Third Party Claims or cross-claims against the other Party or any members of the other Group in an Action in which a Third Party Claim is being resolved.

(h) Subject to Section 8.4(g) (Pending Third Party Claims), if a Third Party Claim is made against any Party, or a member of such Party’s Group, in respect of a Shared Liability (a “Shared Liability Third Party Claim”), such Party shall notify the other Party in writing, and in reasonable detail, of such Shared Liability Third Party Claim as promptly as practicable (and in any event within fifteen (15) days) after receipt by such Party of written notice of such Shared Liability Third Party Claim; provided, however, that the failure to provide notice of any such Shared Liability Third Party Claim pursuant to this sentence shall not release the other Party from any of its obligations under this Article VIII in respect of such Shared Liability Claim except and solely to the extent the other Party shall have been actually materially prejudiced as a result of such failure. Unless the Parties otherwise agree in writing, the applicable Shared Liability Manager shall assume and control the defense of any Shared Liability Third Party Claim, conduct such defense actively and diligently and keep the other Party apprised of all material developments in such defense. The other Party shall be entitled (but shall not be required) to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof and shall have the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Shared Liability Third Party Claim, including with regard to any drafts of notices and other conferences and communications, to the extent that such Party’s participation does not affect any Privilege in a material and adverse manner. The other Party, in any event, shall cooperate with the Shared Liability Manager in such defense and make available to the Shared Liability Manager all witnesses, pertinent Information, materials and other information in the other Party’s possession or under the other

Party’s control relating thereto as are reasonably required by the Shared Liability Manager pursuant to a joint defense agreement to be entered into by the Parties. Any amounts owed by either Party in respect of any Shared Liability Third Party Claim (including reimbursement for their respective out-of-pocket costs and expenses of counsel and of defending, or providing assistance to the Shared Liability Manager with respect to, any Shared Liability Third Party Claim, which shall include any out-of-pocket amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by either Party) to be posted by either Party in respect of any claim) shall be shared by the Parties based on their respective Applicable Percentages. The Shared Liability Manager shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge such Shared Liability Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Similarly, the other Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, such Shared Liability Third Party Claim without the prior written consent of the Shared Liability Manager (which consent shall not be unreasonably withheld, conditioned or delayed).

(i) The provisions of this Article VIII shall not require either Party (or any member of its Group) to disclose any Information the disclosure of which would, in the reasonable judgment of such Party, (i) result in the loss or waiver of any attorney-client privilege, attorney work-product protection, joint defense privilege, common interest privilege or other Privilege (other than any Privilege that is a shared Privilege between the Parties pursuant to Section 9.7, which shall be governed by Section 9.7), (ii) violate any applicable Law, fiduciary duty or any binding obligation of confidentiality owed to an unaffiliated third party or (iii) waive any defense or protection from disclosure available under applicable Law; provided that such Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts to provide such Information, or substantially equivalent Information, in a manner that does not give rise to any of the foregoing concerns (including by entering into joint defense or common interest agreements, redacting protected portions, or seeking the consent of the relevant third party).

Section 8.5 Procedures for Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.4(a)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

Section 8.6 Cooperation in Defense and Settlement.

(a) Subject to Section 8.10 (Environmental Matters), any Third Party Claim in respect of the Allocation of Assets and Liabilities (other than any Liabilities described in clause (iii) of the definition of “Legacy Liabilities”) pursuant to this Agreement, the DWDP SDA or the Chemours SDA shall be separately but cooperatively managed by the Parties (as opposed to a Third Party Claim in respect of the underlying Asset and/or Liability itself) (any such Action, an “Allocation Action”). The Parties shall, and shall cause the members of such Parties’ respective Groups to, use reasonable best efforts to cooperate fully (including providing signatures required in connection with the resolution of any such Allocation Action in accordance with Section 8.4 and this Section 8.6) and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally, or as otherwise reasonably agreed in writing, by the Parties) or retain separate counsel (in which case each Party shall bear the cost of its separate counsel) with respect to any such Allocation Action; provided that the Parties shall share equally any discovery costs and joint litigation costs. In any Allocation Action, each Party may pursue separate defenses, claims, counterclaims or settlements to those claims relating to their respective Business; provided that each Party shall in good faith use its reasonable best efforts to avoid adverse effects on the other Party. In the event that a member of each of the RemainCo Group and the SpinCo Group are not both named as parties to any Allocation Action, at the request of either Party, each Party shall, and shall cause the other members of its Group to, endeavor to add that Party that is not so named a party to such Allocation Action.

(b) With respect to any Third Party Claim (other than any Allocation Action or in respect of a Legacy Liability) that implicates both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) in a material respect (taking into account the provisions of this Article VIII), including due to the reasonably foreseeable impact on the Businesses of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, the Parties shall, and shall cause the members of such Parties’ respective Groups to, use reasonable best efforts to cooperate fully (including providing signatures required in connection with the resolution of any such Third Party Claim in accordance with Section 8.4 and this Section 8.6) and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 8.6(b) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 8.4 or Section 8.6(a).

(c) (i) Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of RemainCo, significantly and adversely impact the conduct of the RemainCo Business or result in a significant adverse change to any member of the RemainCo Group at shared locations where any member of the SpinCo Group and any member of the RemainCo Group have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, RemainCo shall have, at RemainCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the SpinCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that RemainCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the SpinCo Group of any Information relating to any current or former officer or director of any member of the RemainCo Group, such Information will only be submitted in a form approved by RemainCo in its reasonable discretion and (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of SpinCo, significantly and adversely impact the conduct of the SpinCo Business or result in a significant adverse change to any member of the SpinCo Group at shared locations where any member of the SpinCo Group and any member of the RemainCo Group have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, SpinCo shall have, at SpinCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the RemainCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that SpinCo’s participation does not affect any Privilege in a material and adverse manner; provided that to the extent that any such Third Party Claim requires the submission by any member of the RemainCo Group of any Information relating to any current or former officer or director of any member of the SpinCo Group, such Information will only be submitted in a form approved by SpinCo in its reasonable discretion. (A) With regard to the matters specified in the preceding clause (i), RemainCo shall have a right to consent to any compromise or settlement related thereto by any member of the SpinCo Group to the extent that the effect on any member of the RemainCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of RemainCo and its Subsidiaries at such time or the RemainCo Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the RemainCo Group, taken as a whole, than the effect on the SpinCo Group, taken as a whole, and (B) with regard to the matters specified in the preceding clause (ii), SpinCo shall have a right to consent to any compromise or settlement related thereto by any member of the RemainCo Group to the extent that the effect on any member of the SpinCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of SpinCo and its Subsidiaries at such time or the SpinCo Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the SpinCo Group, taken as a whole, than the effect on the RemainCo Group, taken as a whole.

(d) Each of RemainCo and SpinCo agrees on behalf of itself and the other members of its Group that at all times from and after the Effective Time, if an Action is commenced by any Person who is not a member of the SpinCo Group or the RemainCo Group with respect to which any named RemainCo Indemnitee or SpinCo Indemnitee is a nominal defendant and/or such Action is otherwise not a Liability Allocated to RemainCo (or the RemainCo Group) or SpinCo (or the SpinCo Group), respectively, under this Agreement, the Tax Matters Agreement or the Employee Matters Agreement, then the other Party shall use, and shall cause the other members of its Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Indemnitee as a defendant) to the extent such Action relates solely to Assets or Liabilities that the other Party (or Group) has been Allocated pursuant to this Agreement, the Tax Matters Agreement or the Employee Matters Agreement. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as a defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article VIII.

Section 8.7 Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 8.7, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Article VIII (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to SOFR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which SpinCo and RemainCo shall jointly determine, each acting in good faith.

Section 8.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VIII, including in respect of any Legacy Liability, shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party (net of any deductible, retention amount or increased insurance premiums incurred by the Indemnifying Party in obtaining such recovery) for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives an Indemnity Payment and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer or other third party who would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. Each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds or any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VIII. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any efforts to collect or recover any such Insurance Proceeds or Third Party Proceeds, and an Indemnitee need not attempt to collect any such Insurance Proceeds or Third Party Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement.

(c) No Indemnitee shall be entitled to any payment or indemnification more than once with respect to the same Indemnifiable Loss.

Section 8.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement. The indemnity agreements contained in this Article VIII shall survive the Distribution.

(b) The rights and obligations of any member of the RemainCo Group or any member of the SpinCo Group, in each case, under this Article VIII shall survive (i) the sale or other Transfer by either Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities, and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 8.10 Environmental Matters.

(a) Substitution. Except with respect to any Environmental Liability that constitutes a Legacy Liability, SpinCo and RemainCo, as the case may be, shall use reasonable best efforts (i) to obtain any Consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause such Party or a member of its Group to be fully substituted for any member of the Group of the other Party or (ii) if full substitution is not permitted by any Governmental Entity with jurisdiction over the matter, to obtain any consents, assumptions, amendments, modifications or other legal instruments necessary to cause such Party or a member of its Group to be added as a responsible party, party or defendant, in each such case of the foregoing clauses (i) and (ii), with respect to any order, decree, judgment, agreement or Action that is in effect as of immediately prior to the Effective Time in connection with any Environmental Liability Allocated to by SpinCo or RemainCo, respectively, under this Agreement (including as relates to the DWDP SDA). SpinCo or RemainCo, as the case may be, shall inform third parties associated with such matter, including Governmental Entities, about the responsibility of the Party to which such Liability has been Allocated pursuant to this Agreement and request that such Persons direct all communications, requirements, notifications and/or official letters related to such matters to the Party to which such Liability has been Allocated. The members of such other Group (and their successors) shall use commercially reasonable efforts to provide necessary assistance or signatures to SpinCo or RemainCo, as the case may be, to achieve the purposes of this Section 8.10(a). With respect to any Environmental Liability that constitutes a Legacy Liability, RemainCo (or its designated Affiliate) or SpinCo (or its designated Affiliate) shall be the Performing Party (as defined below) in accordance with Section 8.10(b) and SpinCo and RemainCo shall use their reasonable best efforts to effect such substitutions and obtain such consents as may be required to have such Performing Party assume the control and performance of such matter in accordance with Section 8.10(b) and to inform any associated third parties consistent with this paragraph.

(b) Remediation Procedures.

(i) Other than as provided in Section 8.10(b)(ii), RemainCo shall be responsible for undertaking and controlling the response to any Environmental Liability that constitutes a Legacy Liability, including by undertaking and controlling any Response Action, subject to any right of (x) any member of the “SpecCo Group” or “MatCo Group” (as each such term is defined in the DWDP SDA) to undertake such Response Action pursuant to the DWDP SDA or (y) any other third parties to the extent that the right to undertake such Response Action was given to such third party pursuant to an agreement existing prior to the Effective Time.

(ii) With respect to any Environmental Liability that constitutes a Legacy Liability arising out of, resulting from or relating to those sites where a member of the SpinCo Group is the Relevant Site Party as of the Effective Time, SpinCo shall be responsible for undertaking the Response Action, at the direction of RemainCo (subject to RemainCo’s sole and exclusive authority and other rights over or related to such matters pursuant to Section 7.1), subject to any right of any third parties to the extent that the right to undertake such Response Action was given to such third party pursuant to an agreement existing prior to the Distribution.

(iii) With respect to any Environmental Liability that does not constitute a Legacy Liability, except as provided below, the Parties shall follow the general procedures for indemnification set forth in this Article VIII with respect to any claim for indemnification pursuant to Sections 8.2 or 8.3; provided that, to the extent of any Environmental Liability relating to investigation or remediation of any contaminated environmental media, where the owner or primary tenant of the impacted property is not a member of the Group of the Party to which such liability for investigation or remediation has been Allocated, then, assuming the Indemnifying Party has acknowledged in writing that it is obligated to provide indemnification pursuant to Section 8.2 or Section 8.3 with respect to such liability, such Indemnifying Party (and members of its Group) shall be entitled (but shall not be required) to undertake and control the Response Action, subject to any right of any other third parties to the extent that the right to undertake such Response Action was given to such third party pursuant to an agreement existing prior to the Effective Time.

(iv) The Party (and members of its Group) undertaking and controlling the Response Action pursuant to the foregoing clauses (i) through (iii) shall be referred to as the “Performing Party”.

(c) If the Performing Party is not both (x) the Relevant Site Party and (y) the only Party whose Group is using such real property, the following conditions shall apply to the performance of any Response Action:

(i) the Performing Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners and/or any other parties that have operations at the site (including third-parties) (each such party that is a member of either Group, a “Non-Performing Impacted Party”), including obtaining the owner’s and/or the other operating parties’, as applicable, prior written Consent to any Response Action that would reasonably be expected to substantially interfere with or disrupt the operations of such Person at the affected real property, which Consent shall not be unreasonably withheld, conditioned or delayed;

(ii) if a member of a Group other than that of the Performing Party is the owner of the real property (or, if such real property is leased or sub-leased from a Person who is not a member of the SpinCo Group or RemainCo Group, the primary tenant (or sub-tenant) of such real property as between the SpinCo Group or RemainCo Group) or otherwise has operational control of the impacted property (a “Non-Performing Site Controller”), such Non-Performing Site Controller shall, and shall cause the other members of the Group to, provide reasonable access to, and reasonably cooperate with, the Performing Party in its performance of such Response Action, it being understood that such cooperation shall in no event in and of itself require any Non-Performing Impacted Party or Non-Performing Site Controller to incur any out-of-pocket expenses;

(iii) the Performing Party shall use reasonable efforts to avoid and minimize any harm to any persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Response Action, except to the extent such harm or damage results from the negligence or willful misconduct of such other Party or any member of its Group or any of their respective representatives; and

(iv) all required Response Actions shall be diligently and expeditiously performed in compliance with all applicable Laws, including Environmental Laws and worker health and safety Laws.

(v) the Performing Party shall (i) notify each Non-Performing Impacted Party and Non-Performing Site Controller prior to commencing or performing any Response Actions (other than for any such Response Action that the Performing Party reasonably deems necessary to prevent the occurrence of, or mitigate the existence of, emergency conditions or to address an imminent or substantial risk to human health or safety, in which case notification will be made as promptly as practicable), (ii) keep each Non-Performing Impacted Party and Non-Performing Site Controller reasonably informed of the progress of any Response Actions and provide copies of any final, proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or third party, (iii) provide each Non-Performing Impacted Party and Non-Performing Site Controller, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans prior to submission to a Governmental Entity, (iv) provide each Non-Performing Impacted Party and Non-Performing Site Controller with the opportunity to attend, as an observer, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any planned meeting with any Governmental Entity regarding a Response Action (provided that the Governmental Entity does not object) and (v) provide each Non-Performing Impacted Party and Non-Performing Site Controller an opportunity to observe, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any Response Action (other than Response Actions consisting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course) and to obtain, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, splits of any samples obtained in the course of conducting any Response Action.

(d) Subject to Section 8.10(e), all Response Actions subject to indemnification under this Article VIII shall meet the least stringent applicable standards, regulations, or requirements of Law, including Environmental Law, applicable at the time of such Response Action or, where an applicable Governmental Entity with or asserting jurisdiction is supervising such Response Action, required by such Governmental Entity, that are consistent with the industrial or commercial use of the property as of immediately prior to the Effective Time and any applicable terms of the relevant lease or similar site-specific agreement, in each such case, as of the time of such Response Action (the “Appropriate Remediation Standard”). In furtherance of and to the extent consistent with the foregoing, each Party (on behalf of itself and the other members of their respective Groups) agrees to utilize institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) permitted by the applicable Governmental Entity to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls; provided that such controls do not prevent or materially interfere with the continued operation or reasonable future expansion of the operations on such real property. Once a notice of no further action or equivalent determination with respect to such matter has been issued by a Governmental Entity (or, if the Governmental Entity has delegated authority to conduct and certify the completion of a Response Action to a licensed professional, upon notice of the applicable Governmental Entity’s receipt and acceptance of such licensed professional’s certification), the Indemnifying Party shall have no further obligations with respect to such matter, other than with respect to any Indemnifiable Losses arising out of (i) any Third Party Claims relating to such matter and (ii) the performance of and any costs associated with any ongoing operations and maintenance, if any, required with respect to the Response Action, including inspections and repair of any engineering controls, ongoing pumping and treating of impacted groundwater (including any material equipment or system repairs, replacements or required upgrades), ongoing groundwater monitoring and related reporting, and the provision of any required financial assurance; provided that the Indemnitee shall be responsible for the performance of and any costs associated with any and all ongoing operations and maintenance relating to the following obligations: (A) any institutional controls, including any deed restrictions or land use controls and reporting obligations related to the same; (B) monitoring, maintenance, repair and reporting associated with a cap used as part of the remedy, but only to the extent that the cap consists of (x) the buildings at the site, (y) asphalt or similar materials already present at the site or that are used at the site for purposes in addition to the Response Action (i.e., parking) or (z) landscaping and (C) groundwater monitoring associated with a natural monitored attenuation remedy. The Indemnifying Party shall have the right to transfer to the Indemnitee (upon payment of the amount set forth in this sentence as mutually agreed in writing by the Indemnifying Party and Indemnitee or determined pursuant to the procedures set forth in Article X) its obligations for its ongoing operations and maintenance costs, if any, with respect to engineering controls approved as part of a no further action, equivalent determination or certification if the Indemnifying Party agrees to pay to the Indemnitee a sum equal to the present value of the reasonably estimated future costs of said engineering controls (where the period of time used for such present value calculation shall be the entire period for which it is reasonably anticipated that such continuing obligations will be performed, but no more than thirty (30) years, and the discount rate shall be reasonable). For the avoidance of doubt, if the Indemnifying Party and the Indemnitee cannot mutually agree in writing on the amount set forth in the preceding sentence, such disagreement shall be resolved in accordance with the procedures set forth in Article X of this Agreement. In the event that any Governmental Entity reopens or otherwise modifies any determination related to the notice of no further action or equivalent determination, or notice of receipt and acceptance of the licensed professional’s certification, such that additional Response Actions are required, the Indemnifying Party shall indemnify the Indemnitee for any Liabilities associated with the reopening or modification of such determination that would have otherwise constituted Indemnifiable Losses of such Indemnitee.

(e) The Indemnifying Party shall not be responsible or liable to the Indemnitee for any Indemnifiable Losses associated with any Response Action to the extent such Indemnifiable Losses:

(i) are incurred by or on behalf of the Indemnitee to achieve compliance with standards in excess of the Appropriate Remediation Standards;

(ii) are incurred by or on behalf of the Indemnitee for Response Actions that are not required under or to achieve compliance with applicable Laws or required by a Governmental Entity with or asserting jurisdiction, unless undertaken (x) as a result of a reasonable belief that there exists a condition that, if unabated, poses a risk of reasonable possibility of harm to human health and safety, or to property of any third party or (y) reasonably in response to a Third Party Claim and with the prior written consent, not to be unreasonably withheld, conditioned or delayed, of the Indemnifying Party;

(iii) are incurred by or on behalf of the Indemnitee in connection with (x) a change of use after the Effective Time of the real property subject to such Response Action from industrial use to commercial or residential use or otherwise for a use that is inconsistent with an industrial use of such real property or (y) any cessation of operations, or demolition or removal after the Effective Time of any building, equipment or fixture by or on behalf of the Indemnitee at the real property subject to such Response Action;

(iv) result from any surface or subsurface repairs, construction, excavation or other ground-disturbing activities conducted by or on behalf of the Indemnitee after the Effective Time for which prior written consent, not to be unreasonably withheld, to conduct such activities had not been received from the Indemnifying Party; or

(v) result from the exacerbation by or on behalf of any party other than the Indemnifying Party of any liability for any Release or threat of Release of or exposure to Hazardous Substances for which the Indemnifying Party is obligated to provide indemnification to the Indemnitee under Section 8.2 or 8.3 of this Agreement; provided that this clause (v) shall in no way relieve the Indemnifying Party of any liability for Indemnifiable Losses associated with a Response Action to the extent such exacerbation arises from or relates to surface or subsurface repairs, construction, excavation or other ground-disturbing activities described in clause (iv) above, prior written consent to conduct such activities was received from the Indemnifying Party.

(f) Corrective Actions for Compliance-Related Liabilities Subject to Indemnity. If a Party is providing indemnification pursuant to this Agreement in connection with an ongoing business operation of the other Party, which (x) involves a violation of applicable Environmental Law or the terms of any Environmental Permit, (y) requires a capital project (or series of capital projects) to bring the facility into compliance with applicable Environmental Law or the terms of any Environmental Permit, and (z) does not involve a Response Action, the following shall apply:

(i) the Party that owns and operates the business operation after the Effective Time will conduct and control the capital project (or series of capital projects), including the implementation thereof (the “Corrective Action Performing Party”);

(ii) all expenditures shall be commercially reasonable taking into account the obligation to bring the business operation into compliance with applicable Environmental Law or the terms of any Environmental Permit (“Commercially Reasonable Expenditures”), and the Indemnifying Party shall not be liable for additional expenditures, if any, in excess of Commercially Reasonable Expenditures, including any such additional expenditures that are made for the purpose of providing an economic benefit to the Corrective Action Performing Party, such as expanding the business operation;

(iii) the Indemnifying Party shall have no further obligation with respect to the matter subject to indemnification hereunder once the capital project (or series of capital projects) has been implemented and compliance has been achieved to the satisfaction of the relevant Governmental Entity; and

(iv) the Corrective Action Performing Party shall promptly provide the Indemnifying Party with: (A) copies of any proposed corrective action plan to be submitted to the relevant Governmental Entity, including the proposed cost of the corrective action; (B) a reasonable opportunity to review and suggest comments to the corrective action plan prior to submission to the relevant Governmental Entities; (C) the opportunity to attend, at the Indemnifying Party’s sole cost and expense, any planned meeting with any Governmental Entity regarding the corrective action (provided that the Governmental Entity does not object); (D) material correspondence between the relevant Governmental Entities and the Corrective Action Performing Party relating to the corrective action; and (E) the final corrective action plan approved by or agreed to with the relevant Governmental Entities and the budget for implementation of said plan.

Section 8.11 Closure of Discontinued Operations.

(a) Notwithstanding anything in this Agreement to the contrary and except with respect to indemnification for (x) Environmental Liabilities, (y) Third Party Claims or (z) Indemnifiable Losses to the extent related to, resulting from or arising out of the Demolition Party’s failure to perform its obligations pursuant to this Section 8.11 or its negligent or willful misconduct in performing such obligations, the following obligations set forth in this Section 8.11 shall be the exclusive obligations pursuant to this Agreement of the Parties for any Liabilities to the extent arising from actions required to execute demolition and removal of any buildings, improvements, facilities, equipment or other fixtures that (i) are Discontinued Businesses which give rise to Shared Discontinued Business Liabilities and (ii) are located at a property owned by or within the leasehold interest of RemainCo, SpinCo or a member of their respective Groups as of the Effective Time (such buildings, improvements, facilities, equipment or other fixtures, the “Discontinued Buildings and Related Improvements”). For purposes of this section, the term “Demolition Party” shall mean the Party on whose property or leasehold the Discontinued Buildings and Related Improvements are located, including, where relevant, the other members of such Party’s Group.

(b) The Demolition Party shall undertake the demolition and removal of the Discontinued Buildings and Related Improvements if or to the extent (and in each case, subject to the terms of the underlying lease if the Discontinued Buildings and Related Improvements are located within either Party’s leasehold interest): (i) required by applicable Law, including an applicable permit issued by a Governmental Entity; (ii) demolition or removal is ordered by a Governmental Entity; (iii) the Discontinued Buildings and Related Improvements constitute a nuisance that unreasonably and significantly harms or threatens to unreasonably and significantly harm the health and safety of other persons at the Demolition Party’s properties or members of the public; (iv) necessary to address the presence, Release or threatened Release of Hazardous Substances occurring at or related to any Discontinued Building or Related Improvements or (v) the Discontinued Buildings and Related Improvements unreasonably interfere with the current, or would unreasonably interfere with the planned operations (such operations being determined as of the Effective Time, after giving effect to the Ancillary Agreements) by the Demolition Party.

(c) If demolition and removal is required pursuant to Section 8.11(b), the Demolition Party shall undertake the demolition and removal of the Discontinued Buildings and Related Improvements in accordance with all applicable Laws, applicable site-specific safety requirements and the provisions of any applicable lease, without disturbing any equipment or other structures that are needed for an ongoing Response Action, and the Demolition Party’s decommissioning plan.

(d) The Demolition Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners, landlords and/or any other parties that have operations at the site (including third parties). The Demolition Party shall restore its premises to a level grade; provided, however, that the Demolition Party shall only be required to decommission, remove or demolish the Discontinued Buildings and Related Improvements down to, but not through, the subsurface.

(e) If the Demolition Party and RemainCo cannot mutually agree in writing whether the Demolition Party has completed its demolition and removal obligations pursuant to Section 8.11, such disagreement shall be resolved in accordance with the procedures set forth in Article X of this Agreement. If the disagreement is so resolved in favor of RemainCo, and the Demolition Party fails to complete such required work, RemainCo may undertake any such work, at the sole cost and expense of the Demolition Party to be paid by the Demolition Party upon demand, excluding any costs and expenses that relate to liabilities that have been otherwise Allocated to RemainCo pursuant to the terms of this Agreement.

Article IX

PRESERVATION OF CORPORATE RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGED MATTERS

Section 9.1 Preservation of Corporate Records.

(a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or any member of its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b) Except as otherwise required or agreed to in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 9.2, each Party shall, and shall cause the other members of its Group (and any of their respective successors and assigns) to, use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) ten (10) years after the Effective Time (unless an earlier date is specified for such Information on Schedule 9.1(b)(ii)), (ii) the date on which such Information is no longer required to be retained pursuant to Schedule 9.1(b)(ii), (iii) the date on which such Information is no longer required to be retained pursuant to any “Litigation Hold” issued by RemainCo or any of its Subsidiaries prior to the Effective Time, including those set forth on Schedule 9.1(b)(iii), (iv) the concluding date of any period as may be required by any applicable Law, (v) with respect to any pending or threatened Action arising after the Effective Time, to the extent that any member of the Group in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of such pending or threatened Action, the concluding date of any such “Litigation Hold” and (vi) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Entity which is known to any member of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire. The Parties agree that upon reasonable written request from the other Party that certain Information relating to the SpinCo Business, the RemainCo Business, the SpinCo Assets, the RemainCo Assets, the SpinCo Liabilities, the RemainCo Liabilities or the transaction contemplated hereby be retained in connection with an Action, each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Information without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (for the avoidance of doubt, reasonable efforts shall include issuing a “Litigation Hold”).

(c) RemainCo and SpinCo intend, and acknowledge that each member of their respective Groups intends, that any Transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable Privilege.

Section 9.2 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article VIII will govern) or for matters related to the provision of Tax Records (in which event the Tax Matters Agreement will govern) or for matters related to the provision of Employee Records (in which event the Employee Matters Agreement will govern) or for matters related to the separation of Information (which shall be governed by Section 5.2), and without limiting the applicable provisions of Article VI and Article VII, and subject to appropriate restrictions for Privileged Information (as defined below) or Confidential Information:

(a) After the Effective Time and until the date on which RemainCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 9.2(a) in accordance with RemainCo’s obligations under Section 9.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SpinCo for specific and identified Information (i) which (x) constitutes an Asset of the SpinCo Group and the Transfer of such Asset has not been consummated as of the Effective Time or (y) relates to the SpinCo Group or the conduct of the SpinCo Business, as the case may be, up to the Effective Time, solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed in writing by the Parties), RemainCo shall, and shall cause the other members of the RemainCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, SpinCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the applicable member of the SpinCo Group has a reasonable need for such originals) in the possession or control of any member of the RemainCo Group (or any of their respective then-Affiliates), but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of SpinCo (or any member of its Group, or any of their respective then-Affiliates); provided that, except in the case of clause (x) of this Section 9.2(a)(i), to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that RemainCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to any member of the RemainCo Group or would violate any Law or Contract with an unaffiliated third party or would reasonably be expected to result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to a SpinCo Asset, a SpinCo Liability and/or the SpinCo Business), RemainCo shall not be obligated to, and shall not be obligated to cause the other members of the RemainCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by SpinCo; provided, further, that in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with an unaffiliated third party, RemainCo shall, and shall cause the other members of the RemainCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the SpinCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, RemainCo shall, and shall cause the other members of the RemainCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, SpinCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the applicable member of the SpinCo Group has a reasonable need for such originals) in the possession or control of any member of the RemainCo Group (or any of its or their respective then-Affiliates), but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of SpinCo (or any member of its Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to RemainCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that RemainCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with an unaffiliated third party or would reasonably be expected to result in the waiver of any Privilege (unless the application of such Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of SpinCo or any member of its Group), RemainCo shall not be obligated to, and shall not be obligated to cause the other members of the RemainCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by SpinCo; provided, further, that in the event access or the provision of any such Information would violate a Contract with an unaffiliated third party, RemainCo shall, and shall cause the other members of the RemainCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(b) After the Effective Time and until the date on which SpinCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 9.2(b) in accordance with SpinCo’s obligations under Section 9.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, RemainCo for specific and identified Information (i) which (x) constitutes an Asset of the RemainCo Group and the Transfer of such Asset has not been consummated as of the Effective Time or (y) relates to the RemainCo Group or the conduct of the RemainCo Business, as the case may be, up to the Effective Time, solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed in writing by the Parties), SpinCo shall, and shall cause the other members of the SpinCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, RemainCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the applicable member of the RemainCo Group has a reasonable need for such originals) in the possession or control of any member of the SpinCo Group (or any of their respective then-Affiliates), but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of RemainCo (or any member of its Group, or any of their respective then-Affiliates); provided that, except in the case of clause (x) of this Section 9.2(b)(i), to the extent any originals are delivered to RemainCo pursuant to this Agreement or the Ancillary Agreements, RemainCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that SpinCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental to SpinCo or any member of the SpinCo Group or would violate any Law or Contract with an unaffiliated third party or would reasonably be expected to result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to a RemainCo Asset, a RemainCo Liability and/or the RemainCo Business), SpinCo shall not be obligated to, and shall not be obligated to cause the other members of the SpinCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by RemainCo; provided, further, that in the event access or the provision of any such Information would reasonably be expected to be significantly commercially detrimental or violate a Contract with an unaffiliated third party, SpinCo shall, and shall cause the other members of the SpinCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the RemainCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, SpinCo shall, and shall cause the other members of the SpinCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, RemainCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the applicable member of the RemainCo Group has a reasonable need for such originals) in the possession or control of any member of the SpinCo Group (or any of its or their respective then-Affiliates), but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of RemainCo (or any member of its Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to RemainCo pursuant to this Agreement or the Ancillary Agreements, RemainCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that SpinCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 5.1) would violate any Law or Contract with an unaffiliated third party or would reasonably be expected to result in the waiver of any Privilege (unless the application of such Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of RemainCo or any member of its Group), SpinCo shall not be obligated to, and shall not be obligated to cause the other members of the SpinCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by RemainCo, provided, further, that in the event access or the provision of any such Information would violate a Contract with an unaffiliated third party, SpinCo shall, and shall cause the other members of the SpinCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.

(c) Any Information provided by or on behalf of or made available by or on behalf of any Party (or any other member of either Group) pursuant to this Article IX shall be on an “as is”, “where is” basis and no Party (or any other member of either Group) is making any representation or warranty with respect to such Information or the completeness thereof.

(d) Each of RemainCo and SpinCo shall, and shall cause each other member of its Group to, inform its and their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the Confidential Information or other Information of any member of any other Group provided pursuant to Section 5.1 or this Article IX of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

Section 9.3 Disposition of Information.

(a) Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Effective Time may include Information owned by the other Party or a member of such other Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b) Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and (ii) subject to Section 9.1, to use commercially reasonable efforts to within a reasonable time (A) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs) or (B) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information; provided that each Party shall, and shall cause each other member of its Group to, provide reasonable advance notice to the other Party prior to taking any action described in this Section 9.3(b) with respect to any Information related to the matters set forth on Schedule 9.3.

Section 9.4 Witness Services; Litigation Support.

(a) At all times from and after the Effective Time, each of RemainCo and SpinCo shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and any member of its Group’s respective officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (a) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be beneficial to the requesting Party (or any member of its Group), in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved and (b) there is no conflict in the Action between the requesting Party (or any member of its Group) and the requested Party (or any member of its Group). A Party providing, or causing to be provided, a witness to the other Party (or member of such other Party’s Group) under this Section 9.4(a) shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for all reasonable out-of-pocket costs and expenses incurred by such Party or a member of its Group in connection therewith (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be properly paid under applicable Law.

(b) At all times from and after the Effective Time, each of RemainCo and SpinCo shall cooperate with the other Party in connection with any Action to the extent relating to, arising out of or resulting from any Liability (other than a Legacy Liability, which shall be governed by Article VII to the extent provided therein) relating to, arising out of or resulting from occurrences, acts, omissions or other matters and/or claims accruing prior to the Effective Time, regardless of which Party (or member of either Group) is the Indemnifying Party, the Indemnitee or the named party in such proceeding.

(c) The obligations under Section 9.4(a) and Section 9.4(b) shall not require either Party (or any member of its Group) to disclose any Information the disclosure of which would, in the reasonable judgment of such Party, (i) result in the loss or waiver of any attorney-client privilege, attorney work-product protection, joint defense privilege, common interest privilege or other Privilege (other than any Privilege that is a shared Privilege between the Parties pursuant to Section 9.7, which shall be governed by Section 9.7), (ii) violate any applicable Law, fiduciary duty or any binding obligation of confidentiality owed to an unaffiliated third party or (iii) waive any defense or protection from disclosure available under applicable Law; provided that the requested Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts to provide such Information, or substantially equivalent Information, in a manner that does not give rise to any of the foregoing concerns (including by entering into joint defense or common interest agreements, redacting protected portions, or seeking the consent of the relevant third party).

(d) Nothing in this Section 9.4 shall limit, modify or supersede the defense, control and indemnification provisions of Article VIII with respect to any Third Party Claim.

Section 9.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or a member of such Party’s Group) providing, or causing to be provided, Information or access to Information to the other Party (or a member of such other Party’s Group) under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any other member of its Group or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 9.6 Confidentiality; Non-Use.

(a) Notwithstanding any termination of this Agreement and except as otherwise provided in the Umbrella Secrecy Agreement, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or, except as otherwise permitted by this Agreement or as otherwise provided in the Umbrella Secrecy Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to the other Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) auditors, attorneys and other appropriate consultants and advisors who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Action by one Party (or a member of its Group) against the other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in an Action, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement and except as otherwise provided in the Umbrella Secrecy Agreement with respect to the Ancillary Agreements, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with such other person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by an unaffiliated third party that relates to any of the foregoing clauses (ii), (iii), (v) or (vi), each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Groups to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall, or shall cause the applicable member of its Group to, furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).

(b) Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group and its or their respective past and/or present employees as of the Effective Time shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information (other than Intellectual Property (which shall exclusively be governed by the IP Matters Agreement and other applicable Ancillary Agreements) and Personal Data (which shall exclusively be governed by Section 9.10 and other applicable Ancillary Agreements)) of any Party (or another member of its Group) rightfully in the possession of and used by the other Party (or another member of its Group) in the operation of its Business as of the Effective Time may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the SpinCo Business or the RemainCo Business, as the case may be; provided that, except as otherwise provided in the Umbrella Secrecy Agreement, such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use; provided, further, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 9.6(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 9.6(a) so long as such disclosure to such other third parties and any associated use of such Information is made pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 12.8.

(c) Each of RemainCo and SpinCo acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with each such third party at or prior to the Effective Time. Each of RemainCo and SpinCo shall, and shall cause the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into at or prior to the Effective Time between one or more members of the RemainCo Group and/or SpinCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 9.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 9.7, and (ii) to the extent that an Ancillary Agreement is governed by the Umbrella Secrecy Agreement or another Contract pursuant to which a Party or its Affiliate is bound that specifically provides that certain information covered under this Section 9.6 shall be held confidential on a basis that is more protective of such information or for a longer period of time than provided for in this Section 9.6, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto.

Section 9.7 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and the SpinCo Group and that each of the members of the RemainCo Group and the SpinCo Group shall be deemed the client with respect to such services for purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”) and to all Information subject to Privilege (“Privileged Information”). With respect to Privileged Information arising from such services provided prior to the Effective Time, (A) RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with such Privileged Information which relates solely to a RemainCo Asset, RemainCo Liability and/or the RemainCo Business, whether or not the Privileged Information is in the possession of or under the control of or otherwise considered to be the property of any member of the RemainCo Group or SpinCo Group, (B) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with such Privileged Information which relates solely to a SpinCo Asset, SpinCo Liability and/or the SpinCo Business, whether or not the Privileged Information is in the possession of or under the control of or otherwise considered to be the property of any member of the RemainCo Group or SpinCo Group and (C) the Parties shall, with respect to Privileged Information to the extent not allocated pursuant to the foregoing clauses (A) and (B), be entitled to control the assertion or waiver of all Privileges in connection with such Privileged Information consistent with Section 9.7(b). For the avoidance of doubt, Privileged Information includes services rendered by legal counsel retained or employed by any Party (or any member of such Party’s Group), including outside counsel and in-house counsel (collectively, “Legal Counsel”). Notwithstanding anything to the contrary in this Agreement, all Privileged Information to the extent related to (A) Legacy Liabilities or (B) legal and other professional advice provided to the members of the board of directors of RemainCo shall be deemed solely related to a RemainCo Liability and/or the RemainCo Business and RemainCo shall control the assertion or waiver of Privilege for such Privileged Information.

(b) Post-Separation Services. Each Party, on behalf of itself and each other member of its Group, acknowledges that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of RemainCo (or a member of its Group) or SpinCo (or a member of its Group), as the case may be, while other such post-separation services following the Effective Time may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve members of both Groups. With respect to such post-separation services and related Privileged Information, each of the Parties, on behalf of itself and each other member of its Group, agrees as follows:

(i) RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with such Privileged Information which relates solely to the RemainCo Business, whether or not the Privileged Information is in the possession of or under the control of or otherwise considered to be the property of any member of the RemainCo Group or SpinCo Group. RemainCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with such Privileged Information that relates solely to the subject matter of any claims constituting RemainCo Liabilities (including, notwithstanding anything to the contrary in this Agreement, Legacy Liabilities), now pending or which may be asserted in the future, in any matters, claims, disputes, lawsuits or other proceedings initiated against or by any member of the RemainCo Group, whether or not the Privileged Information is in the possession of or under the control of or otherwise considered to be the property of any member of the RemainCo Group or SpinCo Group; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the SpinCo Business, whether or not the Privileged Information is in the possession of or under the control of or otherwise considered to be the property of any member of the RemainCo Group or SpinCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or which may be asserted in the future, in any matters, claims, disputes, lawsuits or other proceedings initiated against or by any member of the SpinCo Group, whether or not the Privileged Information is in the possession of or under the control of or otherwise considered to be the property of any member of the RemainCo Group or SpinCo Group.

Notwithstanding anything to the contrary in this Agreement, all legal and other professional services rendered after the Effective Time by Legal Counsel for RemainCo or Legal Counsel for SpinCo, as applicable, with respect to any Allocation Action shall be, unless otherwise agreed by the Parties, for the sole benefit of RemainCo or SpinCo, as applicable (the “Applicable Party”), the Applicable Party shall be deemed the client in respect of such services and the Applicable Party shall control the assertion or waiver of Privilege for Privileged Information to the extent related thereto.

(c) Each Party, on behalf of itself and each other member of its Group, agrees as follows in this Section 9.7(c) regarding all Privileges not individually allocated to a Party pursuant to the terms of Section 9.7(a) or Section 9.7(b), with respect to which the Parties shall have a shared Privilege.

(i) Subject to Sections 9.7(c)(ii), 9.7(c)(iv) and 9.7(c)(v), no Party (or any member of its Group) may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party (or member of its Group) has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Any Party (or member of its Group) requesting the consent of the other Party (or member of its Group) to waive a shared Privilege shall make such request in writing (a “Privilege Waiver Request”). Consent shall be in writing.

(ii) In the event of any Action or Dispute solely between or among any of the Parties, or any members of their respective Groups, (A) a Party may withhold, condition or delay a consent to a Privilege Waiver Request in its sole discretion and (B) a Party’s decision to so withhold, condition or delay its consent shall not be subject to Dispute, and such shared Privilege may not be waived by the requesting Party, pursuant to Section 9.7(c)(v). If a Privilege Waiver Request is granted by the other Party in such an Action or Dispute, such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the Action or Dispute between or among the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(iii) In the event of any Action or Dispute involving an unaffiliated third party, if a Dispute arises between or among the Parties (or members of their respective Groups) regarding whether a Privilege should be waived to protect or advance the interest of any Party or its Group (a “Privilege Waiver Dispute”), each Party agrees that it shall, and shall cause each other member of its Group to, negotiate in good faith, endeavor to minimize any prejudice to the rights of the other Party (or members of its Group), and shall not, and shall cause each other member of its Group not to, unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not, and shall cause each other member of its Group to not, withhold consent to waiver for any purpose except to protect its (or its Group’s) own legitimate interests.

(iv) In the event of a Privilege Waiver Dispute, such Privilege Waiver Dispute shall be referred to the general counsels of the relevant Parties, and/or such other executive officer designated in writing by a relevant Party, for negotiations for a period of fifteen (15) days (the “Privilege Waiver Negotiation Period”). All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the Privilege Waiver Negotiation Period by any of the Parties (or the other members of their respective Groups), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of their respective Groups) and, in any Action, shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

(v) Subject to Section 9.7(c)(i), if such Privilege Waiver Dispute has not been resolved in writing for any reason within the Privilege Waiver Negotiation Period, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall be entitled to provide the objecting Party written notice and thereafter to submit such Privilege Waiver Dispute to final and binding arbitration pursuant to the procedures set forth in Section 10.1(c) of this Agreement. Any such Privilege shall not be waived by any Party (or any member of their respective Groups) until the final determination of such Privilege Waiver Dispute in accordance with Section 10.1(c).

(vi) Upon receipt by any Party or any other member of its Group of any subpoena, discovery or other request which, upon a good faith reading, would reasonably be construed as calling for the production or disclosure of Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if any Party (or other member of its Group) obtains knowledge that any of its or member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably, upon a good faith reading, could reasonably be construed as calling for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party (and the relevant members of its or their respective Groups) a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.7 or otherwise to prevent, restrict or otherwise limit the production or disclosure of such Privileged Information.

(d) For the avoidance of doubt, the Parties acknowledge and agree that in any Action or Dispute with respect to this Agreement, the Ancillary Agreements, any other agreement related to the transactions contemplated hereby or thereby and/or the negotiations, structuring and transactions contemplated hereby and thereby, in each case, in which RemainCo, on the one hand, is adverse to SpinCo, on the other hand: (i) any and all Privileged Information with respect to such matters belonging to or possessed by the RemainCo Group or the SpinCo Group prior to the Effective Time shall be deemed to relate to both the RemainCo Business and the SpinCo Business; (ii) any advice given by or communications with Legal Counsel for RemainCo or SpinCo prior to the Effective Time, to the extent it relates to this Agreement, the Ancillary Agreements or any other agreement related to the transactions contemplated hereby or thereby, and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall be deemed subject to a shared Privilege and shall be deemed to relate to both the RemainCo Business and the SpinCo Business; and (iii) any advice given by or communications with in-house Legal Counsel of RemainCo or SpinCo prior to the Effective Time, to the extent it relates to this Agreement, the Ancillary Agreements, any other agreement related to the transactions contemplated hereby or thereby and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall be deemed subject to a shared Privilege and shall be deemed to relate to both the RemainCo Business and the SpinCo Business.

(e) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of RemainCo and SpinCo as set forth in Sections 9.6 and 9.7, to maintain and cause to be maintained the confidentiality of Privileged Information and to assert and maintain, and cause to be asserted and maintained, all applicable Privileges, including attorney-client or attorney work product privileges. The access to Information being granted pursuant to Sections 5.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 5.1 and 9.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 5.1 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 9.8 Conflicts Waiver. Each Party hereby agrees, on behalf of itself and each of its past, present and future Affiliates, that the counsel(s) set forth on Schedule 9.8 (“Corteva Counsel”) has acted prior to the Effective Time as counsel to both RemainCo and SpinCo in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Each of RemainCo and SpinCo, on behalf of itself and each of its past, present and future Affiliates, agrees that, following consummation of the transactions contemplated hereby and thereby, such representation by Corteva Counsel shall not preclude Corteva Counsel from serving as counsel to RemainCo, any of its then-Affiliates or any directors, officers, employees, agents, representatives, limited partners, members, shareholders or other equityholders of RemainCo or such then-Affiliate opposite SpinCo (even if there exists at any time a separate attorney-client relationship between Corteva Counsel, on the one hand, and SpinCo or any of its past, present or future Affiliates, on the other hand, pursuant to which Corteva Counsel has obtained confidential information relating to SpinCo, the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities); provided that in no event shall Corteva Counsel serve as counsel to either RemainCo or SpinCo in connection with any Action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the written waiver and consent of the other Party. SpinCo shall not, and shall cause any and all of its past, present and future Affiliates not to, seek to have Corteva Counsel disqualified from any such permitted representation. SpinCo, on behalf of itself and each of its past, present and future Affiliates, hereby consents thereto and waives any such conflict of interest, and SpinCo shall cause any and all of its past, present and future Affiliates to consent to and waive any such conflict of interest. SpinCo, on behalf of itself and each of its past, present and future Affiliates, acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that each of RemainCo and SpinCo, on behalf of itself and each of its past, present and future Affiliates, has consulted with counsel or has been advised it should do so in connection herewith. The covenants, consent, and waiver contained in this Section 9.8 shall not be deemed exclusive of any other rights to which Corteva Counsel is entitled whether pursuant to Law, Contract, or otherwise.

Section 9.9 Ownership of Information. Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly and specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such Information, whether by implication, estoppel or otherwise.

Section 9.10 Personal Data.

(f) Each Party and its Affiliates shall at all times comply, and ensure that their Processing of Personal Data hereunder and under any Ancillary Agreement complies, with Data Protection Laws (including by taking commercially reasonable technical and organizational measures to prevent Personal Data Breaches) and shall use commercially reasonable efforts to avoid acts or omissions that place the other Party in breach of its obligations under any applicable Data Protection Laws.

(g) The Parties acknowledge that after the Effective Time, each Party and its Affiliates shall act as a separate and independent Controller with respect to the Processing of any Personal Data pursuant to this Agreement or any Ancillary Agreement (subject to the express terms thereof).

(h) To the extent that a Party or its Affiliate transfers Personal Data included in the RemainCo Assets (with respect to transfers by SpinCo or its Affiliates) or SpinCo Assets (with respect to transfers by RemainCo or its Affiliates) following the Effective Time, the transferring Party shall ensure that such transfer is effected in compliance with applicable Data Protection Laws.

(i) To the maximum extent permitted under applicable Law, each Party shall (i) promptly (and in any event within five (5) Business Days) notify the other Party if it or any of its Affiliates receive a complaint, notice or communication (including request from a Data Subject to exercise their rights under Data Protection Laws) in relation to any Personal Data Processed pursuant to this Agreement or any Ancillary Agreement and (ii) without undue delay (and in any event within forty-eight (48) hours) if it becomes aware of, or reasonably suspects, a Personal Data Breach affecting the Personal Data of the other Party or its Affiliates.

Article X

DISPUTE RESOLUTION

Section 10.1 Negotiation and Arbitration.

(a) In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including any question of the arbitral tribunal’s jurisdiction, the existence, scope or validity of this Article X or the arbitrability of any claim, and any controversy, dispute or Action related to Section 9.7 concerning Privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein.

(b) Negotiation. The following procedures shall apply with respect to Disputes, except in cases of Disputes related to Section 9.7 concerning Privilege issues (in which case the procedure in Section 9.7(c) shall apply):

(i) At such time as a Dispute arises, (A) any Party shall deliver written notice of such Dispute to the other Party (a “General Dispute Notice”) and (B) the general counsels of the Parties and/or such other executive officer designated by a Party in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by each Party in writing, exceed ninety (90) days from the date of receipt by the relevant Party of the General Dispute Notice (the “General Negotiation Period”); provided that if the notifying Party has determined (in its reasonable discretion) that any such Dispute has caused, or would reasonably be expected to cause, such Party to suffer irreparable harm and includes a statement to that effect in the General Dispute Notice, then the General Negotiation Period shall not exceed fifteen (15) days from the date of receipt of the General Dispute Notice by the notified Party.

(ii) With respect to a Dispute, no Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the relevant General Dispute Notice and the earlier to occur of (A) the date of any arbitration being commenced under this Section 10.1 with respect to the Dispute and (B) the later to occur of (x) one hundred and eighty (180) days after the date of receipt of the relevant General Dispute Notice and (y) the expiration of the applicable General Negotiation Period.

(iii) All offers, promises, conduct and statements, whether oral or written, made during the relevant General Negotiation Period and related to such Dispute by any Party or the members of their respective Groups (and its and their respective Affiliates), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties or the members of their respective Groups (and their respective Affiliates) and, in any Action, shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

(c) Arbitration. If the Dispute has not been resolved in writing for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted, at the request of any Party, to final and binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its International Arbitration Rules then in effect (the “Rules”), except as modified herein.

(i) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant or claimants, collectively, shall appoint one arbitrator in the notice of arbitration and the respondent or respondents, collectively, shall appoint one arbitrator within fourteen (14) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-nominated arbitrators, in consultation with the Parties, within twenty-one (21) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall be appointed by the AAA according to its Rules, unless otherwise agreed in writing.

(ii) In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.

(iii) Arbitration under this Article X shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the Parties and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(iv) The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, (B) award punitive, exemplary, treble or similar damages or (C) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the parties to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 10.1(c)(viii).

(v) Each Party shall bear its own costs and attorneys’ fees in any arbitration conducted under this Article X, and each party to any such arbitration shall bear an equal portion of the fees and expenses of the arbitration including the Arbitral Tribunal’s fees and the fees and expenses of the AAA; provided, however, that the Arbitral Tribunal shall have the power to award the prevailing party its documented out-of-pocket costs and attorneys’ fees reasonably incurred in the arbitration (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the AAA) if the Arbitral Tribunal finds that any of the claims or defenses of the non-prevailing party were frivolous or made in bad faith; provided, further, that if any parties to the arbitration are Affiliates of each other, they shall be counted as a single party to the arbitration for purposes of apportioning such fees and expenses. If either Party (or any member of its Group) files an Action in contravention of this Article X, the other Party shall be entitled to an award of any costs they may incur in defending such an Action, including a fee in an amount equal to $25,000,000, multiplied by 1.05 raised to the power of the number of years elapsed since the Distribution Date (expressed in decimal form), as well as such additional punitive, exemplary, treble or similar damages as may be awardable under applicable Law. Each of the Parties acknowledges and agrees that if any Party (or any member of its Group) files an Action in contravention of this Section 10.1, the non-breaching Party shall suffer reputational loss as a direct consequence of such Action for which it is entitled to damages.

(vi) Any arbitration pursuant to this Article X shall be seated in, and the award shall be rendered, in New York County, New York, in the English language.

(vii) This Article X and any arbitration pursuant thereto shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

(viii) The Arbitral Tribunal may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the Arbitral Tribunal appointed for the arbitration proceeding that was commenced first in time.

(ix) The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 12.18. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (I) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis and (II) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(d) Jurisdiction. The Parties consent and submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in the State of Delaware or, if (and only if) the federal court of the United States sitting in the State of Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof (together, the “Permitted Courts”), to enforce the dispute resolution provisions in this Section 10.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal (or, if applicable, Emergency Arbitrator). In any such action: (A) each of the Parties irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Permitted Court and (B) each of the Parties irrevocably consents to service of process by the mailing of copies of the process to the Parties as provided in Section 12.5, with service effected in this manner becoming effective five (5) days after the mailing of the process.

(e) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

(f) Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article X shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article X or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions pursuant to this Article X that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 10.1(f) (including any proceedings to enforce a final award or any Interim Relief), that Party shall (x) take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator), to be filed under seal, (y) shall oppose any challenge by any third party to such sealing and (z) shall give the other Party immediate notice of such challenge.

Section 10.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

Article XI

INSURANCE

Section 11.1 Insurance Matters.

(a) With respect to Liabilities of RemainCo that (x) constitute SpinCo Liabilities (other than those incurred by a member of the RemainCo Group) or (y) are otherwise incurred by a member of the SpinCo Group, in each case to the extent relating to, arising out of or resulting from occurrences, acts, omissions or other matters and/or claims accruing prior to the Effective Time, any rights to insurance coverage applicable to such Liabilities under Insurance Policies issued to any members of the RemainCo Group, are hereby assigned, partially or wholly as the case may be, by RemainCo (on behalf of itself and the applicable members of its Group) to the applicable members of the SpinCo Group as of the Effective Time. RemainCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the SpinCo Group with, from and after the Effective Time, access to, and the right to make claims under, the applicable Insurance Policy; provided that such access to, and the right to make claims under, such Insurance Policy shall be subject to the terms, conditions and exclusions of such Insurance Policy, including any notice or reporting requirements under the occurrence reported excess general liability Insurance Policies, any limits on coverage or scope, and any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) To the extent permitted under such Insurance Policy, the applicable members of the SpinCo Group shall be responsible for the submission, administration and management of any such claims under such Insurance Policy; provided that SpinCo shall provide reasonable written notice to the applicable member of the RemainCo Group prior to submitting any such claims;

(ii) If such Insurance Policy does not permit the applicable members of the SpinCo Group to directly submit claims thereunder, SpinCo shall, or shall cause the applicable member of its Group to, report any such claims under such Insurance Policy as soon as practicable to RemainCo, and RemainCo shall, or shall cause the applicable member of its Group to, submit such claims directly to the applicable Insurer(s); provided that SpinCo (or the applicable member of its Group) shall (x) be responsible for (A) the preparation of any documents that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide RemainCo or the applicable member of its Group with such documents or other information necessary for the submission of such claims by RemainCo or the applicable member of its Group, on behalf of SpinCo or the applicable member of its Group;

(iii) The members of the RemainCo Group shall reasonably cooperate with the applicable members of the SpinCo Group in the pursuit of any such claims under such Insurance Policies, including by providing the applicable members of the SpinCo Group with commercially reasonable access to the applicable Insurance Policy(ies) upon the written request of SpinCo and promptly remitting insurance proceeds to the applicable members of the SpinCo Group;

(iv) SpinCo (or the applicable members of its Group) shall be responsible for any payments to the applicable Insurer under such Insurance Policy relating to its claims submissions and shall indemnify, hold harmless and reimburse RemainCo (and the applicable members of its Group) for any losses, liabilities, costs or expenses incurred or payable by RemainCo (or any members of its Group), as applicable, to the extent resulting from any access to, or any claims made by SpinCo (or any members of its Group) under, any such Insurance Policy in accordance with this Section 11.1(a) (with respect to SpinCo Liabilities), including any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, indemnity payments, settlements, judgments, attorneys’ fees, Allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by SpinCo, a member of the SpinCo Group, its or their respective employees or third parties;

(v) SpinCo (or the applicable members of its Group) shall bear (and none of the RemainCo Group shall have any obligation to repay or reimburse the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any members of the SpinCo Group under such Insurance Policy (unless otherwise constituting a RemainCo Liability);

(vi) RemainCo shall not be liable to SpinCo for insurance claims not reimbursed by insurers for any reason not within the reasonable control of RemainCo, including co-insurance provisions, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of and insurer, insurance policy limitations or restrictions, any coverage disputes, any failure to timely assert a claim by SpinCo or any defect in such claim or its processing; and

(vii) No member of the SpinCo Group, in connection with making a claim under any such Insurance Policy pursuant to this Section 11.1(a), shall take any action or fail to take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the RemainCo Group, on the one hand, and the applicable Insurer(s), on the other hand, (x) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the RemainCo Group under such Insurance Policy, (y) otherwise compromise, jeopardize or interfere with the rights of any member of the RemainCo Group under such Insurance Policy or (z) otherwise compromise or impair the ability of RemainCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and RemainCo shall have the right to cause SpinCo to desist, or cause any other member of the SpinCo Group to desist, from any action that RemainCo reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 11.1(a)(vii) shall not preclude or otherwise restrict any member of the SpinCo Group from reporting claims to Insurers in the ordinary course of business.

(b) With respect to Liabilities of SpinCo that (x) constitute RemainCo Liabilities (other than those incurred by a member of the SpinCo Group) or (y) are otherwise incurred by a member of the RemainCo Group, in each case to the extent relating to, arising out of or resulting from occurrences, acts, omissions or other matters and/or claims accruing prior to the Effective Time, any rights to insurance coverage applicable to such Liabilities under Insurance Policies issued to any members of the SpinCo Group, are hereby assigned, partially or wholly as the case may be, by SpinCo (on behalf of itself and the applicable members of its Group) to the applicable members of the RemainCo Group as of the Effective Time. SpinCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the RemainCo Group with, from and after the Effective Time, access to, and the right to make claims under, the applicable Insurance Policy; provided that such access to, and the right to make claims under, such Insurance Policy shall be subject to the terms, conditions and exclusions of such Insurance Policy, including any notice or reporting requirements under the occurrence reported excess general liability Insurance Policies, any limits on coverage or scope, and any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:

(i) To the extent permitted under such Insurance Policy, the applicable members of the RemainCo Group shall be responsible for the submission, administration and management of any such claims under such Insurance Policy; provided that RemainCo shall provide reasonable written notice to the applicable member of the SpinCo Group prior to submitting any such claims;

(ii) If such Insurance Policy does not permit the applicable members of the RemainCo Group to directly submit claims thereunder, RemainCo shall, or shall cause the applicable member of its Group to, report any such claims under such Insurance Policy as soon as practicable to SpinCo, and SpinCo shall, or shall cause the applicable member of its Group to, submit such claims directly to the applicable Insurer(s); provided that RemainCo (or the applicable member of its Group) shall (x) be responsible for (A) the preparation of any documents that are required for the submission of such claims and (B) the administration and management of such claims after submission, and (y) provide SpinCo or the applicable member of its Group with such documents or other information necessary for the submission of such claims by SpinCo or the applicable member of its Group, on behalf of RemainCo or the applicable member of its Group;

(iii) The members of the SpinCo Group shall reasonably cooperate with the applicable members of the RemainCo Group in the pursuit of any such claims under such Insurance Policies, including by providing the applicable members of the RemainCo Group with commercially reasonable access to the applicable Insurance Policy(ies) upon the written request of RemainCo and promptly remitting insurance proceeds to the applicable members of the RemainCo Group;

(iv) RemainCo (or the applicable members of its Group) shall be responsible for any payments to the applicable Insurer under such Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse SpinCo (and the applicable member of its Group) for any losses, liabilities, costs or expenses incurred or payable by SpinCo (or any members of its Group), as applicable, to the extent resulting from any access to, or any claims made by RemainCo (or any members of its Group) under, any such Insurance Policy in accordance with this Section 11.1(b) (with respect to RemainCo Liabilities), including any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, indemnity payments, settlements, judgments, attorneys’ fees, Allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by RemainCo, a member of the RemainCo Group, its or their respective employees or third parties;

(v) RemainCo (or the applicable members of its Group) shall bear (and none of the SpinCo Group shall have any obligation to repay or reimburse the RemainCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by RemainCo or any members of the RemainCo Group under such Insurance Policy (unless otherwise constituting a SpinCo Liability);

(vi) SpinCo shall not be liable to RemainCo for insurance claims not reimbursed by insurers for any reason not within the reasonable control of SpinCo, including co-insurance provisions, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of and insurer, insurance policy limitations or restrictions, any coverage disputes, any failure to timely assert a claim by RemainCo or any defect in such claim or its processing; and

(vii) No member of the RemainCo Group, in connection with making a claim under any such Insurance Policy pursuant to this Section 11.1(b), shall take any action or fail to take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the SpinCo Group, on the one hand, and the applicable Insurer(s), on the other hand, (x) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the SpinCo Group under such Insurance Policy, (y) otherwise compromise, jeopardize or interfere with the rights of any member of the SpinCo Group under such Insurance Policy or (z) otherwise compromise or impair the ability of SpinCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and SpinCo shall have the right to cause RemainCo to desist, or cause any other member of the RemainCo Group to desist, from any action that SpinCo reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 11.1(b)(vii) shall not preclude or otherwise restrict any member of the RemainCo Group from reporting claims to Insurers in the ordinary course of business.

(c) With respect to any Insurance Policies whose rights are shared between RemainCo and SpinCo (or any member of their respective Groups), claims shall be paid, any self-insurance pertaining thereto shall be applied, and the applicable limits under such Insurance Policies shall be reduced, in each case, in accordance with the terms of such Insurance Policies; provided, however, (i) in the event that there are claims under any such Insurance Policy by both a member of the RemainCo Group and a member of the SpinCo Group, then the limits of such Insurance Policy and any applicable deductible or retention under such Insurance Policy shall be Allocated between the applicable members of the RemainCo Group and the SpinCo Group in accordance with their respective bona fide losses covered under such Insurance Policy and (ii) none of RemainCo or SpinCo (or any member of their respective Groups) shall accelerate or delay the notification, submission, adjustment, handling or resolution of claims or the receipt of Insurance Proceeds in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of self-insurance.

(d) The members of each Group shall use commercially reasonable efforts not to take any action or fail to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group under any Insurance Policy in respect of occurrence, act, omission or other matter taking place prior to the Effective Time without the Consent of any such member of the other Group (or the Consent of RemainCo or SpinCo, as applicable, on behalf of such member); provided that (i) the expiration of any such Insurance Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (ii) the submission of a claim by any member of one Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group

Section 11.2 Fiduciary Liability Insurance. At or prior to the Effective Time, to be effective as of the Effective Time, RemainCo shall purchase and obtain fiduciary liability “tail” insurance with a six (6)-year reporting period covering the RemainCo Group and the SpinCo Group and their respective insured persons with respect to acts, omissions or other matters occurring at or prior to the Effective Time; provided that the financial responsibility for the purchase of such “tail” shall be shared equally by each Group.

Section 11.3 Directors and Officers Indemnification and Insurance.

(a) For a period of six (6) years from and after the Distribution Date, (i) the Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws of RemainCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws of RemainCo immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under such Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by RemainCo’s stockholders, and (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of SpinCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of SpinCo immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by SpinCo’s stockholders.

(b) At or prior to the Effective Time, to be effective as of the Effective Time, RemainCo shall purchase and obtain directors and officers liability “tail” insurance with a six (6)-year reporting period covering the RemainCo Group and the SpinCo Group and their respective insured persons with respect to acts, omissions or other matters occurring at or prior to the Effective Time; provided that the financial responsibility for the purchase of such “tail” shall be shared equally by each Group.

Section 11.4 Insurance for Post-Distribution Matters. Except as provided in this Article XI, from and after the Effective Time, each Group shall be responsible, at its sole cost and expense, for securing all insurance it deems appropriate for the operation of its Group and all of its Assets and Liabilities with respect to occurrences, acts, omissions or other matters occurring and/or accruing from and after the Effective Time.

Section 11.5 No Assignment of Entire Insurance Policies. This Agreement, or the assignments of insurance rights hereunder, shall not be considered as an attempted assignment of any Insurance Policy in its entirety (as opposed to an assignment of rights and proceeds under an Insurance Policy), nor is it considered to be itself a contract of insurance. The assignments of insurance rights hereunder do not increase the risk underwritten by any insurer, but rather are intended to align, after the Effective Time, pre-existing insurance rights with liabilities and losses that have already accrued and/or occurred as of the Effective Time. This Agreement shall not be construed to waive any right or remedy of any Party under or with respect to any Insurance Policy, and the Parties reserve all their rights thereunder.

Section 11.6 Agreement for Waiver of Conflict and Shared Defense. In the event of any Action by or against members of both Groups to recover Insurance Proceeds under an Insurance Policy with respect to claims that relate to the same or related occurrences, acts, omissions or other matters, then the Parties (or the applicable member of such Party’s Group) may jointly prosecute or defend any such Action, and be represented by joint counsel, in which case each Party shall, or shall cause the applicable members of its Group to, waive any conflict of interest to the extent necessary to conduct such joint prosecution or defense.

Section 11.7 Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement. If any Liabilities involve claims against members of both Groups accruing and/or occurring before and after the Effective Time, such members may jointly make claims for coverage under the applicable Insurance Policies, and such members will cooperate with each other in pursuit of such coverage, with the insurance proceeds relating thereto first used to reimburse the Parties for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, and the remaining amounts to be allocated among the Parties in an equitable manner.

Section 11.8 Accessible DWDP Insurance Policies. For the avoidance of doubt, this Article XI shall not apply to Accessible DWDP Insurance Policies, which shall be governed by Section 6.4.

Section 11.9 Rights to Existing Credit Insurance Policies. Each Party agrees to the covenants and agreements set forth on Schedule 11.9.

Article XII

MISCELLANEOUS

Section 12.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Allocation Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event and to the extent that there shall be any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be any inconsistency between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Allocation of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the SpinCo Contribution, the EIDP Distribution, the Distribution, the covenants and obligations set forth in Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Article XI or the application of Article XII to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (b) this Agreement and any Conveyancing and Allocation Instrument, this Agreement shall control and (c) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Allocation Instrument), this Agreement shall control unless both (x) it is specifically stated in such agreement that such agreement controls and (y) such agreement has been executed by a member of the Group that it is to be enforced against. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all matters relating to Taxes, Tax assets and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and (ii) for the avoidance of doubt, in the event and to the extent that there shall be any inconsistency between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all Assets (without giving effect to the proviso in the definition of “Assets”) of the Parties and their respective Subsidiaries that are Transferred pursuant to the Employee Matters Agreement and all Employee Related Liabilities shall be governed exclusively by the Employee Matters Agreement and (ii) for the avoidance of doubt, in the event and to the extent that there shall be any inconsistency between this Agreement or any Ancillary Agreement, on the one hand, and the Employee Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Employee Matters Agreement shall govern.

Section 12.2 Ancillary Agreements. Except as expressly set forth in this Agreement or any Ancillary Agreement, (a) the Tax Matters Agreement shall exclusively govern all matters relating to Taxes between the Parties (except to the extent that Tax matters are expressly addressed in any other Ancillary Agreement), (b) the Employee Matters Agreement shall exclusively govern all matters related to employees and employee benefits between the parties thereto, including matters related to workers’ compensation benefits, (c) the Transition Services Agreements shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution Date, (d) IP Matters Agreement shall exclusively govern all matters relating to the sharing and licensing of Intellectual Property (except to the extent that such Intellectual Property matters are expressly addressed in any other Ancillary Agreement) and (e) any other Ancillary Agreement shall exclusively govern all matters expressly addressed by such Ancillary Agreement.

Section 12.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 12.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.5 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that a Party may supplementally (and shall supplementally, if an automatic failure of delivery notice is received in response to the applicable email) deliver a notice by delivery in person or by national courier service)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.5):

To RemainCo:
9330 Zionsville Road
Indianapolis, Indiana 46268
Attention:	[ ]
[ ]
Email:	[ ]
[ ]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:	Thomas E. Dunn Matthew L. Ploszek Jihyun Chung
Email:	tdunn@cravath.com mploszek@cravath.com jchung@cravath.com

To	SpinCo:

7100 NW 62nd Avenue
Johnston, Iowa
Attention:	[ ]
[ ]
Email:	[ ]
[ ]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:	Thomas E. Dunn Matthew L. Ploszek Jihyun Chung
Email:	tdunn@cravath.com mploszek@cravath.com jchung@cravath.com

Section 12.6 Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 12.7 Amendments. Subject to the terms of Section 12.10 hereof, this Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.

Section 12.8 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 12.8 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party.

Section 12.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.10 Certain Termination and Amendment Rights. This Agreement (including Article VIII) may be terminated at any time prior to the Effective Time by and in the sole discretion of the Board without the approval of SpinCo or the stockholders of RemainCo and, in the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. The Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of the Board without the approval of SpinCo or the stockholders of RemainCo. After the Effective Time, this Agreement may not be terminated or amended except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Article VIII, Section 11.2 or Section 11.3 shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.

Section 12.11 Payment Terms.

(a) Except as set forth in Article VIII or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such other Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within ninety (90) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VIII or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within ninety (90) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to SOFR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which SpinCo and RemainCo shall jointly determine, each acting in good faith.

(c) In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 12.11(a), subject to the right of the payor Party to dispute such amount following such payment); provided that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party (and/or a member of the payor Party’s Group), the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to SOFR (in effect on the date on which such payment was due) plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d) Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by RemainCo or SpinCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 12.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Article VIII).

Section 12.13 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time.

Section 12.14 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, except (a) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (b) as provided in Section 11.2 relating to insured persons and Section 11.3 relating to the directors, officers, employees, fiduciaries or agents provided therein, (c) as provided in Section 9.8 relating to Corteva Counsel and (d) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 12.15 Title and Headings. Titles and headings to articles, sections and paragraphs herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.16 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the RemainCo Group or the SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the RemainCo Group or the SpinCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of Allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists or is reasonably estimable or foreseeable.

Section 12.17 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 12.18 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of Article X, have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 12.19 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 8.2, Section 8.3 and Section 8.4).

Section 12.21 Public Announcements. From and after the Effective Time, RemainCo and SpinCo hereby agree (a) to coordinate with the other Party on the Parties’ initial press releases with respect to the transactions contemplated hereby and (b) that no press release or similar public announcement or external communication shall, if prior to, or after, the Effective Time, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, (y) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document and (z) as may pertain to disputes between one Party or any member of its Group, on the one hand, and the other Party or any member of its Group, on the other hand; provided that in the case of clause (z), any Party that intends to issue a press release or similar public announcement or external communication regarding such dispute shall provide reasonable advance written notice to the other Party in accordance with Section 12.5, which notice shall include a copy of the press release or similar public announcement or external communication, or where no such copy is available, a description of the press release or similar public announcement or external communication.

Section 12.22 Tax Treatment of Payments. Any Indemnity Payment shall be treated in accordance with Section 2.10 of the Tax Matters Agreement.

* * * * *

[End of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CORTEVA, INC.

By:
Name:	[ ]
Title:	[ ]

VYLOR INC.

By:
Name:	[ ]
Title:	[ ]

Solely for purposes of Sections 3.2 and 3.7:

EIDP, INC.

By:
Name:	[ ]
Title:	[ ]

[Signature Page to the Separation and Distribution Agreement]

Exhibit A

Steps Plan

[***]

Exhibit B

Industrial Real Property Restrictions

[***]